  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1998

                                                REGISTRATION NO. 333-56563
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                         THE FARM JOURNAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------

           DELAWARE                         2721                        13-3938061
 (STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZA-   CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)
             TION)

                              1500 MARKET STREET
                              CENTRE SQUARE WEST
                            PHILADELPHIA, PA 19102
                                (215) 557-8900
                        ATTN: MR. STANFORD A. ERICKSON
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

           IT IS REQUESTED THAT COPIES OF COMMUNICATIONS BE SENT TO:

            DONALD B. BRANT, JR.                              R.W. SMITH, JR.
       MILBANK, TWEED, HADLEY & MCCLOY                     PIPER & MARBURY L.L.P.
          ONE CHASE MANHATTAN PLAZA                         CHARLES CENTER SOUTH
          NEW YORK, NEW YORK 10005                        36 SOUTH CHARLES STREET
               (212) 530-5000                            BALTIMORE, MARYLAND 21201
                                                              (410) 539-2530

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

  If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION DATED JULY 15, 1998

                                     [LOGO]

                                       Shares
                          THE FARM JOURNAL CORPORATION
                              Class A Common Stock
                           (par value $.01 per share)

                                   --------

All of the            shares of Class A Common Stock, par value $0.01 per share
("Class A  Common Stock"), offered  hereby are being  sold by The  Farm Journal
 Corporation ("Farm Journal" or the "Company"). Prior to this offering (the "Offering"), there has been no public market for the Class A Common Stock of
 Farm   Journal.  It  is   anticipated  that   the  initial  public   offering
  price will be between $    and  $    per share. For information relating  to
  the factors considered in determining the initial public offering price, see "Underwriting."

The Company's Common Stock ("Common Stock") consists of Class A Common Stock and Class B Common Stock, par value $0.01 per share ("Class B Common Stock"). The holders of Class A Common Stock, voting as a class, have the right to elect that minimum number of directors constituting 25% of the members of Farm
 Journal's Board of Directors. Other than such right to elect directors, unless all of the shares of Class B Common Stock are converted into shares of Class A Common Stock or otherwise cease to be outstanding and except as required by the laws of the State of Delaware, holders of the Class A Common Stock have no voting rights. Subject to the foregoing limitation on voting rights and certain other exceptions, the rights and privileges of each class of Common Stock are substantially identical. See "Description of Capital Stock" and "Risk Factors--Control of the Company; Anti-Takeover Impact."

Application has been made to have the Class A Common Stock approved for quotation on The Nasdaq
            Stock Market's National Market under the symbol "FJCO".

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" ON PAGE 11 HEREIN.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                                      UNDERWRITING
                                              PRICE    DISCOUNTS
                                               TO         AND      PROCEEDS TO
                                             PUBLIC   COMMISSIONS   COMPANY(1)
                                             ------   ------------ -----------
 Per Share..................................    $          $            $
 Total(2)...................................  $         $             $

(1) Before deducting expenses payable by the Company estimated at $     .

(2) The Company has granted the Underwriters an option, exercisable for 30 days
    from the date of this Prospectus, to purchase a maximum of      additional
    shares to cover over-allotments of shares. If the option is exercised in
    full, the total Price to Public will be $     , Underwriting Discounts and
    Commissions will be $      , and Proceeds to Company will be $        .

  The Class A Common Stock is offered by the several Underwriters, when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the shares of Class A Common Stock will be ready for delivery on or about
August   , 1998 against payment in immediately available funds.

CREDIT SUISSE FIRST BOSTON

                        ING BARING FURMAN SELZ LLC     MORGAN SCHIFF & CO., INC.

                        Prospectus dated         , 1998

                                   [Artwork]

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               ----------------

  The Company's logo and each of the titles of the Company's publications referenced herein are trademarks of the Company. Each trade name, trademark or service mark of any other company appearing in this Prospectus is the property of its holder.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated or where the context otherwise requires, the information contained in this Prospectus gives effect to the recapitalization described in "Description of Capital Stock-- Recapitalization" and assumes no exercise of the Underwriters' over-allotment option. The Farm Journal Corporation ("FJC") is a holding company conducting business through its wholly-owned subsidiaries, including Farm Journal, Inc. ("FJI"), which was acquired in April 1997 (the "Management Purchase"). See "Management Purchase." The term "Farm Journal" or the "Company" shall refer to FJC and its consolidated subsidiaries subsequent to the Management Purchase and FJI and its consolidated subsidiaries prior to the Management Purchase.

  Market data used throughout this Prospectus was obtained from surveys conducted by the Company and from industry publications. These industry publications generally indicate that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The Company has not independently verified such market data. These publications were not commissioned by, or prepared at the request of, the Company or any of its affiliates. Similarly, surveys conducted by the Company, while believed to be reliable, have not been verified by an independent source.

                                  THE COMPANY

  Farm Journal is one of the country's oldest and largest providers of agricultural information, principally through print and electronic publishing, data management and related information services. The Company's publishing operations include its 121 year old flagship publication, Farm Journal, one of the largest circulation agriculture magazines in the United States; Pro Farmer, the largest circulation newsletter devoted to the agricultural commodity markets; several specialty agribusiness magazines, including Top Producer and the Today livestock publications; the Links business, a satellite-delivered agricultural commodity news and analysis service; and several agriculture-oriented Internet sites. The Company's data management and information services businesses, conducted through the Company's Farm Journal Information Resources division ("FJIR"), provide proprietary data and analysis about commercial farming and ranching operations to leading agricultural industry suppliers, such as equipment manufacturers, seed producers and crop protection suppliers. The Company believes that the Farm Journal brand is among the most trusted, respected and authoritative names in American agriculture and that the Company's database, created through over 30 years of direct communication with American farmers and ranchers, is unique in its depth and accuracy.

  In April 1997, management and an investor group purchased FJI from Tribune Company. Since the Management Purchase, the Company has begun implementing a strategy to build on the Farm Journal brand and the Company's unique database and sophisticated data analysis capabilities to become the worldwide market leader for serving the large and growing need for quality information by farmers and ranchers and the businesses that serve them. For the year ended December 31, 1997, the Company had pro forma net revenues of $34.1 million. For a description of the pro forma adjustments, see Note 1 to the Summary Combined Financial Data.

MARKET OPPORTUNITY

  The United States Department of Agriculture ("USDA") estimates that in 1997 approximately $213 billion of agricultural products were sold in the United States alone. The size and increasing sophistication and complexity of the global agricultural business has created a substantial and growing need for quality information and analysis among farmers and ranchers. Management believes that the market for such information and analysis is significant and underserved given the overall size of the market for agricultural products.

  Management also believes that there is a related large and growing need for quality information and information services among businesses that supply farmers and ranchers. The increasing complexity of the industry, as well as its capital intensive nature, has, among other things, resulted in the consolidation of farms and purchasing power. To reach the largest purchasers, agricultural product suppliers increasingly are using targeted relationship marketing techniques which require more detailed information about the most successful farmers and ranchers. Farm Journal believes it is effectively positioned to satisfy the large and growing domestic and worldwide demand for such information with the Company's database, data services expertise and longstanding relationships with farmers and ranchers.

GROWTH STRATEGY

  Farm Journal's objective is to aggressively grow revenues and improve profitability while becoming the leading worldwide provider of agricultural information and information services to farmers, ranchers, agricultural suppliers and related constituencies. The elements of the Company's strategy are set forth below:

  Increase Revenues from Existing Business. Management believes that there is substantial opportunity to increase revenues from existing business and has commenced a variety of revenue-enhancing initiatives. These initiatives have included combining data management and market research operations, increasing subscription rates and converting controlled-circulation publications to partially-paid status, restructuring the Company's sales force and sales compensation, emphasizing classified advertising sales and expanding certain product lines, including its Links businesses and anticipated television programming products.

  Develop Related Revenue Opportunities. Farm Journal believes there are numerous opportunities to develop additional revenues by leveraging the Company's strong brand identity, data management capabilities and customer and reader relationships. These opportunities include organization of conferences and seminars; direct sales of books, videos and other merchandise; event marketing; custom publishing for agricultural suppliers, trade groups and other agricultural related constituencies; development of farm management services; and the launch of new publications, including newsletters, directories, other agricultural related business-to-business magazines and certain rural-oriented titles.

  Pursue Strategic Acquisitions. Farm Journal intends to pursue strategic acquisitions of agricultural related media and information businesses. The Company will initially focus on acquisitions that will immediately expand the Company's product and media offerings as well as create benefits from cross-selling of advertisers, cross-promotion of readership and expansion of the Farm Journal database. The Company intends to pursue acquisitions of companies that operate in different media, such as television, radio and the Internet; that provide coverage of those segments of the agricultural industry not well-penetrated by Farm Journal, such as fruits, vegetables and nuts; that address agricultural related businesses, such as food processing, governmental regulation and shipping; and that target interests of rural readers, such as hunting, gardening and crafts.

  Create Co-Branding and Affinity Programs. Management believes that, through the extension of the Farm Journal brand, there are substantial opportunities to serve its target audience (as well as other rural residents) through co-branding and other joint ventures that offer value alternatives to products and services that have traditionally been unavailable, not competitively priced or not ideally structured for farmers, ranchers or other residents of rural communities. Farm Journal has formed and is pursuing several strategic alliances with selected financial services and consumer products companies to co-brand and offer tailored or value-priced products and services to its rural constituency.

  Expand Internationally. The United States agricultural industry is the most productive and technically sophisticated in the world, exporting its technology and an estimated $57 billion of product in 1997. Given the Company's position as a leading provider of agricultural information in the United States agricultural industry and given a trend toward the globalization of agricultural technology and trade, management believes that there is a substantial long-term opportunity to expand its business activities overseas.

  The Company's growth strategy is subject to certain risks, including risks relating to unproven growth opportunities, to uncertainties regarding acquisitions and the successful operation of acquired businesses, to the financing of acquisitions and to international expansion. See "Risk Factors."

RECENT DEVELOPMENTS

  Since the Management Purchase, the Company has taken the following actions to implement its growth strategy:

  PFA Acquisition. In April 1998, the Company acquired Professional Farmers of America, Inc. and a related company (the "PFA Acquisition"). The businesses acquired in the PFA Acquisition ("PFA") included the leading agricultural commodity markets newsletter, Pro Farmer, and a satellite-delivered commodity news and analysis service marketed under the Globalink and FutureLink brand names.

  AgDay Acquisition Agreement. On July 7, 1998, the Company entered into an agreement to acquire AgDay, a 30-minute television news program targeted to farmers, ranchers and those interested in rural lifestyles, and related television programming assets. AgDay is a nationally-syndicated television program which is fed via satellite to over 140 local television stations. The Company's acquisition of AgDay (the "AgDay Acquisition") is scheduled to close concurrently with the closing of the Offering.

  Livestock Publication Revenue Increases. Management has achieved significant advertising sales increases in the Today livestock magazines following several advertising sales initiatives, including a restructuring of the magazines' sales force and the naming of a livestock publisher. During the first quarter of 1998, revenues from these magazines were up more than 12% over the comparable period in 1997.

  New Information Services Product. In November 1997, the Company was awarded a contract for a new data management product that FJIR designed for a consortium of members of the American Crop Protection Association. This project ("RAPID") will result in a comprehensive farmer directory that will provide the foundation of a system to capture point-of-sale information for manufacturers. The Company also has realized incremental sales through leads initiated from RAPID. The Company anticipates that technologies utilized for RAPID can be applied to additional directory development projects.

  Co-Branding Agreements. In March 1998, the Company entered into an agreement with The Member Companies of American International Group, Inc. to jointly market private passenger automobile insurance to the Company's subscriber base. Most recently, Farm Journal entered into an agreement with CIGNA Property and Casualty to explore the sale of a variety of insurance products through a cooperative marketing effort. Services that could be incorporated in such marketing effort include data management, product advertising and the organization of farmer seminars.

  Policy Conferences. In November 1997, Farm Journal organized a trade policy conference in Washington, D.C. Speakers at the conference included Unites States government cabinet members, members of the United States Congress and several chief executives of major agricultural companies. The Company held a second conference on clean water and food quality legislation in March 1998. These conferences were sponsored and profitable.

  Top Producer Seminar Series. In the first quarter of 1998, the Company held its first two Top Producer Executive Farmer Seminars targeted at farmers and ranchers who generate high annual revenues. Each seminar featured high-profile Top Producer columnists and large-scale farmers previously featured in the magazine. Seminar revenue was generated through admission fees and sponsorships. Each seminar attracted approximately 100 attendees whose average annual sales of over $1.0 million placed them in the top 1% of commercial farmers and ranchers. The Company intends to offer this seminar series at additional locations as well as to expand its seminar offerings.

  International Developments. In January 1998, Farm Journal retained JFA International Marketing Services, an international agribusiness consulting firm, to launch a sponsored international magazine targeted to agricultural decision-makers worldwide. The Company is currently arranging sufficient advertising sponsorship to cover the magazine's development costs and initial publication is planned for the fourth quarter of 1998. In November 1997, the Company entered into an editorial agreement with a Japanese publication to reprint Dairy Today editorial in Dairy Japan. In July 1998, the Company's Rockwood Research unit and German-based Kleffman Market Research entered into an agreement to jointly develop and market additional research programs designed to be of global market interest.

MANAGEMENT

  The Company believes that one of its most important assets is its experienced and aggressive, growth-oriented management team. Stanford Erickson, Chairman and Chief Executive Officer, has over 30 years of publishing and advertising experience. Prior to joining Farm Journal in 1997, Mr. Erickson was President and Chief Operating Officer of the Journal of Commerce magazine group where he acquired or launched six business-to-business trade publications. Roger Randall, President and Chief Operating Officer, has over 22 years of experience in the agrimedia business and 13 years of experience at Farm Journal. Sonja Hillgren, editor of Farm Journal, has over 20 years experience in agricultural journalism and is a past President of the National Press Club. Each of the other senior managers of Farm Journal has on average over 20 years of experience in such areas as publishing, marketing and finance.

  The Farm Journal Corporation is a Delaware corporation, its executive offices are located at 1500 Market Street, Centre Square West, Philadelphia, Pennsylvania 19102 and its telephone number is (215) 557-8900. The Farm Journal Internet site can be found at www.farmjournal.com. The content of the Farm Journal Internet site is not intended to be, and shall not be deemed to be, part of this Prospectus.

                                  THE OFFERING

Common Stock offered........          shares of Class A Common Stock

Common Stock to be
 outstanding after the
 Offering...................          shares of Class A Common Stock (1)(2)
                                      shares of Class B Common Stock
                                      total shares of Common Stock

Use of proceeds.............  To repay indebtedness and to fund the Company's business expansion plans, including
                               acquisitions, and for working capital and other general corporate purposes.

Voting rights...............  Holders of Class A Common Stock, voting as a class, are entitled to elect that minimum number of directors constituting 25% of the members of the Company's Board of Directors. Other than such right to elect directors, unless all of the shares of Class B Common Stock are converted into shares of Class A Common Stock or otherwise cease to be issued and outstanding and except as required by the laws of the State of Delaware, holders of Class A Common Stock have no voting rights. See "Description of Capital Stock."

Proposed Nasdaq National
 Market symbol..............  FJCO
--------

(1) Excludes    shares of Class A Common Stock issuable upon exercise of
    outstanding options granted pursuant to the Company's Stock Option Plan and shares of Class A Common Stock expected to be issued upon the closing of the AgDay Acquisition. See "Management", "Principal Stockholders" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--AgDay Acquisition Agreement."

(2) Includes shares of Class A Common Stock issuable upon conversion of the preferred stock issued in connection with the PFA Acquisition (the "PFA Preferred Stock"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--PFA Acquisition."

                        SUMMARY COMBINED FINANCIAL DATA

HISTORICAL DATA:

  The following table presents summary combined historical financial and other data derived (a) from the audited consolidated financial statements of: (i) Farm Journal, Inc., a predecessor corporation (the "Prior Predecessor"), for the year ended December 31, 1993 and the period from January 1, 1994 to June 24, 1994, (ii) Farm Journal, Inc., a subsidiary of Tribune Company and a predecessor corporation (the "Predecessor"), for the period from June 25, 1994 to December 31, 1994, the two years in the period ended December 29, 1996 and the period from December 30, 1996 to March 31, 1997 and (iii) the Company for the period from April 1, 1997 to December 31, 1997; and (b) from the unaudited consolidated financial statements of the Company for the three months ended March 31, 1998. The summary combined historical financial data for the year ended December 31, 1994 represent the combined financial data of the Prior Predecessor for the period from January 1, 1994 to June 24, 1994 and the Predecessor for the period from June 25, 1994 to December 31, 1994. The summary combined historical data for the year ended December 31, 1997 represents the combined financial data of the Predecessor for the period from December 30, 1996 to March 31, 1997 and the Company for the period from April 1, 1997 to December 31, 1997. The changes in ownership that occurred in 1994 and 1997 were accounted for using the purchase method of accounting; accordingly, certain of the historical financial data of the Predecessor and Prior Predecessor are not comparable to that of the Company.

PRO FORMA DATA:

  The following table also presents (a) certain unaudited pro forma combined financial and other data giving effect to the Management Purchase, the PFA Acquisition and certain related operational changes, and (b) certain unaudited pro forma as adjusted data giving effect to such pro forma adjustments and the following adjustments (the "Offering Adjustments"): (i) the completion of the Offering and application of the estimated net proceeds as described under "Use of Proceeds," and (ii) the conversion of the PFA Preferred Stock described under "Capitalization."

  The unaudited pro forma financial data may not be indicative of the results that actually would have occurred if these transactions had been effected on the dates indicated or the results that may be obtained in the future. This data is qualified in its entirety by, and should be read in conjunction with, "Unaudited Pro Forma Combined Financial Data," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company and Predecessor Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                        SUMMARY COMBINED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 COMBINED
                                   PRIOR                        COMBINED
                                PREDECESSOR                    PREDECESSOR
                       PRIOR        AND                          AND THE                            THE
                    PREDECESSOR PREDECESSOR   PREDECESSOR        COMPANY     PRO      PREDECESSOR COMPANY
                    ----------- ----------- -----------------  -----------  FORMA     ----------- -------
                                                       YEAR                  YEAR                             PRO FORMA
                                                      ENDED    YEAR ENDED   ENDED                           THREE MONTHS
                                                     DECEMBER   DECEMBER   DECEMBER   THREE MONTHS ENDED     ENDED MARCH
                        YEAR ENDED DECEMBER 31,        29,         31,       31,           MARCH 31,             31,
                    -------------------------------  --------  ----------- --------   -------------------  ----------------
                       1993        1994      1995      1996       1997     1997(1)       1997      1998    1997(1)  1998(2)
                    ----------- ----------- -------  --------  ----------- --------   ----------- -------  -------  -------
STATEMENT OF
 OPERATIONS DATA:
Revenues:
 Publishing.......    $23,812     $22,191   $20,639  $20,526     $19,440   $28,544      $8,985    $9,471   $11,219  $11,882
 Information
  services........      2,703       4,871     5,617    6,049       5,230     5,230       1,428     2,434     1,428    2,434
 Other............        367         489       319      199         338       338          61       103        61      103
                      -------     -------   -------  -------     -------   -------      ------    ------   -------  -------
  Total revenues..     26,882      27,551    26,575   26,774      25,008    34,112      10,474    12,008    12,708   14,419
Operating
 expenses:
 Cost of
  publishing (3)..     15,145      15,104    15,394   14,228      11,805    13,972       4,578     5,145     5,140    5,685
 Cost of
  information
  services (4)....      1,887       2,108     2,273    2,543       2,135     2,135         527       627       527      627
 Selling, general
  and
  administrative..      7,330       8,280     8,970    9,250       8,612    12.618       2,161     2,728     3,151    4,009
 Depreciation and
  amortization....        586         803     1,056    1,060       1,098     4,790         280       274     1,213    1,306
                      -------     -------   -------  -------     -------   -------      ------    ------   -------  -------
Operating income
 (loss)...........      1,934       1,256    (1,118)    (307)      1,358       597      2,928     3,234     2,677    2,792
 Interest income..         63          76       195       20         228       254          4        70        21       70
 Interest
  expense.........        (32)                           (54)       (853)   (1,761)        (38)     (262)     (432)    (433)
                      -------     -------   -------  -------     -------   -------      ------    ------   -------  -------
 Income (loss)
  before income
  taxes...........      1,965       1,332      (923)    (341)        733      (910)     2,894     3,042     2,266    2,429
 Income tax
  provision
  (benefit).......        498         623      (166)      67         528      (102)     1,208     1,390     1,001    1,145
                      -------     -------   -------  -------     -------   -------     ------    ------   -------  -------
Net income
 (loss)...........    $ 1,467     $   709   $  (757) $  (408)    $   205   $  (808)    $1,686    $1,652   $ 1,265  $ 1,284
                      =======     =======   =======  =======     =======   =======     ======    ======   =======  =======
Basic net income
 (loss) per common                                                         $                      $        $        $
 share............                                                         =======                ======   =======  =======
Diluted net income
 (loss) per common                                                         $                      $        $        $
 share............                                                         =======                ======   =======  =======
Weighted average
 number of common
 shares
 outstanding (5)..                                                         =======                ======   =======  =======
PRO FORMA AS
 ADJUSTED DATA:
Interest expense
 (6)..............                                                         $  (554)                                $  (131)
Income tax
 provision........                                                             190                                    1,221
Net income (loss)
 (6)..............                                                            (369)                                   1,397
Basic net income
 (loss) per common                                                         $                                        $
 share (6)........                                                         =======                                  =======
Diluted net income
 (loss) per common                                                         $                                        $
 share (6)........                                                         =======                                  =======
Weighted average
 number of common
 shares
 outstanding(7)...                                                         =======                                  =======
OTHER DATA:
 EBITDA (8).......    $ 2,520     $ 2,059   $   (62) $   753     $ 2,456   $ 5,387      $3,208    $3,508   $ 3,890  $ 4,098
 Capital
  expenditures....        251         232     2,411      554         357       386         179       145       183      263
 Cash flow
  information:
 Operating cash
  flows...........        148         232       321    1,150       1,408     2,008         571       353       997      332
 Investing cash
  flows...........       (251)       (232)   (2,411)    (554)    (16,012)  (26,304)        741      (145)  (10,760) (10,881)
 Financing cash
  flows...........       (215)         79     1,819   (1,474)     19,169    26,117      (1,488)              6,512    7,948

                                                              MARCH 31, 1998
                                                     --------------------------------
                                                               PRO       PRO FORMA
                                                     ACTUAL  FORMA(9) AS ADJUSTED(10)
                                                     ------- -------- ---------------
BALANCE SHEET DATA:
 Working capital...................................  $ 8,249  $1,215      $ 6,563
 Total assets......................................   27,946  42,457       47,457
 Total long-term debt, including current portion...   11,000  19,632        5,832
 Preferred stock...................................      --    1,000          --
 Total shareholders' equity........................   10,464  10,464       29,612

                    NOTES TO SUMMARY COMBINED FINANCIAL DATA

 (1) Presented to give pro forma effect to the Management Purchase, the PFA Acquisition, the related financings and certain related operational changes as if such transactions had been consummated on December 30, 1996. The unaudited pro forma data give effect to the following adjustments (the "Pro Forma Adjustments") as of the beginning of each period presented: (i) an increase in interest expense attributable to financings related to the Management Purchase and PFA Acquisition; (ii) the elimination of compensation expense to certain officers of the Company that will no longer be incurred after February 26, 1998; and (iii) an adjustment to the pro forma provision (benefit) for income taxes to reflect the tax effect of the adjustments described in clauses (i) and (ii).

 (2) Presented to give pro forma effect to the PFA Acquisition, the related financings and certain related operational changes as if they had occurred on December 30, 1996. The unaudited pro forma data also give effect to the Pro Forma Adjustments as of the beginning of each period presented.

 (3) Cost of publishing includes paper, printing, postage, editorial and circulation.

 (4) Cost of information services includes account service, programming and demographic updates.

 (5) Based on the weighted average number of shares of Common Stock outstanding for the periods presented after giving effect to the Recapitalization. See "Description of Capital Stock--Recapitalization."

 (6) The pro forma as adjusted interest expense, net income (loss) and the per share amounts reflect the reduction of interest expense as a result of the reduced level of borrowings due to the application of the net proceeds of the Offering as described under "Use of Proceeds."

 (7) Based on the weighted average number of shares of Common Stock, including Common Stock equivalents outstanding, and includes (i) 7,892 additional shares representing stock options issued on February 26, 1998, (ii) the conversion of the PFA Preferred Stock and (iii) the shares of Class A Common Stock to be issued by the Company in the Offering.

 (8) EBITDA represents income (loss) before provision (benefit) for income taxes plus depreciation and amortization plus net interest (income) expense. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. EBITDA does not represent funds available for management's discretionary use due to, among other things, legal or functional requirements to conserve funds for capital replacement and expansion, to pay debt service, and to fund other commitments and uncertainties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's performance relative to other companies in the industry. The Company's definition of EBITDA may not be identical to similarly titled measures of other companies and, therefore, may not necessarily be an accurate basis of comparison.

 (9) The pro forma balance sheet data reflects the PFA Acquisition and the related financings as if they had occurred on March 31, 1998.

(10) The pro forma as adjusted balance sheet data reflects the application of the net proceeds of the Offering as described under "Use of Proceeds,"
     except that it excludes the effects of $      of proceeds that are not
     specifically designated for purposes other than working capital and shares of Class A Common Stock represented by such proceeds, assuming an
     initial public offering price of $   per share (the midpoint of the range
     set forth on the cover page of this Prospectus).

                                 RISK FACTORS

  Certain statements concerning the Company's operations, economic performance and financial condition including, without limitation, those concerning the Company's business and operating strategy, contained herein under the captions "Prospectus Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are forward-looking statements. While the Company believes these statements are reasonable, prospective purchasers of the Class A Common Stock offered hereby should be aware that actual results could differ materially from those stated or suggested by such forward-looking statements as a result of the risk factors set forth below or other factors. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Class A Common Stock offered hereby.

HISTORICAL FINANCIAL PERFORMANCE

  The Company has experienced variations in revenues and operating and net income as a result of a variety of factors. Annual revenues of the Company declined from $26.9 million in 1993 to $25.0 million in 1997 while net income declined from $1.5 million to $0.2 million over the same period. The Company experienced operating and net losses in 1995 of $1.1 and $0.8 and in 1996 of $0.3 and $0.4, respectively, although in 1997 the Company achieved operating and net income of $1.4 and $0.2, respectively. In addition, EBITDA fluctuated from a high of $2.5 million in 1993 to a low of $(0.1) million in 1995, before increasing to $2.5 million in 1997. Although the Company has, since the Management Purchase, developed and is implementing a strategic plan designed to improve its operating performance, no assurance can be given that this declining trend in revenues and net income and erratic EBITDA performance can be reversed. Improved future performance will be dependent upon, among other things, the Company's successful expansion of its existing business and development of new sources of revenues.

DEPENDENCE UPON ADVERTISING REVENUES

  Advertising revenues comprised approximately 73% of the Company's revenues in 1997. Advertising in Farm Journal contributed 65% of total advertising revenues in 1997. Although the Company's advertising revenues will decline as a percentage of total revenues as a result of the PFA Acquisition, advertising revenues will continue to be a significant component of the Company's total revenues. The Company's advertising sales are not subject to long-term contracts. The Company's principal advertisers are companies in the agricultural supply sectors of the economy, such as farm equipment, seeds, crop protection chemicals and animal health products, and the level of the Company's advertisting revenues is dependent upon economic conditions in those sectors. Additionally, factors specific to the Company, such as publishing schedules and advertising discount programs, also affect the level of advertising revenues. In 1992 the Company's advertising revenues were $22 million. Since then annual advertising revenues have remained in the $19 million to $20 million range. A change in general economic conditions, in economic conditions affecting the Company's advertisers or in factors specific to the Company could have a material adverse effect on advertising revenues.

  Competition for advertising dollars is primarily based on advertising rates, the nature and scope of readership, reader response to advertisers' products and services and the effectiveness of sales efforts. If the Company is unable to compete successfully for advertisers and readers or its advertising revenues are negatively impacted by general economic conditions or otherwise, the Company's business, financial condition and results of operations would be adversely affected.

DEPENDENCE UPON KEY CUSTOMERS

  The Company's ten largest advertisers accounted for approximately 49% of advertising revenues in 1997. Such advertisers are also customers of the Company's FJIR division, its market research and data management business, accounting for approximately 35% of the revenues of FJIR in 1997. Although no single customer was responsible for more than 10% of the Company's revenues, the Company is currently highly dependent upon its largest advertisers, the loss of any of which would have a material adverse effect on its business, financial condition and results of operations. In 1997, the decision of one advertiser to redirect advertising expenditures reduced that advertiser's expenditures with the Company by $344,000 compared with the prior year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that similar adverse changes will not occur in future years.

CONTROL OF THE COMPANY; ANTI-TAKEOVER IMPACT

  MS Farm International Limited Partnership (the "Partnership") will beneficially own 100% of the outstanding shares of the Class B Common Stock immediately after the Offering. So long as any shares of Class B Common Stock are outstanding, the Class B Common Stock will represent 100% of the Company's total voting power (other than with respect to the election of directors) after giving effect to the Offering. The Partnership is controlled by Phillip Ean Cohen through his sole ownership of the general partner. See "Management Purchase." Other than the right of the holders of the Class A Common Stock to elect 25% of the members of the Company's Board of Directors, unless all of the shares of Class B Common Stock are converted into Class A Common Stock or otherwise cease to be outstanding and except as may be required by the laws of the State of Delaware, holders of Class A Common Stock have no voting rights. Consequently, the Partnership and Mr. Cohen control the outcome of substantially all matters submitted to a vote of the Company's stockholders.

  There are no restrictions on the Partnership's ability to transfer shares of Class B Common Stock. So long as any shares of Class B Common Stock are outstanding, the Partnership and Mr. Cohen have the right to transfer control of the Company to a third party by transferring the Partnership's shares of Class B Common Stock, and any such transfer could be effected at a premium without such premium being shared with or paid to holders of Class A Common Stock.

  The disproportionate voting rights between the Class A Common Stock and the Class B Common Stock could have an adverse effect on the market price of the Class A Common Stock. Such disproportionate voting rights may make the Company a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest, even if such actions were favored by holders of the Company's Class A Common Stock. Such disproportionate voting rights may also deprive holders of Class A Common Stock of an opportunity to sell their shares at a premium over then prevailing market prices for the Class A Common Stock. There also is no prohibition or limitation on the Partnership's ownership of Class A Common Stock. If, following the Offering, all of the outstanding shares of Class B Common Stock were converted into shares of Class A Common Stock, the
Partnership would own approximately   % of the Class A Common Stock. In that
event, the Partnership would continue to control the outcome of virtually all matters submitted to a vote of the Company's stockholders, including the election of all of the Company's directors.

UNPROVEN GROWTH OPPORTUNITIES

  The Company's business strategy contemplates growth through the development of a variety of new sources of revenue, including through the sale of products and services to its publication subscriber base, the participation in new media, the substantial increase in paid circulation and subscription rates of certain magazines, acquisitions and other ventures, new publications and international expansion. There can be no assurance that the Company can generate revenues or profits from any of its new revenue initiatives, or do so within the time frame contemplated by the Company. Failure to successfully develop and implement a revenue growth strategy, or to do so in a timely manner, may materially and adversely affect the ability of the Company to achieve an attractive rate of return for its equity investors.

  A component of the Company's growth strategy is expansion into international markets. The Company has limited experience in developing foreign publications and services and in marketing and distributing them internationally. In addition, there are certain risks inherent in doing business in international markets, such as the uncertainty of product acceptance by different cultures, the risks of divergent business expectations or cultural incompatibility inherent in establishing joint ventures with foreign partners, difficulties in staffing and managing multinational operations, currency fluctuations, state-imposed restrictions on the repatriation of funds and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations. See "Business--Growth Strategy."

CHALLENGE OF GROWTH THROUGH ACQUISITIONS

  The Company intends to pursue growth through acquisitions. There can be no assurance, however, that suitable acquisition candidates will be identified or, if identified, that such acquisitions will be consummated. Further, there can be no assurance that any newly-acquired businesses will be successfully integrated into the Company's operations. The Company may face competing offers for acquisition candidates identified by it, which the Company may be unable to match or which may result in higher acquisition costs. There can be no assurance that companies that may be acquired will achieve sales and profitability that justify the investment in them. Acquisitions may involve a number of risks, including adverse short-term effects on the Company's reported operating results; diversion of management's attention; dependence on retention, hiring and training of key personnel; risks associated with unanticipated problems or legal liabilities; and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's operations and financial performance. The Company may issue additional shares of Class A Common Stock (which could result in dilution to the purchasers of the Class A Common Stock offered hereby) or may incur substantial additional indebtedness, or a combination thereof, to fund future acquisitions. There can be no assurance that the Company will be able to obtain any such additional equity or debt financing or do so within the time frame contemplated by the Company.

FLUCTUATIONS IN PAPER COSTS AND POSTAL RATES

  Paper is the principal raw material for the Company's publishing operations. The Company purchases paper from R.R. Donnelley and Sons Company ("Donnelley") pursuant to a long-term printing contract. Donnelley purchases the paper in the spot market and passes on that cost to the Company. Paper costs represented approximately 21%, 22% and 18% of the Company's cost of publishing for each of the fiscal years ended December 31, 1995, 1996 and 1997, respectively. During those three years, total expenditures by the Company for paper were $3.3 million, $3.2 million and $2.1 million, respectively. Although paper prices have experienced long periods of stability, the price of paper stock used in all the Company's publications has experienced substantial volatility since January 1994. Multiple increases in the price of the Company's body stock (#36) paper resulted in an overall increase of 10% in 1994 and another 34% in 1995, materially and adversely affecting the Company's results of operations in 1995.

  Postage is also a significant cost of the Company's publishing operations. Postage costs represented approximately 18%, 18% and 19% of total costs of publishing for each of the fiscal years ended December 31, 1995, 1996 and 1997, respectively. During those same years, total expenditures by the Company for postage were $2.8 million, $2.6 million and $2.2 million, respectively. In May 1998, the United States Postal Rate Commission authorized a 4.5% rate increase that is expected to become effective later in 1998.

  No assurance can be given that the price of paper or postage will not increase, substantially or otherwise, or that the Company will be able to recoup any such paper or postage cost increases by passing them through to its customers. Any substantial cost increase in paper or postage will have a material adverse affect on the results of operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Raw Materials."

SEASONALITY OF REVENUE

  The Company's business is highly seasonal, resulting in a disproportionate share of revenues and net income being generated in the first fiscal quarter. For example, net revenues for the three-month period ended March 31,

1997 accounted for 42% of the Company's total 1997 net revenues. This seasonality is primarily due to the Company's heavy dependence on advertising revenues and to the high level of advertising revenues generated during the first quarter by the increased number of issues published by the Company during the winter (crop planning) months as well as the greater number of advertising pages per issue carried during those months. The seasonality of the Company's business places a significant demand for cash in the fourth quarter to support production and sales costs and a buildup in customer receivables. In prior years the Company has experienced operating losses in the second, third and fourth quarters, and in 1997 it experienced operating losses in the second and third quarters. Although the Company anticipates that cash generated in the first and second quarters of each year will be sufficient to fund the demand for cash in the fourth quarter, there can be no assurance that this would be the case if the Company were to experience losses in each of the last three quarters of a year or substantial losses in any of them. In addition, any substantial decrease in first quarter net revenues could have a material adverse effect on the Company's profitability for the entire fiscal year or its ability to fund its operations during the remainder of such fiscal year. The Company has incurred and may in the future incur losses during the second and third quarters of its fiscal year. In addition, there can be no assurance that the Company will be able to finance its seasonal working capital needs or balance efficiently the seasonal requirements of its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELIANCE ON KEY SUPPLIER

  The Company's magazines are printed, bound and organized for shipment pursuant to a multi-year contract with Donnelley which is currently scheduled to expire in 2001. In addition, Donnelley provides specialized binding services to the Company and purchases all of the Company's paper needs through a consortium of other Donnelley customers. Although the Company believes that other printers of similar quality could be engaged on similar terms, engaging a replacement printer could cause delays in the Company's operations. Any interruption or delay in printing the Company's periodicals, the loss of purchasing power afforded to the Company through Donnelley's paper purchases or the loss of access at reasonable prices to the binding process may have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  The domestic market for agricultural print advertising is mature and there is substantial competition for advertising revenue among farming periodicals. In addition, paid circulation farming periodicals must compete with a variety of free alternatives. Most of the Company's significant competitors are units of large publishing groups which have substantially greater financial and other resources than the Company. In addition, the Company is subject to competition in its data management business, where competitors have and may continue to offer services similar to those offered by the Company. As a result of such competition and the Company's comparatively limited resources, there can be no assurance that competitive factors will not impair the ability of the Company to pursue its growth initiatives or maintain its existing market share in its respective businesses.

RISKS ASSOCIATED WITH POTENTIAL SIGNIFICANT INDEBTEDNESS AND COVENANT
RESTRICTIONS

  The percentage of the Company's operating profits allocated to debt and associated interest expense during 1997 was 63%. Although the Company will not be highly leveraged after application of the proceeds of the Offering, the Company may incur additional indebtedness to fund its growth strategy, including the financing of future acquisitions. If the Company were to incur substantial additional indebtedness, the Company would become exposed to certain risks, including reduced financial flexibility, greater vulnerability to economic downturns and competitive pressures and diversion of cash flow from the implementation of its growth strategy to debt service. The agreements governing the outstanding indebtedness of the Company's operating subsidiary, FJI, impose, and agreements covering future indebtedness would likely contain, operating and financial restrictions. Specifically, the note purchase agreement (the "Note Purchase Agreement") pursuant to which the 9.5% Senior Subordinated Notes due 2007 of FJI (the "Senior Subordinated Notes") were issued, and FJI's

$15,000,000 Reducing Revolving Credit Facility (the "Bank Facility") with First Union National Bank, contain certain restrictive covenants, including, but not limited to, restrictions on incurrence of debt, dividend payments, certain asset sales, transactions with affiliates, liens and investments. A failure to comply with the obligations in the Note Purchase Agreement, the Bank Facility or agreements covering future indebtedness could result in an event of default under such agreements, which, if not cured or waived, would permit acceleration of the indebtedness thereunder and acceleration of indebtedness under any other instruments then in effect that may contain cross-acceleration or cross-default provisions, resulting in a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent on the continued services of its executive officers. The loss of any of these key personnel could have a material adverse effect on the Company. The Company does not expect to maintain key person life insurance for any of its key personnel. See "Management."

ABSENCE OF PRIOR PUBLIC MARKET; MARKET PRICE FLUCTUATIONS

  Prior to the Offering, there has been no public market for the Class A Common Stock. The initial public offering price of the Class A Common Stock will be determined by negotiation among the Company and the representatives of the several Underwriters (see "Underwriting") and may not be indicative of the market price for shares of the Class A Common Stock after the Offering. While application has been made for the listing of the Class A Common Stock on Nasdaq's National Market, there can be no assurance that an active trading market for the Class A Common Stock will develop or that any such market will be sustained. The market price for shares of the Class A Common Stock may be significantly affected by numerous factors, including quarter-to-quarter variations in the Company's results of operations, announcements by the Company or others and developments affecting the Company and its industry. In addition, broad market fluctuations and general economic and political conditions may adversely affect the market price of the Class A Common Stock, regardless of the Company's actual performance or circumstance.

IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock into the public market could adversely affect the market price for the Class A Common Stock.
Upon completion of the Offering, the Company expects to have      shares of
Common Stock outstanding. Of these shares, the      shares of Class A Common
Stock sold in the Offering will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares which may be acquired by an "affiliate" of the Company within the
meaning of the Securities Act. In addition,    million shares of Class B
Common Stock may be converted on a one-for-one basis into an aggregate of
million shares of Class A Common Stock at any time and     shares of Class A
Common Stock may be issued upon exercise of vested options. Commencing 180 days after the closing of the Offering (or sooner with the consent of the Underwriters), any of such shares so converted or issued will be eligible for sale in the public market, subject to compliance with the resale volume limitations and other restrictions of Rule 144 under the Securities Act.
Moreover, on April 2, 1999, an additional    shares of Class A Common Stock,
to be issued upon conversion of the PFA Preferred Stock, and on August   ,
1999, an additional       shares of Class A Common Stock, to be issued upon
the closing of the AgDay Acquisition, will also be eligible for sale in the public market, subject to compliance with the restrictions of Rule 144. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--PFA Acquisition" and "--AgDay Acquisition Agreement." Future sales of the shares of Common Stock held by existing stockholders could have an adverse effect on the price of the Class A Common Stock. See "Shares Eligible for Future Sale."

SUBSTANTIAL AND IMMEDIATE DILUTION

  Based upon the Company's pro forma net tangible book value deficit as of December 31, 1997, purchasers of the Class A Common Stock offered hereby will
experience an immediate dilution of $   in the tangible net
book value per share of Class A Common Stock from the initial public offering
price of $   per share. See "Dilution."

RISKS ASSOCIATED WITH THE YEAR 2000

  The Year 2000 issue is the result of computer programs which were written using two digits rather than four to define the applicable year. For example, date-sensitive software may recognize a date using "00" as the Year 1900 rather than the Year 2000. Such misrecognition could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

  The Company has identified all of its significant internal software applications which contain source code that may be unable to appropriately interpret the Year 2000 and has already begun to modify or replace those applications. The Company has determined that its accounting system and employee network system are Year 2000 compliant. The Company's advertising acknowledgment system is the only operating program that is not Year 2000 compliant. Management believes that the estimated costs to modify or replace this system are not material to the Company.

  In addition, the Company has inquired of its major suppliers about their progress in identifying and addressing problems related to the Year 2000. Certain of the Company's major suppliers have informed the Company that such suppliers do not anticipate problems in their business operations due to Year 2000 compliance issues. The Company is currently unable to determine the extent to which Year 2000 issues will affect its other suppliers, or the extent to which it would be vulnerable to the suppliers' failure to remediate any of their Year 2000 problems. Although no assurance can be given that all of the Company's major suppliers' systems will be Year 2000 compliant, the Company believes that the risk is not significant.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of      shares of Class A
Common Stock in the Offering after payment of expenses of the Offering are
estimated to be approximately $     million ($     if the Underwriters' over-
allotment option is exercised in full), assuming an initial public offering
price of $     per share, the midpoint of the range set forth on the cover page of this Prospectus. The Company intends to apply a portion of the net proceeds to prepay $5.5 million of principal, plus accrued interest, of the $11 million outstanding principal amount of the Senior Subordinated Notes and to repay the outstanding borrowings under FJI's Bank Facility. As of April 2, 1998, the outstanding balance under the Bank Facility was $8.3 million and the interest rate was 8.2% per annum. The Company intends to apply $3.75 million of the net proceeds to fund the cash portion of the purchase price in connection with the AgDay Acquisition. The Company intends to use the remaining net proceeds for the implementation of the Company's growth strategy, including the cost of acquisitions, and for working capital and other general corporate purposes, although the Company has not yet determined a specific allocation among such purposes. Pending such uses the Company intends to invest the net proceeds in an institutional money market fund investing in short-term debt securities and other money market instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                              MANAGEMENT PURCHASE

  In April 1997, the Partnership, whose investors include members of the Company's current management and individuals associated with Morgan Schiff & Co., Inc. ("Morgan Schiff"), organized FJC for the purpose of purchasing FJI from Tribune Company. The purchase price of $17.0 million (prior to giving effect to $0.3 million of working capital adjustments and $0.2 million of transaction costs) was financed through the issuance by FJI of $11.0 million of Senior Subordinated Notes unconditionally guaranteed by FJC and the issuance by FJC of its Class B Common Stock to the Partnership. The Partnership invested approximately $10.1 million in the purchase of shares of Class B Common Stock. Proceeds of such investment in excess of the purchase price, or approximately $4.4 million, were retained for the working capital of the Company and to finance expansion of the business. Phillip Ean Cohen wholly owns the general partner of the Partnership (the "General Partner") and is the sole owner of Morgan Schiff. See "Certain Relationships and Related Transactions," "Principal Stockholders" and "Underwriting."

                                CAPITALIZATION

  The following table sets forth at March 31, 1998: (i) the actual capitalization of the Company after giving effect to the recapitalization
(the "Recapitalization") described in "Description of Capital Stock-- Recapitalization," (ii) the pro forma capitalization of the Company after giving effect to the PFA Acquisition and the financing thereof and (iii) the pro forma capitalization of the Company as adjusted to reflect the sale by the
Company of        shares of Class A Common Stock pursuant to the Offering,
assuming an initial public offering price of $   per share (the midpoint of
the range set forth on the cover page of this Prospectus), the application of the net proceeds therefrom as described under "Use of Proceeds" and the conversion of Convertible Redeemable Preferred Stock issued in connection with
the PFA Acquisition (the "PFA Preferred Stock") into     shares of Class A
Common Stock at such assumed initial public offering price (the "Offering Adjustments"). The table does not reflect the expected issuance of Class A Common Stock in connection with the AgDay Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- AgDay Acquisition Agreement." This table should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Financial Data" and the audited financial statements and the notes thereto included elsewhere in this Prospectus.

                                                          MARCH 31, 1998
                                                   -----------------------------
                                                                      PRO FORMA
                                                   ACTUAL  PRO FORMA AS ADJUSTED
                                                   ------- --------- -----------
                                                          (IN THOUSANDS)
Long-term debt:
  Note payable...................................  $   --   $   332    $   332
  Senior Subordinated Notes......................   11,000   11,000      5,500
  Bank Facility..................................      --     8,300        --
Convertible Redeemable Preferred Stock, par value
 $.01 per share, 2,725 shares authorized, 2,725
 issued and outstanding..........................      --     1,000        --
Shareholders' equity:
  Class A Common Stock, par value $0.01 per
   share,       shares authorized,     shares is-
   sued and outstanding actual and pro forma;
         shares authorized,     shares issued and
   outstanding pro forma as adjusted.............      --       --
  Class B Common Stock, par value $0.01 per
   share,       shares authorized,       shares
   issued and outstanding actual and pro forma;
         shares authorized,     shares issued and
   outstanding pro forma as adjusted.............        1        1          1
  Additional paid-in capital.....................   10,292   10,292     42,792
  Retained earnings..............................      171      171        171
                                                   -------  -------    -------
    Total shareholders' equity...................   10,464   10,464     42,964
                                                   -------  -------    -------
    Total capitalization.........................  $21,464  $31,096    $48,796
                                                   =======  =======    =======

                                DIVIDEND POLICY

  Since the Management Purchase, the Company has not declared or paid any cash or other dividends on its capital stock and does not expect to pay dividends for the foreseeable future. The Company anticipates that all of its earnings in the foreseeable future will be used for the operation of its business, to support its growth strategy and reduce indebtedness. Any future determination to pay dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, the Company's results of operations, financial condition and capital requirements. In addition, as a holding company, the ability of the Company to pay dividends in the future is dependent upon the receipt of dividends or other payments from its operating subsidiary, FJI. The Note Purchase Agreement and the Bank Facility contain certain restrictions on the payment of dividends by FJI. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

                                   DILUTION

  The pro forma net tangible book value of the Company as of March 31, 1998, after giving effect to the Recapitalization, the PFA Acquisition and the
conversion of the PFA Preferred Stock into     shares of Class A Common Stock
(but excluding the effect of the AgDay Acquisition) was $     million, or
$     per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the tangible net worth of the Company (total assets less intangible assets and total liabilities) by the aggregate number of shares of Common Stock outstanding. After giving effect to the sale of shares of Class A Common Stock offered hereby (at an assumed initial public
offering price of $     per share, the midpoint of the range set forth on the
cover page of this Prospectus), and the application of the net proceeds therefrom, pro forma net tangible book value of the Company as of March 31,
1998 would have been approximately $     million, or $     per share. This
represents an immediate increase in pro forma net tangible book value of $
per share to the current stockholders of the Company and an immediate dilution
in pro forma net tangible book value of $     per share to purchasers of Class
A Common Stock in the Offering. The following table illustrates this per share dilution.

   Assumed initial public offering price per share....................  $
                                                                        ------
   Pro forma net tangible book value per share of Common Stock at
    March 31, 1998....................................................
   Increase in pro forma net tangible book value per share of Common
    Stock attributable to purchasers in the Offering..................
   Pro forma net tangible book value per share of Common Stock after
    the Offering......................................................   (    )
                                                                        ------
   Dilution in pro forma net tangible book value per share to purchas-
    ers of Class A Common Stock in the Offering(1)....................  $
                                                                        ======

--------
(1) Dilution is determined by subtracting pro forma net tangible book value per share after the Offering from the initial public offering price per share.

  The following table summarizes, on the pro forma basis described above, as of March 31, 1998, the number of shares purchased, the total consideration paid (or to be paid) and the average price per share paid (or to be paid) by the existing stockholders and the purchasers of Class A Common Stock in the
Offering, at an assumed initial public offering price of $     per share (the
midpoint of the range set forth on the cover page of this Prospectus), before deducting the estimated offering expenses and underwriting discounts and commissions:

                               SHARES
                             PURCHASED                                  AVERAGE
                           --------------     TOTAL      CONSIDERATION   PRICE
                           NUMBER PERCENT     AMOUNT        PERCENT    PER SHARE
                           ------ ------- -------------- ------------- ---------
                                          (IN THOUSANDS)
Existing common stock-
 holders.................
Holders of Class A Common
 Stock issued upon con-
 version of PFA Preferred
 Stock...................
Purchasers of Class A
 Common Stock in the Of-
 fering..................
  Total..................

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following Unaudited Pro Forma Combined Financial Data sets forth the pro forma combined statements of operations of the Company for the year ended December 31, 1997 and the three months ended March 31, 1998 and 1997 and the pro forma combined balance sheet as of March 31, 1998. The pro forma combined statement of operations data for the three months ended March 31, 1998 give effect to the PFA Acquisition, and certain related operational changes as if such transactions had occurred on December 30, 1996. The pro forma combined statements of operations data for the year ended December 31, 1997 and the three months ended March 31, 1997 give effect to the Management Purchase the PFA Acquisition and certain related operational changes as if such transactions had occurred on December 30, 1996. The pro forma combined balance sheet data give effect to such transactions as if they occurred on March 31, 1998.

  The pro forma combined financial data for the year ended December 31, 1997 and for the three months ended March 31, 1997 includes the results of operations of the Company, the Predecessor and PFA. The pro forma combined financial data for the three months ended March 31, 1998 includes the results of the Company and PFA. The consolidated financial information with respect to the Predecessor and the Company has been derived from their audited consolidated financial statements for the three months ended March 31, 1997 and for the nine months ended December 31, 1997, respectively. The Predecessor was acquired on April 1, 1997. All operating results from the time of acquisition are included in the Company's historical financial statements. The financial information with respect to PFA has been derived from its audited financial statements for the year ended December 31, 1997. PFA was acquired on April 2, 1998. The pro forma combined financial data as of and for the three months ended March 31, 1998 includes the results of operations of the Company and PFA. The financial information has been derived from their unaudited consolidated financial statements.

  The pro forma, as adjusted, combined data for the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998 give effect to the acquisitions discussed above, the conversion of the PFA Preferred Stock and the application of the net proceeds to the Company from the Offering. See "Use of Proceeds."

  The unaudited pro forma financial data may not be indicative of the results that actually would have occurred if these transactions had been effected on the dates indicated or the results that may be obtained in the future. The adjustments are based on available information and upon certain assumptions that the Company believes are reasonable in the circumstances. The pro forma combined statements of operations, balance sheet and accompanying notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company and Predecessor Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                       UNAUDITED PRO FORMA BALANCE SHEET
                                MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                            THE       PFA     ACQUISITION     PRO    OFFERING      PRO FORMA
                          COMPANY ACQUISITION ADJUSTMENTS    FORMA  ADJUSTMENTS   AS ADJUSTED
                          ------- ----------- -----------   ------- -----------   -----------
ASSETS
CURRENT ASSETS:
 Cash and cash
  equivalents...........  $ 4,949               $(3,030)(1) $ 1,919   $19,148 (2)   $ 6,919
                                                                      (13,800)(4)
                                                                         (348)(4)
 Accounts receivable....    8,796   $  360                    9,156                   9,156
 Inventories............      121                               121                     121
 Prepaid and other
  current assets........      552      241         (162)(1)     631                     631
                          -------   ------      -------     -------   -------       -------
  Total current assets..   14,418      601       (3,192)     11,827     5,000        16,827
PROPERTY AND EQUIPMENT,
 NET....................    2,221      182                    2,403                   2,403
DEFERRED CUSTOMER
 ACQUISITION COSTS,
 NET....................             1,312                    1,312                   1,312
INTANGIBLE ASSETS, NET..   10,648                15,402 (1)  26,050                  26,050
OTHER ASSETS............               206                      206                     206
DEFERRED TAX ASSETS.....      659                               659                     659
                          -------   ------      -------     -------   -------       -------
    TOTAL...............  $27,946   $2,301      $12,210     $42,457   $ 5,000       $47,457
                          =======   ======      =======     =======   =======       =======
LIABILITIES AND
 SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable.......  $ 1,833   $  283                  $ 2,116                 $ 2,116
 Accrued expenses and
  other liabilities.....    2,008      467                    2,475     $(348)(4)     2,127
 Income taxes payable...    1,390                             1,390                   1,390
 Current portion of
  long-term debt........                56                       56                      56
 Current portion of
  deferred subscription
  income................      938    3,637                    4,575                   4,575
                          -------   ------                  -------   -------       -------
   Total current
    liabilities.........    6,169    4,443                   10,612      (348)       10,264
DEFERRED SUBSCRIPTION
 INCOME,
 Less current portion...      313      492                      805                     805
LONG-TERM DEBT..........   11,000      276      $ 8,300 (3)  19,576   (13,800)(4)     5,776
PREFERRED STOCK.........                          1,000 (1)   1,000    (1,000)(5)
SHAREHOLDERS' EQUITY:
 Class A Common Stock...        1       87          (87)(1)       1                       1
 Additional paid-in
  capital...............   10,292                            10,292    19,148 (2)    30,440
                                                                        1,000 (5)
 Retained earnings
  (deficiency)..........      171   (2,997)       2,997(1)      171                     171
                          -------   ------      -------     -------   -------       -------
   Total shareholders'
    equity..............   10,464   (2,910)       2,910      10,464    20,148        30,612
                          -------   ------      -------     -------   -------       -------
   TOTAL................  $27,946   $2,301      $12,210     $42,457   $ 5,000       $47,457
                          =======   ======      =======     =======   =======       =======

(1) Represents the PFA Acquisition based on a purchase price of $12,000, consisting of $11.0 million in cash and $1.0 million in PFA Preferred Stock that converts automatically at the closing of the Offering into $1.0 million in Class A Common Stock valued at the price offered to the public in the Offering. The Company borrowed $8.3 million under the Bank Facility and used $3.1 million of cash to fund the cash portion of the purchase price of the PFA Acquisition and to pay related expenses. The PFA Acquisition has been accounted for using the purchase method. The purchase price has been allocated on a preliminary basis to the tangible assets acquired based on the fair values of such assets, which are estimated to equal their book value. The balance of the purchase price was preliminarily allocated as follows: $3,366 to subscriber lists, $4,000 to covenant not-to-compete, $2,232 to trademarks and $5,804 to goodwill. The intangible assets will be amortized on a straight-line basis over periods ranging from 5-15 years and goodwill will be amortized on a straight-line basis over 15 years.

(2) Represents net proceeds from the Offering as described under "Use of
    Proceeds," except that it excludes the effects of $   of proceeds that are
    not specifically designated for purposes other than working capital and shares of Class A Common Stock represented by such proceeds, assuming an
    initial public offering price of $   per share (the midpoint of the range
    set forth on the cover page of this Prospectus).
(3) Represents borrowings of $8,300 under the Bank Facility used to effect the PFA Acquisition as if it had occurred on March 31, 1998.
(4) Represents the payment of $13,800 of the Company's borrowings and $348 of accrued interest with proceeds from the Offering. See "Use of Proceeds."
(5) Represents conversion of the PFA Preferred Stock. See "Capitalization."

           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA
                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                              HISTORICAL RESULTS
                          ---------------------------
                            THE                        ACQUISITION     PRO     OFFERING     PRO FORMA
                          COMPANY  PREDECESSOR  PFA    ADJUSTMENTS    FORMA   ADJUSTMENTS  AS ADJUSTED
                          -------  ----------- ------  -----------   -------  -----------  -----------
Revenues:
  Publishing............  $10,455    $8,985    $9,104                $28,544                 $28,544
  Information services..    3,802     1,428                            5,230                   5,230
  Other.................      277        61                              338                     338
                          -------    ------    ------                -------                 -------
    Total revenues......   14,534    10,474     9,104                 34,112                  34,112
Operating expenses:
  Cost of publishing....    7,227     4,578     2,167                 13,972                  13,972
  Cost of information
   services.............    1,608       527                            2,135                   2,135
  Selling, general and
   administrative.......    6,451     2,161     4,984    $  (978)(2)  12,618     $ 450 (1)    13,068
  Depreciation and
   amortization.........      818       280     1,820        (18)(3)   4,790                   4,790
                                                           1,890 (4)
                          -------    ------    ------    -------     -------     -----       -------
Operating income
 (loss).................   (1,570)    2,928       133       (894)        597      (450)          147
Interest income.........      224         4        26                    254                     254
Interest expense........     (815)      (38)      (20)      (223)(5)  (1,761)    1,207 (7)      (554)
                                                            (665)(6)
                          -------    ------    ------    -------     -------     -----       -------
Income (loss) before
 income taxes...........   (2,161)    2,894       139     (1,782)       (910)      757          (153)
Income tax provision
 (benefit)..............     (680)    1,208                 (630)(8)    (102)      303 (8)       201
                          -------    ------    ------    -------     -------     -----       -------
Net income (loss).......  $(1,481)   $1,686    $  139    $(1,152)    $  (808)    $ 454       $  (354)
                          =======    ======    ======    =======     =======     =====       =======
Basic and diluted income
 (loss) per common
 share..................                                                                     $
                                                                                             =======
Weighted average number
 of common shares
 outstanding(9).........
                                                                                             =======

                              NOTES TO PRO FORMA
                         STATEMENT OF OPERATIONS DATA

                         YEAR ENDED DECEMBER 31, 1997

(1) Represents the incremental cost associated with being a public reporting company.

(2) Represents: (i) $572 of management fees and $95 of excess general and administrative costs paid by PFA to its former owner; (ii) $107 of reduction in rent expense related to PFA entering into a new lease with its former owner; and (iii) $204 of compensation, bonuses and fringe benefit packages paid to employees of Pro Farmer who were terminated after the PFA Acquisition.

(3) Represents reduction in amortization expense recorded in the Predecessor financial statements as a result of fewer intangible assets recorded in conjunction with the Management Purchase.

(4) Represents an increase in amortization expense of goodwill and other intangible assets acquired by the Company in the PFA Acquisition.

(5) Represents additional interest expense of $261 associated with the Senior Subordinated Notes used to finance the Management Purchase and reflects elimination of $38 of intercompany interest expense charged by Tribune Company, as if the Management Purchase had occurred on December 30, 1996.

(6) Represents the increase in interest expense as a result of bank borrowings of $8.3 million under a new credit agreement bearing interest at 8.2%, as if the PFA Acquisition had occurred on December 30, 1996.

(7) Represents reduction in interest expense resulting from the assumed use of Offering proceeds to repay $13.8 million of the Company's borrowings, including $8.3 million incurred after December 31, 1997 in conjunction with the PFA Acquisition.

(8) Prior to the PFA Acquisition, PFA had elected to be taxed as a Subchapter S corporation for federal and state income tax purposes. Pro forma information has been subject to federal and state corporate income taxes for each period presented.

(9) Based on the weighted average number of shares of Common Stock, including Common Stock equivalents outstanding, and (i) 7,892 additional shares representing stock options issued on February 26, 1998, (ii) the conversion of the PFA Preferred Stock and (iii) the shares of Class A Common Stock to be issued by the Company in the Offering, except that it
    excludes the effects of $   of proceeds that are not specifically
    designated for purposes other than working capital and    shares of Class
    A Common Stock represented by such proceeds, assuming an initial public
    offering price of $   per share (the midpoint of the range set forth on
    the cover page of this Prospectus).

           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA
                          QUARTER ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                            HISTORICAL
                             RESULTS
                          ---------------
                            THE            ACQUISITION    PRO     OFFERING     PRO FORMA
                          COMPANY   PFA    ADJUSTMENTS   FORMA   ADJUSTMENTS  AS ADJUSTED
                          -------  ------  -----------  -------  -----------  -----------
Revenues:
  Publishing............  $9,471   $2,411               $11,882                 $11,882
  Information services..   2,434                          2,434                   2,434
  Other.................     103                            103                     103
                          ------   ------               -------                 -------
    Total revenues......  12,008    2,411                14,419                  14,419
Operating expenses:
  Cost of publishing....   5,145      540                 5,685                   5,685
  Cost of information
   services.............     627                            627                     627
  Selling, general and
   administrative.......   2,728    1,539     $(258)(2)   4,009     $ 113 (1)     4,122
  Depreciation and amor-
   tization.............     274      559       473 (3)   1,306                   1,306
                          ------   ------     -----     -------     -----       -------
Operating income
 (loss).................   3,234     (227)     (215)      2,792      (113)        2,679
Interest income.........      70                             70                      70
Interest expense........    (262)              (171)(4)    (433)      302 (5)      (131)
                          ------   ------     -----     -------     -----       -------
Income (loss) before in-
 come taxes.............   3,042     (227)     (386)      2,429       189         2,618
Income tax provision
 (benefit)..............   1,390               (245)(6)   1,145        76 (6)     1,221
                          ------   ------     -----     -------     -----       -------
Net income (loss).......  $1,652   $ (227)    $(141)    $ 1,284     $ 113       $ 1,397
                          ======   ======     =====     =======     =====       =======
Basic and diluted income
 (loss) per common
 share..................                                                        $
                                                                                =======
Weighted average number
 of common shares out-
 standing (7)...........
                                                                                =======

                               NOTES TO PRO FORMA
                          STATEMENT OF OPERATIONS DATA

                          QUARTER ENDED MARCH 31, 1998

(1) Represents the incremental cost associated with being a public reporting company.

(2) Represents: (i) $150 of management fees and $47 of excess general and administrative costs paid by PFA to its former owner; (ii) $29 of reduction in rent expense related to PFA entering into new lease with its former owner; and (iii) $32 of compensation, bonuses and fringe benefit packages paid to employees of PFA who were terminated after the PFA Acquisition.

(3) Represents an increase in amortization expense of goodwill and other intangible assets acquired by the Company in the PFA Acquisition.

(4) Represents the increase in interest expense as a result of borrowings of $8.3 million under the Bank Facility credit agreement bearing interest at 8.2%, as if the PFA Acquisition had occurred on December 30, 1996.

(5) Represents reduction in interest expense resulting from the assumed use of Offering proceeds to repay $13.8 million of the Company's borrowings including $8.3 million incurred after December 31, 1997 in conjunction with the PFA Acquisition.

(6) Prior to the PFA Acquisition, PFA had elected to be taxed as a Subchapter S corporation for federal and state income tax purposes. Pro forma information has been subject to federal and state corporate income taxes for each period presented.

(7) Based on the weighted average number of shares of Common Stock, including Common Stock equivalents outstanding, and (i) 7,892 additional shares representing stock options issued on February 26, 1998, (ii) the conversion of the PFA Preferred Stock and (iii) the shares of Class A Common Stock to be issued by the Company in the Offering, except that it excludes the
    effects of $   of proceeds that are not specifically designated for
    purposes other than working capital and    shares of Class A Common Stock
    represented by such proceeds, assuming an initial public offering price of
    $   per share (the midpoint of the range set forth on the cover page of this Prospectus).

           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA
                          QUARTER ENDED MARCH 31, 1997
                                 (IN THOUSANDS)

                          HISTORICAL RESULTS
                          ------------------
                                              ACQUISITION    PRO     OFFERING     PRO FORMA
                          PREDECESSOR  PFA    ADJUSTMENTS   FORMA   ADJUSTMENTS  AS ADJUSTED
                          ----------- ------  -----------  -------  -----------  -----------
Revenues:
  Publishing............    $8,985    $2,234               $11,219                 $11,219
  Information services..     1,428                           1,428                   1,428
  Other.................        61                              61                      61
                            ------    ------               -------                 -------
    Total revenues......    10,474     2,234                12,708                  12,708
Operating expenses:
  Cost of publishing....     4,578       562                 5,140                   5,140
  Cost of information
   services.............       527                             527                     527
  Selling, general and
   administrative.......     2,161     1,228     $(238)(2)   3,151     $ 113 (1)     3,264
Depreciation and
 amortization...........       280       478       (18)(3)   1,213                   1,213
                                                   473 (4)
                            ------    ------     -----     -------     -----       -------
Operating income
 (loss).................     2,928       (34)     (217)      2,677      (113)        2,564
Interest income.........         4        17                    21                      21
Interest expense........       (38)               (223)(5)    (432)      302 (7)      (130)
                                                  (171)(6)
                            ------    ------     -----     -------     -----       -------
Income (loss) before in-
 come taxes.............     2,894       (17)     (611)      2,266       189         2,455
Income tax provision
 (benefit)..............     1,208                (207)(8)   1,001        76 (8)     1,077
                            ------    ------     -----     -------     -----       -------
Net income (loss).......    $1,686    $  (17)    $(404)    $ 1,265     $ 113       $ 1,378
                            ======    ======     =====     =======     =====       =======
Basic and diluted income
 (loss) per common
 share..................                                                           $
                                                                                   =======
Weighted average number
 of common shares out-
 standing (9)...........
                                                                                   =======

                              NOTES TO PRO FORMA
                         STATEMENT OF OPERATIONS DATA

                         QUARTER ENDED MARCH 31, 1997

(1) Represents the incremental cost associated with being a public reporting company.

(2) Represents: (i) $143 of management fees and $24 of excess general and administrative costs paid by PFA to its former owner; (ii) $20 of reduction in rent expense related to PFA entering into new lease with its former owner; and (iii) $51 of compensation, bonuses and fringe benefit packages paid to employees who were terminated after the PFA Acquisition.

(3) Represents reduction in amortization expense recorded in the Predecessor financial statements as a result of fewer intangible assets recorded in conjunction with the Management Purchase.

(4) Represents an increase in amortization expense of goodwill and other intangible assets acquired by the Company in the PFA Acquisition.

(5) Represents additional interest expense of $261 associated with the Senior Subordinated Notes used to finance the Management Purchase and reflects elimination of $38 of intercompany interest expense charged by Tribune Company, as if the Management Purchase had occurred on December 30, 1996.

(6) Represents the increase in interest expense as a result of bank borrowings of $8.3 million under a new credit agreement bearing interest at 8.2% as if the PFA Acquisition had occurred on December 30, 1996.

(7) Represents reduction in interest expense resulting from the assumed use of Offering proceeds to retire $13.8 million of the Company's borrowings including $8.3 million incurred after December 31, 1997 in conjunction with the PFA Acquisition.

(8) Prior to the PFA Acquisition, PFA had elected to be taxed as a Subchapter S corporation for federal and state income tax purposes. Pro forma information has been subject to federal and state corporate income taxes for each period presented.

(9) Based on the weighted average number of shares of Common Stock, including Common Stock equivalents outstanding, and (i) 7,892 additional shares representing stock options issued on February 26, 1998, (ii) the conversion of the PFA Preferred Stock and (iii) the shares of Class A Common Stock to be issued by the Company in the Offering, except that it
    excludes the effects of $   of proceeds that are not specifically
    designated for purposes other than working capital and    shares of Class
    A Common Stock represented by such proceeds, assuming an initial public
    offering price of $   per share (the midpoint of the range set forth on
    the cover page of this Prospectus).

                      SELECTED HISTORICAL FINANCIAL DATA

  The following table presents selected combined historical financial and other data derived (a) from the audited consolidated financial statements of:
(i) Farm Journal, Inc., a predecessor corporation (the "Prior Predecessor"), for the year ended December 31, 1993 and the period from January 1, 1994 to June 24, 1994, (ii) Farm Journal, Inc., a subsidiary of Tribune Company and a predecessor corporation (the "Predecessor"), for the period from June 25, 1994 to December 31, 1994, the two years in the period ended December 29, 1996 and the period from December 30, 1996 to March 31, 1997 and (iii) the Company for the period from April 1, 1997 to December 31, 1997; and (b) from the unaudited consolidated financial statements of the Company for the three months ended March 31, 1998. The summary historical combined financial data for the year ended December 31, 1994 represent the combined financial data of the Prior Predecessor for the period from January 1, 1994 to June 24, 1994 and the Predecessor for the period from June 25, 1994 to December 31, 1994. The summary historical combined data for the year ended December 31, 1997 represent the combined financial data of the Predecessor for the period from December 30, 1996 to March 31, 1997 and the Company for the period from April 1, 1997 to December 31, 1997. The audited financial statements of the Predecessor for each of the two years in the period ended December 29, 1996 and for the period from December 30, 1996 to March 31, 1997 and of the Company for the period from April 1, 1997 to December 31, 1997 (collectively, the "Company and Predecessor Consolidated Financial Statements"), and the unaudited consolidated financial statements of the Company for the three months ended March 31, 1998, appear elsewhere in this Prospectus. The unaudited historical consolidated financial data reflects all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair summary of the Company's financial position, results of operations and cash flows for and as of the end of the periods presented. The historical consolidated results of operations of the Company for the three months ended March 31, 1998 are unaudited and not necessarily indicative of the results of operations for the full year. The changes in ownership that occurred in 1994 and 1997 were accounted for using the purchase method of accounting; accordingly, certain of the historical financial data of Predecessor and Prior Predecessor are not comparable to that of the Company. The selected consolidated financial data set forth below are qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company and Predecessor Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                         PRIOR                     HISTORICAL                                THE     HISTORICAL
                      PREDECESSOR      PREDECESSOR  COMBINED         PREDECESSOR           COMPANY    COMBINED
                    -----------------  ----------- ---------- ---------------------------- --------  ----------
                              JANUARY
                      YEAR    1, 1994   JUNE 25,   JANUARY 1,   YEAR      YEAR    DECEMBER APRIL 1,  JANUARY 1,
                     ENDED    TO JUNE    1994 TO    1994 TO    ENDED     ENDED    30, 1996 1997 TO    1997 TO
                    DECEMBER    24,     DECEMBER    DECEMBER  DECEMBER  DECEMBER  TO MARCH DECEMBER   DECEMBER
                    31, 1993   1994     31, 1994    31, 1994  31, 1995  29, 1996  31, 1997 31, 1997   31, 1997
                    --------  -------  ----------- ---------- --------  --------  -------- --------  ----------
STATEMENT OF
 OPERATIONS DATA:
Revenues:
                                  THE
                    PREDECESSOR COMPANY
                    ----------- --------
                    THREE MONTHS ENDED
                         MARCH 31,
                    --------------------
                       1997      1998
                    ----------- --------
STATEMENT OF
 OPERATIONS DATA:
Revenues:
 Publishing.......  $23,812   $15,286    $ 6,905    $22,191   $20,639   $20,526    $8,985  $10,455    $19,440
 Information
  services........    2,703     2,142      2,729      4,871     5,617     6,049     1,428    3,802      5,230
 Other............      367       214        275        489       319       199        61      277        338
                    -------   -------    -------    -------   -------   -------    ------  -------    -------
  Total revenues..   26,882    17,642      9,909     27,551    26,575    26,774    10,474   14,534     25,008
Operating
 expenses:
 Cost of
  publishing......   15,145     9,255      5,849     15,104    15,394    14,228     4,578    7,227     11,805
 Cost of
  information
  services........    1,887       760      1,348      2,108     2,273     2,543       527    1,608      2,135
 Selling, general
  and
  administrative..    7,330     4,139      4,141      8,280     8,970     9,250     2,161    6,451      8,612
 Depreciation and
  amortization....      586       289        514        803     1,056     1,060       280      818      1,098
                    -------   -------    -------    -------   -------   -------    ------  -------    -------
Operating income
 (loss)...........    1,934     3,199     (1,943)     1,256    (1,118)     (307)    2,928   (1,570)     1,358
 Interest income..       63        33         43         76       195        20         4      224        228
 Interest
  expense.........      (32)                                                (54)      (38)    (815)      (853)
                    -------   -------    -------    -------   -------   -------    ------  -------    -------
 Income (loss)
  before income
  taxes...........    1,965     3,232     (1,900)     1,332      (923)     (341)    2,894   (2,161)       733
 Income tax
  provision
  (benefit).......      498     1,281       (658)       623      (166)       67     1,208     (680)       528
                    -------   -------    -------    -------   -------   -------    ------  -------    -------
Net income
 (loss)...........  $ 1,467   $ 1,951    $(1,242)   $   709   $  (757)  $  (408)   $1,686  $(1,481)   $   205
                    =======   =======    =======    =======   =======   =======    ======  =======    =======
Basic net income
 (loss) per common                                                                         $
 share............                                                                         =======
Diluted net income
 (loss) per common                                                                         $
 share............                                                                         =======
Weighted average
 number of common
 shares                                                                                    107,318
 outstanding (1)..                                                                         =======
OTHER DATA:
 EBITDA (2).......  $ 2,520   $ 3,488    $(1,429)   $ 2,059   $   (62)  $   753    $3,208  $  (752)   $ 2,456
 Capital
  expenditures....      251        96        136        232     2,411       554       179      178        357
 Cash flow
  information:
 Operating cash
  flows...........      148     2,049     (1,817)       232       321     1,150       571      837      1,408
 Investing cash
  flows...........     (251)      (96)      (136)      (232)   (2,411)     (554)      741  (16,753)   (16,012)
 Financing cash
  flows...........     (215)                  79         79     1,819    (1,474)   (1,488)  20,657     19,169
 Publishing.......    $8,985    $9,471
 Information
  services........     1,428     2,434
 Other............        61       103
                    ----------- --------
  Total revenues..    10,474    12,008
Operating
 expenses:
 Cost of
  publishing......     4,578     5,145
 Cost of
  information
  services........       527       627
 Selling, general
  and
  administrative..     2,161     2,728
 Depreciation and
  amortization....       280       274
                    ----------- --------
Operating income
 (loss)...........     2,928     3,234
 Interest income..         4        70
 Interest
  expense.........       (38)     (262)
                    ----------- --------
 Income (loss)
  before income
  taxes...........     2,894     3,042
 Income tax
  provision
  (benefit).......     1,208     1,390
                    ----------- --------
Net income
 (loss)...........    $1,686    $1,652
                    =========== ========
Basic net income
 (loss) per common              $
 share............              ========
Diluted net income
 (loss) per common              $
 share............              ========
Weighted average
 number of common
 shares
 outstanding (1)..              ========
OTHER DATA:
 EBITDA (2).......    $3,208    $3,508
 Capital
  expenditures....       179       145
 Cash flow
  information:
 Operating cash
  flows...........       571       353
 Investing cash
  flows...........       741      (145)
 Financing cash
  flows...........    (1,488)

                                                            DECEMBER DECEMBER
                                          DECEMBER 31,        29,      31,       MARCH 31,
                                     ---------------------- -------- -------- ---------------
                                      1993   1994    1995     1996     1997    1997    1998
                                      ----   ----    ----     ----     ----    ----    ----
BALANCE SHEET DATA:
 Working capital...................  $1,887 $ 4,184 $ 1,061 $ 1,507  $ 6,126  $ 7,502 $ 8,249
 Total assets......................   7,714  21,357  22,923  21,069   22,508   24,732  27,946
 Total long-term debt..............                                   11,000   11,000  11,000
 Total shareholders' equity........   3,803  16,399  15,642  15,234    8,449    9,849  10,464

                       NOTES TO SELECTED FINANCIAL DATA

(1) Based on the weighted average number of shares of Common Stock outstanding for the periods presented after giving effect to the Recapitalization. See "Description of Capital Stock--Recapitalization."

(2) EBITDA represents income (loss) before provision (benefit) for income taxes plus depreciation and amortization plus net interest (income) expense. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. EBITDA does not represent funds available for management's discretionary use due to, among other things, legal or functional requirements to conserve funds for capital replacement and expansion, to pay debt service, and to fund other commitments and uncertainties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's performance relative to other companies in the industry. The Company's definition of EBITDA may not be identical to similarly titled measures of other companies and, therefore, may not necessarily be an accurate basis of comparison.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements and Notes thereto included in this Prospectus.

OVERVIEW

  Farm Journal is one of the country's oldest and largest providers of agricultural information, principally through print and electronic publishing, data management and related information services. The Company's publishing operations include its 121 year old flagship publication, Farm Journal, one of the largest circulation agriculture magazines in the United States; Pro Farmer, the largest circulation newsletter devoted to the agricultural commodity markets; several specialty agribusiness magazines; the Links business, a satellite-delivered commodity news and analysis service; and several agriculture-oriented Internet sites. The Company's data management and information services businesses provide proprietary data and analysis about commercial farming and ranching operations to leading agricultural industry suppliers, such as equipment manufacturers, seed producers and crop protection suppliers.

  The Company's principal sources of revenue have been advertising sales, subscription sales, data management fees and market research sales. For the year ended December 31, 1997, $18.2 million, or 72.8%, of the Company's revenues were from advertising and $1.2 million, or 5.0%, were from circulation, principally Farm Journal subscriptions. The Company's data management fees represented $2.6 million, or approximately 10.5%, of 1997 revenues and market research sales represented $2.6 million, or approximately 10.5%, of 1997 revenues. Miscellaneous sales accounted for $338,000, or 1.2%, of 1997 revenues.

  The Company's five largest customers accounted for approximately 23% of the Company's revenues in 1997. Such customers generated revenues for the Company not only by advertising but also by utilizing the Company's data management and market research services. Over the past five years, approximately 66% of the Company's advertising revenues per year has been derived from 20 customers.

  The Company anticipates that its revenue mix and customer concentration will change as it implements its growth strategy. Initiatives that may change the composition of the Company's revenues and customer base include the development of new businesses, such as conferences and seminars; farm management services; new subscription-based publications; strategic acquisitions; co-branding and affinity ventures; and international expansion. See "--PFA Acquisition."

  In addition to revenue initiatives, the Company also has identified and implemented operational changes that have resulted in significant savings and efficiency improvements since 1996, shortly after the appointment of Roger Randall as President of FJI. Certain of these changes, such as the consolidation and regionalization of certain issues of its publications, have had a negative effect on total advertising revenues. In 1997 the Company limited the distribution of the mid-January, mid-February and mid-March issues of Farm Journal to subscribers in the central and southern states only. The limited distribution reduced commercial advertising revenues for the issues by approximately $1.5 million. In 1998 the Company resumed full distribution of mid-January and mid-February issues and discontinued the magazine's mid-March issue. Other changes have included a staff reduction resulting in an approximately 14% decrease in salary and related expenses from 1996 to 1997. Together, these changes have enhanced operating margins and increased EBITDA through reduced production and distribution costs. In addition, the Company has recently retained the services of a consulting firm to recommend additional efficiencies and cost reduction measures.

  The Company's cost of revenues for the year ended December 31, 1997 consisted of $11.8 million in publishing costs and $2.1 million in cost of information services provided. The principal components of the

Company's publishing costs, and the approximate percentage each represented of total publishing costs for the year ended December 31, 1997, were paper (18%), printing and binding (29%), postage (19%), editorial expense (29%), and in-house production and other product development costs (6%). The cost of information services is predominantly staff-related labor and associated fringe benefit and payroll tax expenses.

  The Company's principal publishing-related raw material is paper. Although paper prices have experienced long periods of stability, the price of paper stock used in all the Company's publications has experienced substantial volatility since January 1994. Multiple increases in the price of the Company's body stock (#36) paper resulted in an overall increase of 10% in 1994 and another 34% in 1995, materially and adversely affecting the Company's results of operations in 1995. Editorial costs include: (i) internal staff expenses for content development and art services; (ii) the cost of purchased content, such as freelance articles, engravings and photos; (iii) preliminary offset production costs; and (iv) other editorial-related expenses such as travel, entertainment and supplies. These costs represented approximately 52%, 28%, 5% and 15%, respectively, of total 1997 editorial cost.

  The principal components of the Company's selling, general and administrative expenses include salaries, travel and entertainment, rent, direct mail material and postage. Most administrative costs are shared expenses of the publishing and information services businesses.

  On February 26, 1998 the Equity Incentive Awards were replaced with an incentive stock option plan. For the effects of such action on compensation expense in future periods, see Note 19 of the Notes to the Consolidated Financial Statements.

PFA ACQUISITION

  On April 2, 1998, Farm Journal acquired all of the outstanding stock of PFA and PFA's affiliate, Professional Market Management, Inc. ("PMM"). For the twelve months ended December 31, 1997, PFA and PMM generated pro forma EBITDA of approximately $3.0 million after giving effect, as of December 31, 1996, to continuing operational changes related to the PFA Acquisition. The purchase price of the PFA Acquisition consisted of $11.0 million in cash and $1.0 million in PFA Preferred Stock that converts automatically at the closing of this Offering into $1.0 million in Class A Common Stock valued at the price offered to the public in this Offering. See "--Liquidity and Capital Resources" for a description of the financing of the PFA Acquisition.

  PFA's operating income declined from $319,000 in the fiscal year ended December 31, 1996 to $133,000 in the fiscal year ended December 31, 1997. A significant portion of the decline in operating income was attributable to the $263,000 increase in allocated general and adminstrative expense and management fees charged by its former affiliate, Oster Communications, Inc. ("Oster"). Oster incurred general and adminstrative and management expenses and allocated them to affiliated companies, including PFA and PMM, on a formula basis. PFA experienced an operating loss of $227,000 during the three months ended March 31, 1998, as compared with an operating loss of $34,000 for the three months ended March 31, 1997. The principal factors causing the increase in operating loss were a further increase in the general and adminstrative and management fee expense allocation to PFA during the first quarter of 1998 in the amount of $40,000, a $30,000 expense incurred in connection with a one-time Company sponsored celebratory event during the first quarter of 1998 and a $100,000 increase in deferred promotion amortization expense in the first quarter of 1998 compared to 1997.

  The consummation of the PFA Acquisition affected the Company's results of operations in certain significant respects. The PFA Acquisition will be reflected using purchase accounting. Accordingly, the depreciation and amortization expense of the Company will be significantly higher than the corresponding amounts were for the Company prior to the PFA Acquisition. Additionally, interest expense will increase due to debt used to finance the PFA Acquisition. Management anticipates that the PFA Acquisition will result in some moderation of the seasonality of the Company's future results of operations. See "--Seasonality." Furthermore, PFA's revenues are predominantly subscription-derived and, therefore, are expected to increase the Company's subscription revenues. In addition, the PFA Acquisition is expected to increase the Company's promotion, production and editorial costs.

AGDAY ACQUISITION AGREEMENT

  On July 7, 1998, the Company agreed to acquire AgDay and related television programming assets from Qualitron Media, Inc. ("QMI"). The Company has entered into an asset purchase agreement to acquire substantially all of QMI's assets for an aggregate purchase price of $4,800,000, which is subject to a post-closing adjustment based on QMI's net working capital as of the closing date of the AgDay Acquisition. The purchase price is payable in a combination of cash and $1,050,000 in value of Class A Common Stock at a price per share equal to the initial public offering price of the Class A Common Stock sold
pursuant to the Offering, which would amount to       shares assuming an
initial public offering price of $    per share (the midpoint of the range set
forth on the cover page of this Prospectus). The AgDay Acquisition is scheduled to close on the closing date of the Offering. The closing of the AgDay Acquisition is subject to customary closing conditions, including, among other things, receipt by the Company of satisfactory audited financial statements of QMI and certain limited due diligence. For the twelve months ended December 31, 1997, QMI had net revenues of $2.5 million and operating income of $168,000.

  The consummation of the AgDay Acquisition is expected to affect the Company's results of operations in certain significant respects. The AgDay Acquisition will be reflected using purchase accounting. Accordingly, the depreciation and amortization of the Company will be significantly higher that the corresponding amounts were for the Company prior to the AgDay Acquisition. The primary source of AgDay's revenue consists of non-print advertising sales to companies in the agricultural sector as well as to companies in other sectors of the economy. This factor is expected to result in an increase in the Company's non-print advertising revenues. AgDay's principal costs are fixed costs relating to production, marketing and personnel.

  The Company's results of operations may be affected by a number of risks and uncertainties, including changes in advertising, customer purchasing patterns, consolidation among advertisers, increases in paper and postage prices (which in certain years have exceeded amounts which could reasonably be passed along to customers), competitive pressures from similar businesses and other businesses advertising to the Company's magazine readership, the ability of management to execute its business plan, and business conditions in the agriculture industry and the general economy.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, items within the Company's consolidated statements of income as a percentage of revenues for each period.

                                                      COMBINED
                                                    COMPANY AND
                                 PREDECESSOR        PREDECESSOR  PREDECESSOR COMPANY
                          ------------------------- ------------ ----------- -------
                                                                    FOR THE THREE
                                    FOR THE YEAR ENDED              MONTHS ENDED
                          --------------------------------------      MARCH 31,
                          DECEMBER 31, DECEMBER 29, DECEMBER 31, -------------------
                              1995         1996         1997        1997      1998
                          ------------ ------------ ------------ ----------- -------
Publishing..............      77.7%        76.7%        77.7%        85.8%     78.9%
Information services....      21.1         22.6         20.9         13.6      20.3
Other...................       1.2          0.7          1.4          0.6       0.8
                             -----        -----        -----        -----     -----
Total revenues..........     100.0%       100.0%       100.0%       100.0%    100.0%
Operating expenses(1):
  Cost of revenues......      66.4%        62.7%        55.8%        48.8%     48.1%
  Selling, general and
   administrative.......      33.8         34.5         34.4         20.6      22.7
  Depreciation and amor-
   tization.............       4.0          4.0          4.4          2.7       2.3
                             -----        -----        -----        -----     -----
Total operating
 expenses...............     104.2%       101.2%        94.6%        72.1%     73.1%
Operating income
 (loss).................      (4.2)%       (1.2)%        5.4%        27.9%     26.9%
Interest income (ex-
 pense).................       0.7         (0.1)        (2.5)        (0.3)     (1.6)
                             -----        -----        -----        -----     -----
Income (loss) before in-
 come taxes.............      (3.5)%       (1.3)%        2.9%        27.6%     25.3%
Income tax provision
 (benefit)..............      (0.7)         0.2          2.1         11.5      11.5
                             -----        -----        -----        -----     -----
Net income (loss).......      (2.8)%       (1.5)%        0.8%        16.1%     13.8%
                             =====        =====        =====        =====     =====
EBITDA..................      (0.2)%        2.8%         9.8%        30.6%     29.2%
                             =====        =====        =====        =====     =====

--------
(1) All expenses are a percentage of total revenues.

THREE MONTHS ENDED MARCH 31, 1998 COMPARED WITH THREE MONTHS ENDED MARCH 31,
1997

  Revenues. Revenues for the three months ended March 31, 1998 increased by $1.5 million, or 14.6%, to $12.0 million from $10.5 million for the three months ended March 31, 1997. Publishing revenues increased by $486,000, or 5.4%, due principally to an increase in advertising pages sold in Farm Journal. Information services revenues increased over the comparable period by $1.0 million, or 70.4%, which was attributable to revenue recognized on the completion of the first milestone of RAPID. No revenues for RAPID was reported in the comparable quarter of 1997.

  Operating Expenses. Cost of publishing increased by $567,000, or 12.4%, from $4.6 million for the three months ended March 31, 1997 to $5.1 million for the three months ended March 31, 1998. This increase was principally due to $372,000 of costs relating to a higher number of advertising pages sold (with an unusual concentration in a single issue that further increased production costs) and to $195,000 in additional paper expenses resulting from a 20.3% increase in paper prices. The cost of information services increased by $100,000, or 19.0%, over the comparable period principally due to the recognition of certain costs relating to RAPID.

  Selling, general and administrative expense increased by $567,000, or 26.2%, from $2.2 million for the three months ended March 31, 1997 to $2.7 million for the three months ended March 31, 1998. This increase reflects the lower administrative expenses of the comparable period when certain senior management positions remained open prior to the Management Purchase, a non-cash charge for stock-based compensation of $179,000 incurred in the 1998 period and a cost of $252,000 for the hiring of additional sales associates in 1998 with the restructuring and refocusing of the Company's sales efforts.

  Operating Income. Operating income increased by approximately $306,000, or 10.5%, from $2.9 million for the three months ended March 31, 1997 to $3.2 million for the three months ended March 31, 1998. The increase in operating income was due to the recognition during the 1998 period of a substantial portion of the profit generated by RAPID, offset by an increase in paper costs and the increase in sales, general and administrative expense discussed above.

  Interest Expense. Net interest expense increased by $158,000 from $34,000 for the three months ended March 31, 1997 to $192,000 for the three months ended March 31, 1998. This increase was due to interest expense arising from the debt incurred in connection with the Management Purchase.

  Income Tax Provision. Income tax provision increased by $182,000 from $1.2 million for the three months ended March 31, 1997 to $1.4 million for the three months ended March 31, 1998. This increase was due to an increase in income before income taxes and to an increase in certain non-deductible expenses.

  Net Income. Net income decreased by $34,000, or 2.0%, from $1.69 million for the three months ended March 31, 1997 to $1.65 million for the three months ended March 31, 1998 for the reasons set forth above. Net income as a percentage of net revenues decreased 2.3% from 16.1% for the three months ended March 31, 1997 to 13.8% for the three months ended March 31, 1998, reflecting, among other things, costs incurred in implementing the Company's business strategy.

1997 COMPARED WITH 1996

  Revenues. Revenues for 1997 decreased $1.8 million, or 6.6%, to $25.0 million from $26.8 million in 1996. The $1.1 million, or 5.3%, reduction in publishing revenues was due principally to initiatives taken to increase operating margins and to enhance the Company's competitive position. These initiatives included the repositioning of three Farm Journal mid-month issues from national to regional publications, the elimination of one issue of Top Producer and an average reduction of 4% in Farm Journal advertising rates in order to increase advertising sales. Publishing revenues in 1997 also reflected the decision of a key customer to shift its advertising from a product focus to a national image focus, resulting in a reduction in publishing revenue of $344,000. The $819,000, or 13.5%, reduction in information services revenues in 1997 was principally a result of a decline in market research sales reflecting a decision to eliminate certain low margin market research projects and the loss of sales management personnel prior to the Management Purchase.

  Operating Expenses. Cost of publishing for 1997 decreased by $2.4 million, or 17.0%, to $11.8 million compared with $14.2 million for 1996. This decrease was predominantly due to the initiatives taken to increase operating margins discussed above, lower paper costs in 1997 and the full year impact of editorial staff reductions made in 1996. Cost of information services decreased by $408,000, or 16.0%, to $2.1 million compared with $2.5 million for 1996, principally due to a reduction in marketing research costs consistent with lower sales. Cost of publishing and information services as a percentage of total revenues decreased to 55.8% in 1997 from 62.7% in 1996 due to a greater reduction of costs than revenue decline.

  Selling, general and administrative expense for 1997 decreased $638,000, or 6.9%, to $8.6 million. This decrease was primarily attributable to lower costs associated with the full year impact of support staff reductions and office expense savings from the consolidation of the Chicago, Minneapolis and New York satellite offices, offset by $195,000 in non-cash stock based compensation costs. Selling, general and administrative expense as a percentage of sales remained constant at 34.4%.

  Operating Income. Operating income increased $1.7 million to $1.4 million for 1997 from a loss of $307,000 for the year ended December 29, 1996 for the reasons stated above. Operating income as a percentage of net revenues increased to 5.4% from (1.1%) for the same period.

  Interest Expense. Net interest expense was $625,000 in 1997 compared with net interest expense of $34,000 in 1996 resulting from interest expense incurred on the Senior Subordinated Notes issued on April 1, 1997 to finance the Management Purchase.

  Income Tax Provision. From June 25, 1994 through March 30, 1997, the Company was a party to a tax-sharing agreement with Tribune Company and was included in the consolidated tax returns of Tribune Company. Under the agreement, the Company was required to pay Tribune Company an amount equal to the amount of tax the Company would have paid if it had filed a separate federal income tax return.

  Net Income. Net income increased $613,000 to $205,000 for 1997 from a loss of $408,000 for the year ended December 29, 1996 for the reasons stated above. Net income as a percentage of net revenues increased to 0.8% from (1.5%) for the same period.

1996 COMPARED WITH 1995

  Revenues. Revenues for 1996 increased $199,000, or 0.7%, to $26.8 million compared with $26.6 million for 1995. This improvement was attributable to an increase in information services revenue of $432,000 principally as a result of database management contracts with new clients. This increase was offset slightly by declines in publishing revenues of $113,000, principally due to a decline in Farm Journal circulation revenues. Circulation revenues was adversely affected by a decision to pursue renewals without circulation agency support. Advertising revenues was stable in both the number of advertising pages sold and per page price.

  Operating Expenses. Cost of publishing for 1996 decreased by $1.2 million, or 7.6%, to $14.2 million compared with $15.4 million for 1995. This decrease was due to lower paper, printing and postage costs of $800,000 attributable to planned declines in circulation copies and lower editorial costs of $365,000 attributable to staff reductions and a reduction in purchased content (such as freelance copy and photographs). Cost of information services increased by $270,000 consistent with increased sales. Cost of publishing and information services as a percentage of total revenues decreased to 62.7% in 1996 from 66.4% in 1995 due to a decline in costs and an increase in sales.

  Selling, general and administrative expense for 1996 increased $280,000, or 3.1%, to $9.3 million compared with $9.0 million for 1995. This increase was primarily attributable to increased general and administrative expenses of $514,000 associated with the full-year impact of rental charges at the Company's new location offset by $269,000 in lower sales expenses due to support staff reductions and satellite office consolidations.

  Operating Loss. Operating loss improved $811,000 to a loss of $307,000 for 1996 from a loss of $1.1 million for 1995. The improvement was the result of cost reduction measures and revenue improvements discussed above. Operating loss as a percentage of net revenues improved to (1.1%) from (4.2%) for the same period.

  Interest Expense. Net interest expense was $34,000 in 1996 compared with interest income of $195,000 in 1995, reflecting lower cash levels in 1996 due to higher capital expenditures for computer and leasehold improvements incurred throughout 1995.

  Income Tax Provision. Income tax provision increased by $233,000 from a benefit of $166,000 to a provision of $67,000 due to the earnings improvement in 1996 over 1995.

  Net Loss. Net loss improved $349,000 to a loss of $408,000 for 1996 from a loss of $757,000 for 1995 for the reasons stated above. Net loss as a percentage of net revenues improved to (1.5%) from (2.8%) for the same period.

LIQUIDITY AND CAPITAL RESOURCES

  Working capital (including cash) totaled $8.2 million as of March 31, 1998, $6.1 million as of December 31, 1997, and $1.5 million as of December 29, 1996. The increase in working capital from December 29, 1996 to December 31, 1997 resulted primarily from the contribution of $4.4 million in cash for working capital purposes as part of the Management Purchase. The increase in working capital from December 31, 1997 to March 31,

1998 was primarily due to the build-up of accounts receivable that typically occurs during the winter months, reflecting an increase in publications issued during this period. As of July 14, 1998, 91.3% of outstanding accounts receivable as of March 31, 1998, which were due and payable as of July 14, 1998, had been collected.

  Cash and cash equivalents totaled $4.9 million as of March 31, 1998, $4.7 million at December 31, 1997, and $277,000 as of December 29, 1996.

  Cash provided from operations was $353,000 for the three months ended March 31, 1998, as compared to $571,000 for the three months ended March 31, 1997. More cash was required in the first quarter of 1998 to support higher receivables resulting from higher sales and slower collections than in the comparable period immediately before the Management Purchase. The Company's net cash provided by operations was approximately $1.4 million for the year ended December 31, 1997, as compared to $1.1 million for the year ended December 29, 1996. Of this difference, $612,000 was related to an increase in net income.

  Cash used for investing activities was $145,000 for the three months ended March 31, 1998, representing the purchase of office equipment, furniture and leasehold improvements. This compares to $741,000 in cash provided by investing activities for the three months ended March 31, 1997 resulting predominantly from the receipt of $920,000 from the sale of the Company's former headquarters building. The Company's net cash provided by investing activities for the year ended December 31, 1997 was $523,000 (excluding the use of $16.5 million relating to the Management Purchase), as compared to a use of cash for the year ended December 29, 1996 of $554,000. Cash increased in 1997 due to the receipt at the beginning of the year of $920,000 from the sale of the Company's former headquarters building.

  There were no financing activities in the quarter ended March 31, 1998. The Company's net cash provided by financing activities for the year ended December 31, 1997 was $19.2 million compared to a use of cash of $1.5 million for the year ended December 29, 1996. Of the amount provided in 1997, $11.0 million represented proceeds of the Senior Subordinated Notes and $10.1 million represented proceeds from the issuance of equity, such amounts being offset by $424,000 of related financing costs.

 Financing Arrangements

  The Senior Subordinated Notes provided partial financing for the Management Purchase. See "Management Purchase." Interest on the Senior Subordinated Notes is payable semi-annually in arrears on June 1 and December 1 of each year commencing December 1, 1997. Principal payments of $2.2 million are due on June 1 of each year from 2003 through 2006, with the entire remaining unpaid principal amount of the notes together with interest accrued thereon due April 1, 2007. The Note Purchase Agreement includes requirements as to the maintenance of financial ratios and tangible net worth and certain other financial restrictions. The agreement also has dividend restriction covenants that limit dividend payments by FJI based upon calculations described in the agreement.

  The Bank Facility provides FJI with a revolving facility of up to $15.0 million, reducing annually commencing in 1999 by $1.5 million through 2001 and by $2.25 million from 2002 through 2004 and terminating in 2005. Amounts outstanding are guaranteed by FJC and its subsidiaries, are secured by certain of FJI's assets and bear interest at either the London Interbank Offered Rate plus from 1.75% to 2.50% or the greater of the lending bank's prime rate and the federal funds rate plus 0.5%, depending on a leverage ratio formula. The facility also requires the Company to comply with certain financial covenants, including with respect to limitations on funded debt and minimum levels of interest and fixed charge coverage, and with certain other affirmative and negative covenants customary for similar transactions. The Company borrowed $8.3 million under the Bank Facility and used $3.1 million of cash to fund the $11.0 million cash portion of the purchase price of the PFA Acquisition and to pay related expenses. The Company has no other cash borrowings under the Bank Facility and will pay down outstanding cash borrowings with the proceeds of the Offering. See "Use of Proceeds." The Company also has an outstanding $300,000 letter of credit under the Bank Facility.

  The Company believes that the net proceeds of the Offering together with internally-generated cash will be sufficient to satisfy its funding requirements for the forseeable future, excluding possible needs relating to significant acquisitions or other expansion activities. Additional funds may be required to finance acquisitions or other expansion activities of the Company. Such funds may be obtained through bank borrowings and the issuance of debt or equity securities. There can be no assurance that such additional funds can be obtained or, if so, at what cost.

SEASONALITY

  The Company's business historically has been seasonal. During 1997, revenues were $10.5 million in the first quarter (representing 42% of annual revenues), $3.8 million in the second quarter, $4.4 million in the third quarter and $6.3 million in the fourth quarter. In addition, 46% of total 1997 advertising revenues were recorded in the first quarter of the year. This seasonality is primarily due to the increased number of issues published by the Company during the winter (crop planning) months as well as the greater number of advertising pages sold per issue during those months. The Company's profits follow the seasonality of revenues. The seasonality of the Company's business places a peak demand on cash requirements during the fourth quarter of each year to support production and sales costs and a buildup in customer receivables. Any substantial decrease in first quarter advertising revenues could have a material adverse effect on the Company's profitability for the entire fiscal year.

  The following table sets forth the unaudited revenues, operating costs and expenses and net income (loss) of the Company for the four quarters of 1997.

                                             QUARTERS ENDED
                          -----------------------------------------------------
                          MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31,  TOTAL
                            1997      1997       1997          1997      1997
                          --------- -------- ------------- ------------ -------
                                             (IN THOUSANDS)
   Revenues..............  $10,474   $3,799     $4,371        $6,364    $25,008
   Operating expenses....  $ 7,546   $5,046     $4,976        $6,082    $23,650
   Net income (loss).....  $ 1,686   $ (891)    $ (463)       $ (127)   $   205

INFLATION

  The Company believes that inflation has not had a material impact on its results of operations for the periods discussed herein.

NEW ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS No. 129"), which establishes new standards for disclosing information about an entity's capital structure. Adoption of SFAS No. 129 did not have a significant impact on the Company's financial statements.

  In June 1997, the FASB issued Statement of Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS No. 130"). This statement, which establishes standards for reporting and disclosure of comprehensive income, is effective for interim and annual periods beginning after December 15, 1997, although earlier adoption is permitted. Reclassification of financial information for earlier periods presented for comparative purposes is required under SFAS No. 130. As this statement only requires additional disclosures in the Company's consolidated financial statements, its adoption will not have any impact on the Company's consolidated financial position or results of operations. The Company has adopted SFAS No. 130 effective January 1, 1998.

  In June 1997, the FASB issued Statement of Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS No. 131"). This statement, which establishes standards for the reporting of information about operating segments and requires the reporting of selected information about operating segments in interim financial statements, is effective for fiscal years beginning after December 15, 1997, although earlier application is permitted. Reclassification of segment information for earlier periods presented for comparative purposes is required under SFAS No. 131. The Company does not expect adoption of this statement to result in significant changes to its presentation of financial data by business segment. The Company adopted SFAS No. 131 effective January 1, 1998.

IMPACT OF THE YEAR 2000 ISSUE

  The Year 2000 issue is the result of computer programs which were written using two digits rather than four to define the applicable year. For example, date-sensitive software may recognize a date using "00" as the Year 1900 rather than the Year 2000. Such misrecognition could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

  The Company has established a committee to develop a comprehensive Year 2000 plan with the goal of completing updates to key systems by December 31, 1998. The Company has assessed the scope of the Company's risks related to problems its computer systems may have in processing date information related to the Year 2000 and believes such risks are not significant.

  The Company has identified all of its significant internal software applications which contain source code that may be unable to appropriately interpret the Year 2000 and has already begun to modify or replace those applications. The Company has determined that its accounting system and employee network system are Year 2000 compliant. The Company's advertising acknowledgment system is the only operating program that is not Year 2000 compliant. Management believes that the estimated costs to modify or replace this system are not material to the Company.

  In addition, the Company has inquired of its major suppliers about their progress in identifying and addressing problems related to the Year 2000. Certain of the Company's major suppliers have informed the Company that such suppliers do not anticipate problems in their business operations due to Year 2000 compliance issues. The Company is currently unable to determine the extent to which Year 2000 issues will affect its other suppliers, or the extent to which it would be vulnerable to the suppliers' failure to remediate any of their Year 2000 problems. Although no assurance can be given that all of the Company's major suppliers' systems will be Year 2000 compliant, the Company believes that the risk is not significant.

                                   BUSINESS

  Farm Journal is one of the country's oldest and largest providers of agricultural information, principally through print and electronic publishing, data management and related information services. The Company's publishing operations include its 121 year old flagship publication, Farm Journal, one of the largest circulation agriculture magazines in the United States; Pro Farmer, the largest circulation newsletter devoted to the agricultural commodity markets; several specialty agribusiness magazines, including Top Producer and the Today livestock publications; the Links business, a satellite-delivered agricultural commodity news and analysis service; and several agriculture-oriented Internet sites. The Company's data management and information services businesses, conducted through the Company's FJIR division, provide proprietary data and analysis about commercial farming and ranching operations to leading agricultural industry suppliers, such as equipment manufacturers, seed producers and crop protection suppliers. The Company believes that the Farm Journal brand is among the most trusted, respected and authoritative names in American agriculture and that the Company's database, created through over 30 years of direct communication with American farmers and ranchers, is unique in its depth and accuracy.

  In April 1997, management and an investor group purchased FJI from Tribune Company. Since the Management Purchase, the Company has begun implementing a strategy to build on the Farm Journal brand and the Company's unique database and sophisticated data analysis capabilities to become the worldwide market leader for serving the large and growing need for quality information by farmers and ranchers and the businesses that serve them.

MARKET OPPORTUNITY

  The USDA estimates that in 1997, approximately $213 billion of agricultural products were sold in the United States alone. Management believes worldwide agricultural sales figures are a multiple of domestic sales. The size and increasing sophistication and complexity of the global agricultural business has created a substantial and growing need for quality information among farmers and ranchers. Farm businesses, to remain competitive, must understand and adapt to rapid technological advancements, curtailment of government subsidies and other policy changes, volatile commodities markets, globalization of agricultural trade and other industry developments. Management believes that the market for information and analysis needed by farm businesses to address these issues is significant and underserved given the overall size of the market for agricultural products.

  Management also believes that there is a related large and growing need for quality information and information services among businesses that supply farmers and ranchers. The increasing complexity of the industry, as well as its capital intensive nature, has, among other things, resulted in the consolidation of farms and purchasing power. According to the USDA, approximately $133 billion of the estimated total of $174 billion in farm supplies sold in 1996 were purchased by the 18% of all farms that generate $100,000 or more in annual revenues,farms which the USDA classifies as "Class 1A farms." To reach these largest purchasers, agricultural product suppliers increasingly are using targeted relationship marketing techniques which require more detailed information about the most successful farmers and ranchers. Farm Journal believes it is effectively positioned to satisfy the large and growing domestic and worldwide demand for such information services with the Company's database, data services expertise and longstanding relationships with farmers and ranchers.

GROWTH STRATEGY

  Farm Journal's objective is to aggressively grow revenues and improve profitability while becoming the leading worldwide provider of agricultural information and information services to farmers, ranchers, agricultural suppliers and related constituencies. Farm Journal will continue to pursue growth through numerous internal initiatives and strategic acquisitions that leverage the Farm Journal brand and the Company's longstanding relationships in the agricultural community and that build on the Company's other competitive strengths, including content development and data services. The elements of this strategy are set forth below:

  Increase Revenue from Existing Business. Management believes that there is substantial opportunity to increase revenues from existing business and has commenced a variety of revenue-enhancing initiatives. These initiatives have included combining data management and market research operations and adding sales and marketing directors to create new product and cross-selling opportunities, increasing subscription rates and converting controlled-circulation publications to partially-paid status, increasing the Company's sales force, implementing performance-based compensation and emphasizing classified advertising sales. In addition, management anticipates expanding its Links commodity news and analysis businesses with new marketing relationships and product introductions.

  Develop Related Revenue Opportunities. Farm Journal believes there are numerous opportunities to develop additional revenues by leveraging the Company's strong brand identity, data management capabilities and customer and reader relationships. These opportunities include organization of conferences and seminars; direct sales of books, videos and other merchandise; event marketing; custom publishing for agricultural suppliers, trade groups and other agricultural related constituencies; development of farm management services; and the launch of new publications, including newsletters, directories, other agricultural related business-to-business magazines and certain rural-oriented titles. In launching new publications, management intends to build on its strong customer relationships by seeking full or partial sponsorship to minimize start-up costs.

  Pursue Strategic Acquisitions. Farm Journal intends to pursue strategic acquisitions of agricultural related media and information businesses. The Company's initial strategy will be to focus on acquisitions that will immediately expand the Company's product and media offerings as well as create benefits from cross-selling of advertisers, cross-promotion of readership and expansion of the Farm Journal database. Emphasis will be placed on acquiring companies that serve the Class 1A farm market. The Company intends to pursue acquisitions of companies that operate in different media, such as television, radio and the Internet; that provide coverage of those segments of the agricultural industry not well-penetrated by Farm Journal, such as fruits, vegetables and nuts; that address agricultural related businesses, such as food processing, governmental regulation and shipping; and that target interests of rural readers, such as hunting, gardening and crafts.

  Create Co-Branding and Affinity Programs. Management believes that, through the extension of the Farm Journal brand, there are substantial opportunities to serve its target audience (as well as other rural residents) through co-branding and other joint ventures that offer value alternatives to products and services that have traditionally been unavailable, not competitively priced or not ideally structured for farmers, ranchers or other residents of rural communities. Farm Journal has formed and is pursuing several strategic alliances with selected financial services and consumer products companies to co-brand and offer tailored or value-priced products and services to its rural constituency. Initially these offers will include insurance, credit and investment products and selected consumer items, such as home computers. Farm Journal intends to expand into other areas in which the Company is able to identify and offer products and services of superior value to the farming and rural communities.

  Expand Internationally. The United States agricultural industry is the most productive and technically sophisticated in the world, exporting its technology and an estimated $57 billion of product in 1997. Given the Company's position as a leading provider of agricultural information in the United States agricultural industry and given a trend toward the globalization of agricultural technology and trade, management believes that there is a substantial long-term opportunity to expand its business activities overseas. Initially, Farm Journal will launch a fully sponsored, custom published international magazine targeted to selected agricultural decision-makers worldwide and pursue joint ventures and other relationships with foreign agribusiness information providers.

PUBLISHING OPERATIONS

  The following table sets forth selected information relating to the Company's current portfolio of print and electronic publications as of December 31, 1997.

                                                           NUMBER OF
                                                            ISSUES
                                       CIRCULATION         PER YEAR
                               --------------------------- ---------    1997
                         FIRST                                       ADVERTISING
PRINT PUBLICATIONS       ISSUE       TYPE(1)       AMOUNT               PAGES
------------------       ----- ------------------- -------           -----------
Farm Journal............ 1877  Controlled and Paid 630,266     13        381
Top Producer............ 1984      Controlled      221,015      9        295
Beef Today.............. 1964      Controlled      135,956     10        259
Dairy Today............. 1964      Controlled       99,997     10        204
Hogs Today.............. 1962      Controlled       73,557     10        188
Pro Farmer.............. 1973         Paid          21,484     50        N/A
LandOwner............... 1979         Paid           2,683     24        N/A
ELECTRONIC PUBLICATIONS
-----------------------
FutureLink.............. 1988         Paid           3,654
Globalink............... 1988         Paid           1,840
Farm Journal Today at
 www.farmjournal.com.... 1995         Free             N/A
Pro Farmer at
 www.profarmer.com...... 1996         Free             N/A

--------
(1) Controlled circulation refers to a pre-determined limited number of subscribers who have certified to the publisher that their job functions include purchasing authority in the particular market served by the publication. The Company collects subscriber demographics to verify such purchasing authority. See "--Circulation."

Print Publications

  Farm Journal

  The Company's flagship publication is Farm Journal, which is published 13 times annually and is the largest circulation farm magazine in the United States. Farm Journal was first published in 1877. Based on FARMS '97 data from Roper Starch Worldwide ("Roper"), the Company estimates that Farm Journal's average issue readership is composed of 59% of all domestic farmers and 70% of all domestic farmers on Class 1A farms. In addition, based on such Roper data, the Company estimates that 89% of all American farmers read at least one out of every five issues of the magazine. The magazine's circulation, comprised of paid and controlled subscribers, was 630,266 as of December 31, 1997, with readers in all fifty states. In addition to farmers and ranchers, Farm Journal's subscribers consist of members of related professional groups, including, professional farm managers, agricultural bankers, farm supply dealers, educators and government officials. Since Farm Journal and the Company's other magazines are all controlled subscription publications, variations in circulation reflect changes in the number of farmers and ranchers producing agricultural commodities at specified qualification levels for each publication. Although the overall number of farmers and ranchers has declined in recent years, the number of those involved in the largest production operations has increased.

  In 1996, Farm Journal had an estimated 23% advertising market share among competing magazines, which was substantially consistent with its market share position during the prior three years. Management believes that among the magazine's principal competitive strengths are its editorial quality and integrity and its reputation as a prominent policy leader among farmers and ranchers, government officials, rural bankers and other professionals involved in the domestic agricultural business. Farm Journal is the only agricultural magazine to have won the prestigious "Calder Award" from the American Society of Magazine Editors, which it received in 1986. In 1997, Farm Journal won first place in four out of nine categories, including "Story of the Year," in the American Agricultural Editors Association's annual journalism awards program. The current editor of Farm

Journal is also a past president of the National Press Club. Farm Journal has been a leading advocate of numerous successful agricultural policy initiatives, such as livestock quarantine procedures and farm tax benefits. The magazine's position on various legislative matters is frequently cited in legislative hearings and quoted in the Congressional Record.

  Top Producer

  The Company also publishes Top Producer, a magazine published nine times per year and targeted to the managers of American farms ranking in the top 20% based on sales. Since the Management Purchase, the Company has redesigned this magazine to further differentiate it from Farm Journal and to transform it into a partially paid circulation magazine. As of December 31, 1997, the magazine's controlled circulation was 221,015. Top Producer focuses on farming as a business, concentrating on management and business strategies. In contrast to Farm Journal's editorial focus on production and policy issues, Top Producer explores such topics as running a small business, planning for retirement and managing crop risk. The magazine often uses personal profiles to demonstrate successful farming business strategies. Top Producer also retains the services of some of the country's foremost tax, law and finance experts as regular contributors. In 1998, the magazine began a series of sponsored seminars for farmers.

  Pro Farmer

  PFA's newsletter, Pro Farmer, is the largest circulation agricultural commodity markets newsletter in the United States. The newsletter provides specific concise news on major agricultural commodities and includes commodity market forecasts applying both fundamental and technical analysis. Pro Farmer is published fifty times per year and has over 20,000 subscribers to its printed version, which currently sells for $119 annually. Approximately 3,760 additional subscribers obtain summary Pro Farmer content from the Data Transmission Network Corporation ("DTN"), from whom PFA receives a royalty. Pro Farmer's annual renewal rate for readers who have subscribed for at least two years is currently approximately 90% and the number of subscribers has grown approximately 5% per year over the last three years. Merrill Lynch, which annually assesses commodity newsletters, has generally ranked Pro Farmer as one of the top three advisory services for "advisory quality" and has similarly ranked the newsletter number one in certain specialty crop areas.

  Pro Farmer currently has nine editors whose sources for the newsletter's content include, in addition to publicly available information, contacts developed over the years among its readership base, at the USDA and in the grain-export merchandising system. Ancillary Pro Farmer services include reader access to a 900 number hotline where subscribers may receive agriculture information tips and answers to their questions, distributions of special reports on important changes in farming or marketing strategies, and financial institution-sponsored agriculture seminars for farmers. The seminars provide the editors of Pro Farmer an opportunity to interact with their readership, who pay a fee to attend such seminars.

  Today Magazines

  Other periodicals published by the Company include the controlled circulation Today series of magazines that focus on the livestock markets. This series includes Beef Today, Dairy Today and Hogs Today, each of which is published ten times per year. Beef Today, originally a beef producer demographic section of Farm Journal, was first published as an individual magazine in 1985. As of December 31, 1997, the magazine had a controlled circulation of 135,956 readers, each of whom is a cattle producer who meets certain qualifications regarding beef sold or cattle ownership. The publication's editorial content includes contributions from columnists writing on topics such as animal health, market outlook and regulatory issues. Dairy Today, originally a dairy producer demographic section of Farm Journal, was first published separately in 1985. As of December 31, 1997, the magazine's controlled circulation of 99,997 readers was comprised of dairy producers meeting certain milk production qualifications. The publication's editorial content includes contributions from columnists writing on topics such as nutrition, genetics and economics. As with Beef Today and Dairy Today, Hogs Today was originally introduced as a pork producer demographic section of Farm Journal. Hogs Today was first published separately in 1985. As of December 31, 1997, the magazine was sent to 73,557 pork producers, each of whom met certain qualifications regarding ownership and marketing of hogs. The magazine's content includes production, marketing and management stories, including contributions from columnists writing on herd health, nutrition and marketing.

Electronic Publishing

  Globalink and FutureLink

  The Company provides two satellite-delivered information services for personal computer users: (i) Globalink, which provides farmers and ranchers with commodity and agribusiness news and weather forecasts, and (ii) FutureLink, which delivers agricultural commodity news to non-farmers who trade in commodities markets but are not professional traders.

  In 1988, PFA launched a satellite-transmitted version of Globalink. Approximately 1,850 farmers currently subscribe to Globalink, which is sold through direct mail and telemarketing efforts targeting the top revenue-producing Pro Farmer subscribers. New subscribers buy and install the satellite dish and pay the Company a monthly fee of $54.95 for ongoing service. If a subscriber does not own a computer, the Company facilitates its acquisition and financing. Principal features of Globalink include: (i) snapshot futures and options quotations available every ten minutes from a former affiliate of the business, FutureSource Information Systems, Inc. ("FutureSource"); (ii) real-time market news that covers all North American and major international exchanges from a division of FutureSource, Future World News; (iii) weather forecasts from Strategic Weather Services; and (iv) the entire package of Pro Farmer news.

  In response to increased use of the Internet, the Company plans to offer Globalink over a combined service that enables subscribers to receive data both via satellite and over the Internet. In this hybrid system, both the satellite and Internet transmitted data will contain "hyperlinks" that enable the user to explore related topics of interest. Information received from hyperlinking will be delivered directly from the Internet. PFA plans to implement the new hybrid system during 1998 as part of an upgrade written for use with Windows. The Company expects that this upgrade will also substantially improve Globalink's ease of use.

  FutureLink provides snapshot futures and options quotations every ten minutes. FutureLink subscribers are primarily non-farmer commodity traders. Currently there are approximately 3,650 subscribers to FutureLink. The data service is largely sold through endorsements by third party commodity advisors who receive a $20 per month royalty for each subscription sold. FutureLink users pay $115 per month for the service. FutureLink has all the features of Globalink but contains certain differences in format and substance to make it more appealing to commodity traders. The Company also plans to upgrade Futurelink to the Windows based hybrid architecture currently in development.

  Internet

  Farm Journal Today is the Company's Internet site on the World Wide Web, accessible at www.farmjournal.com. The site was introduced in 1995 and attracted more than 2,500,000 hits and over 50,000 user sessions in March 1998. In 1996 the site was designated as a "partner site" by Microsoft Corporation when it introduced its Internet Explorer World Wide Web browser. A regular feature on the site includes stories abstracted from the Company's magazines. The site provides updates of breaking agriculture news stories and a forum for farmer and rancher communications through bulletin board postings and live chat sessions. A regular program on the site, First Tuesday, features leading agribusiness executives and provides an opportunity for live chat questions and answers.

  Commercial activity on the site includes banner advertising which allows visitors to link with agribusiness companies' home pages. The Company is introducing a store on its Web site which will provide customers the opportunity to order a wide variety of Farm Journal merchandise. Farm Journal Today is actively promoted through cross-references in the Company's publications.

  The Company's Pro Farmer newsletter also maintains an active Internet site at www.profarmer.com. The site averages 17,000 hits per day and serves both existing and prospective Pro Farmer subscribers. Visitors receive story abstracts and the opportunity to order subscriptions. Future plans include offering users the ability to run personalized news searches based on a particular profile of interest to the user. The Company will explore positioning the site as a global trading post where commodity buyers and sellers can meet and evaluate bids and offers. The Company intends to explore a commission arrangement for providing this service.

Other Publications and Publishing Related Services

  The Company is in the process of developing several new publications as well as certain publishing and publishing related services, such as custom publishing, conferences and seminars.

  LandOwner and Land Stewardship

  As part of the PFA Acquisition, Farm Journal acquired LandOwner, a newsletter covering investments in real property, international agriculture and land use. LandOwner sells for $84 for a one-year subscription and has a subscriber base of 2,600. The Company plans to publish part of the content of LandOwner in a new publication, Land Stewardship. Land Stewardship will be directed at individuals interested in environmental land protection. Management is currently planning to publish 12 issues of each of the two newsletters annually.

  Other New Publications

  The Company is also developing several other new publications, including those in the areas of agricultural commodities and rural lifestyles. Part of the Company's strategy for new publications includes seeking immediate profitability through subscription fees and, as necessary, full or partial sponsorship. The Company anticipates that such sponsorship will ultimately be replaced by an established advertising base.

  Custom Publishing

  The Company also recently began a focused approach to generating sponsored custom publishing programs, which includes publishing journals for trade shows and conferences, translation of agricultural articles for international distribution and corporate newsletters and customer service material for the Company's corporate advertisers. Additional areas to be targeted include creating special focus publications for customers.

  Conferences and Seminars

  Recently, the Company has organized several sponsored conferences and seminars that build on the editorial positions of Farm Journal, Top Producer and Pro Farmer.

  In November 1997 and March 1998, the Company organized policy conferences in Washington, D.C. on the topics of trade policy and food quality legislation. Speakers at the conferences included United States government cabinet members, members of Congress and several chief executives of major agricultural companies and associations. The conferences generated over $100,000 in revenues and were profitable. The Company intends to implement additional conferences on agricultural policy issues in the future.

  The Company also organized two Top Producer Executive Farmer Seminars which were held in January and March 1998. The seminars, which were sponsored and required registration fees, featured high-profile Top Producer columnists and large-scale farmers that had been featured in the magazine. The initial two seminars were profitable and the Company intends to offer this seminar series at additional locations as well as to expand its seminar offerings.

  A third series of seminars is being re-introduced under the Pro Farmer brand. These seminars focus on the strategies for marketing farm products and feature Pro Farmer market analysts. Revenues are generated from both seminar sponsors as well as registration sales.

  Cash Master

  In conjunction with its Pro Farmer newsletter, the Company is also developing an agricultural marketing service for grain farmers under the brand Cash Master. Under this service, a Company subsidiary executes spot market crop sales for participating farmers according to advice given via Pro Farmer electronic services in the Pro Farmer newsletter. This enables farmers who wish to focus on production to use an agent to market a specific portion of their crop.

Television--AgDay

  On July 7, 1998, the Company entered into an agreement with QMI to acquire AgDay, a 30-minute television news program, targeted to farmers, ranchers and those interested in rural lifestyles. AgDay is a nationally syndicated television program which is fed via satellite to over 140 local television stations. AgDay was launched in 1982. Other programming products include AgDay Weekend Edition and AgDay Special Edition, which provide commodities news and information and coverage of selected agricultural events, respectively.

  The closing of the AgDay Acquisition is scheduled to occur concurrently with the closing of the Offering and is subject to customary closing conditions, including, among other things, receipt by the Company of satisfactory audited financial statements of QMI and the conduct of limited due diligence.

Editorial

  Farm Journal believes that its publications have a reputation among their readers and within the agricultural industry for authoritative and reliable journalism. One of the former owners of the Company was a foundation which was committed to public service and the needs of domestic farmers. This commitment was reflected in Farm Journal's editorial content and quality. The Company's magazines are among the most frequent recipients of editorial awards in agricultural journalism. Farm Journal is the only agricultural magazine to have won the prestigious "Calder Award" from the American Society of Magazine Editors, which it received in 1986. Each year the Company's magazines are cited in various categories of excellence by the American Agricultural Editors Association and by the Livestock Publications Council, organizations which recognize outstanding editorial achievement.

  Farm Journal's editorial staff currently includes editors, designers and production personnel. The editorial staff makes significant efforts to understand the information needs and interests of its readers and thereby serve them more effectively. The Company devotes considerable resources to the study of trends in its readership communities and strives to make its publications the most widely read amongst its target audiences. The Company also uses high-quality design graphics, illustrations, photography and other artistic elements to make its publications visually attractive and accessible to readers. The Company believes that its reputation for objective, fair and credible editorial content contributes significantly to Farm Journal's success.

Advertising

  Farm Journal has a strong market position with nearly all major agricultural product advertisers in such areas as seed, automotive products, crop protection chemicals and equipment. The largest advertisers in the Company's publications are major agriculture suppliers, including American Cyanamid, Asgrow Seed, BASF, Bayer, Case, Caterpillar, Chevrolet, Deere & Company, Dodge, Dow AgroSciences, DuPont, Farm Credit Services, FMC, Ford, Hoechst Roussell, Monsanto, Novartis, Pharmacia & Upjohn, Pioneer Hi-Bred International, Terra International and Zeneca Ag Products. Several of these advertisers have had relationships with the Company for over 50 years. Through acquisitions, strategic alliances and co-branding, the Company expects to increase the number and type of its advertising relationships.

  Advertising sales accounted for approximately 73% of the Company's total revenues in 1997. The suppliers and purchasers of agricultural print advertising are a highly concentrated group. Six publishers currently account for approximately two-thirds of the market. Fifteen companies in the general farm interest category have accounted for approximately 35% of all advertising expenditures. The Company estimates that it commands on average a 27% market share of advertising expenditures by its top 15 advertisers compared with approximately 23% market share in the general farm interest category. Farm Journal advertisers represent approximately 110 companies, many working through advertising agencies, with the Company's 50 largest customers representing nearly 90% of total Company advertising revenues. Customer duplication between Farm Journal and Top Producer is quite extensive while minimal duplication exists between advertisers in those two publications and advertisers in Beef Today, Dairy Today and Hogs Today.

  The Company's unique and extensive subscriber database enables the Company to sell advertising space by offering a target audience to the advertiser through varying versions of its publications. The Company uses its subscriber database to tailor editorial content and advertising to specific reader interests. Farm Journal uses computerized binding technology to create multiple versions of an individual issue, enabling it to target editorial content and advertisements to distinct subgroups of subscribers.

  Management believes that the continued increase in agricultural production and productivity will lead to increased agricultural advertising expenditures, including expenditures for print, direct, Internet, radio and television. The Company expects to profit from its ability to enable advertisers to reach end product buyers through the Company's publication and information services product offerings.

  The Company's advertising sales strategy also includes an initiative designed to increase revenues from box display and classified advertising. Both categories represent markets that the Company has not actively pursued in recent years. Farm Journal added three sales positions in these areas during 1997. The Company believes that relative to its market share in other categories, box display and classified advertising present significant opportunity to increase its advertising revenues.

  The Company's advertising is sold through an internal sales organization and a customer support group. Although some account and territory overlap exists, the sales organization is divided between crop (Farm Journal and Top Producer) and livestock (Beef Today, Dairy Today and Hogs Today). The Company employs 20 sales and customer support personnel. In order to increase accountability, the Company has decentralized sales responsibilities for its crop and livestock magazines under three publishers.

Circulation

  The Company's magazines are primarily controlled-circulation, business-to-business publications which are distributed free of charge to qualified subscribers. Subscribers must provide production information (crops by acre size and livestock by herd size, in addition to various production data) in order to receive the publications. Demographic information and subscription requests are collected both in written form, including cover wraps and direct mail solicitations, and through the Company's telemarketing center located in Webster City, Iowa. Once Farm Journal accepts a potential subscriber as a qualified recipient for a controlled circulation publication, that reader receives the particular publication for up to three years. The process of updating demographic data and collecting reader requests, however, occurs on a more frequent cycle. The Company currently updates demographic data for over 70% of its subscribers each year and updates data for 94% at least every two years.

  Circulation information for Farm Journal and Top Producer is audited each year by the Audit Bureau of Circulations ("ABC") and circulation information for Beef Today, Dairy Today and Hogs Today is audited by BPA International ("BPA"). ABC and BPA audits verify that the Company's subscription information accurately identifies the number and demographic characteristics of qualified recipients and that the qualified recipients are in fact eligible to receive the relevant publication under the standards established by Farm Journal for such publication. Both ABC and BPA are nationally recognized auditors of periodical subscription lists.

  Although Farm Journal is primarily a controlled circulation publication, 32% of its subscriber base is paid. In recent years, the Company has pursued an aggressive program to increase subscription rates on the paid circulation segment. Those initiatives, which increased average issue sale prices by approximately 11% in first-quarter 1997 solicitations and by approximately 29% in fourth-quarter 1997 solicitations, each over the comparable prior year period, have not negatively affected either renewal rates or subscription term periods.

  The Company is currently in the process of converting Top Producer from a controlled-circulation publication to a partially-paid subscription magazine. Subscription revenues will be generated through a mix of direct mail marketing programs, on-line promotions and other promotional methods. The Company does not employ a field-based subscription sales organization.

  Pro Farmer and LandOwner are paid circulation newsletters that do not contain advertising. Subscription sales are procured through a number of methods with emphasis on direct marketing solicitations. Direct mail promotions often feature publication samples and extend trial subscription programs. The Company also promotes subscription sales on its Internet sites and in the Company's other magazines.

Production, Distribution and Fulfillment

  The Company currently employs a staff of seven professionals to manage the production and oversee the printing, distribution and fulfillment of its periodicals.

  For the last 60 years, the Company has outsourced magazine printing services to Donnelley. The Company's magazines are printed, bound and organized for shipment pursuant to a contract with Donnelley which is currently scheduled to expire in 2001. Printing of magazines is performed in Donnelley's facilities in Danville, Kentucky. In addition, Donnelley purchases most of the Company's paper needs through a consortium that includes other Donnelley customers. Paper is purchased principally on the spot market. Donnelley binds certain of the Company's magazines using a sophisticated binding process that allows individual issues to be custom-tailored for readers based on geographic and demographic information from the Company's circulation database. Using this form of selective binding enables the Company's advertisers to create advertisements directed only to those readers identified as probable customers. The Company also outsources the printing of its newsletters to a commercial printer in Cedar Falls, Iowa.

  The Company believes that its relationship with Donnelley is good and that its high volume of printing with Donnelley enables the Company to receive favorable printing rates. The Company believes, however, that other printers of similar quality could be engaged on similar terms.

  The Company maintains numerous circulation and fulfillment processes, including: (i) the receipt, verification, and deposit of payments from subscribers; (ii) the maintenance of master files on all subscribers by publication and the issuance of invoices and renewal notices to subscribers; and (iii) the issuance of address labels for individual publications.

  Farm Journal has a contract with ACS Advantage Computing Systems ("ACS") which provides licensing, support and upgrades for the Company's magazine circulation fulfillment software. The Company's existing agreement with ACS may be terminated by either party after 2000.

Raw Materials

  The Company's principal raw material is paper. Paper costs represented approximately 30% and 25% of the Company's manufacturing costs for 1996 and 1997, respectively. The Company believes that its arrangement with Donnelley enables it to obtain favorable pricing as a result of Donnelley's large volume of paper purchasing.

The available sources of paper have been, and the Company believes will continue to be, adequate to supply the Company's needs. Certain commodity grades of paper have shown considerable price volatility over the last decade, including the commodity grade used by the Company. The price of the Company's primary paper increased 10% in 1994 and another 34% in 1995, to its high in October of that year. From October 1995 to the end of 1996, the price of the Company's primary paper declined 34%. See "Risk Factors--Fluctuations in Paper Costs and Postal Rates" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

FARM JOURNAL INFORMATION RESOURCES

  In addition to its publishing operations, Farm Journal provides data management and related information services, including market research services, through its FJIR division. FJIR's customers include each of the Company's top five advertisers and many of the other leading agricultural industry suppliers.

Database

  The foundation of the FJIR business is the Company's unique database of over
3.8 million records. The Company believes that its database, which contains demographic and production information for most United States farmers and ranchers, is the most accurate and comprehensive database in the agricultural industry. Unlike competing databases, information in the Company's database is obtained directly from farmers and ranchers rather than through lists obtained or purchased from other sources. The Company's magazine subscribers must fill out a written survey packaged with the magazine in order to receive the publication. Subscribers who do not respond to the written survey are called by one of the Company's 82 telephone operators located at its in-house telemarketing facility in Webster City, Iowa. The telephone interview response rate is nearly 97%. Over 70% of the Company's magazine subscribers are contacted through these methods once a year and 94% are contacted every two years, with each contact resulting in a complete record update. Information collected includes demographic, management, crop production, livestock ownership, cropping practices and similar data. The Company also retains record histories that confirm and enhance the data with respect to current farmers and ranchers names. In 1997, the Company updated over 700,000 of the records in its database.

Data Management and Other Services

  FJIR uses the Farm Journal database in a variety of ways. FJIR analyzes and categorizes the information on the basis of farmer demographics, crops grown and livestock raised. The information can be sorted, filtered or otherwise organized to provide meaningful data for licensing to advertisers and other companies targeting the agricultural industry. FJIR also offers data maintenance and enhancement services to agricultural suppliers. In one arrangement, the FJIR client will provide its customer database to the Company pursuant to a licensing and maintenance agreement. Updated production demographics from Farm Journal's database are appended to clients' databases containing proprietary customer purchase information. This service allows marketers to obtain information about existing and potential customers. FJIR's relationships range from data licensing and warehousing to full service agreements in which a client's own customer database is updated, enhanced and maintained by FJIR. Many FJIR clients have multi-year agreements with the Company. Income is derived on a "fee for services" or "fee for data" basis. Ultimately, access to client customer databases provides Farm Journal with an additional means to increase circulation for its publications.

  FJIR is also actively pursuing new data services products and relationships that leverage the Farm Journal brand and its unique circulation database.

  A significant product is a multi-client survey referred to as Smart Market Database Enhancement ("Smart Market(TM)"). FJIR clients pay the Company to gather specific information from farmers and ranchers that will be used in the client's marketing programs. Smart Market(TM) surveys combine several clients' information requests in a single mailing to target farmers and ranchers, thereby reducing data collection costs, reducing survey target fatigue and, management believes, producing greater customer response. Management believes the relatively high response rates for Smart Market(TM), which are generally in excess of 20%, are the result of association with the Farm Journal name and recognition of the technique's efficiency. The Company maintains all information obtained in its database and can respond to an individual client's needs while maintaining confidentiality about other client requests and information. The information gathered is the property of Farm Journal and may be used to enhance the Farm Journal database.

  In addition, in November 1997, Farm Journal was awarded a contract to develop a North American Purchaser Directory (the "Directory") for a consortium of members of the American Crop Protection Association. This project, referred to as RAPID, will result in a comprehensive farmer directory that will provide the foundation for a system to capture point-of-sale information for manufacturing members. The directory will be a single list resource for use throughout the agricultural industry and will provide for every commercial farmer a common set of data elements, including identification number, owner/operator name, business name and address. This information may be used by the participating members of the consortium to facilitate accurate and timely electronic information exchange and processing among such members, retailers and distributors. Planned enhancements to RAPID include a product directory, material and safety information, and a retailer database. In addition to an initial development fee, Farm Journal anticipates ongoing revenues from RAPID in the form of user fees, database licensing and advertising contracts. The Directory is expected to include information on approximately 1.5 million farmers and 14,000 agricultural product retail outlets located throughout the United States, Canada and Mexico. Management believes that development of the Directory will substantially increase the size of the Company's database, expand its coverage into foreign markets and provide additional opportunities for database development and management in other agricultural sectors.

 Market Research

  The Company offers market research through Rockwood Research, a division of FJIR ("Rockwood"). Rockwood, located in New Brighton, Minnesota, is a full-service marketing research organization specializing in agricultural research. Rockwood conducts focus groups, performs telephone and mail surveys and creates on-line market research projects. Rockwood's products include both proprietary and syndicated research studies, including SmartShare(TM) brand share studies. Rockwood's primary focus is on psychographic segmentation, customer satisfaction, price sensitivity and awareness-tracking studies.

ACQUISITION STRATEGY

  Farm Journal intends to pursue strategic acquisitions of agricultural and related media and information services businesses. The Company's initial strategy will be to focus on acquisitions that will complement or extend Farm Journal's existing publications and information services businesses, as well as create benefits from cross-selling to advertisers, cross-promotion of readership and expansion of the Farm Journal database. Management has identified several categories of acquisition candidates, each one of which it believes offers the potential for significant growth.

  Management believes the highly fragmented agricultural publishing category offers a number of acquisition candidates. In the United States there are over 270 agricultural publications. A number of these would provide geographic or market segment enhancements to the Company's current publications and database. Over 40% of these magazines are owned by small or family-owned publishing companies which serve niche agricultural markets, such as fruit, vegetable, poultry and other specialty crop and livestock producers. The Company believes that many of these smaller participants would also complement and extend Farm Journal's existing publications and data management services and offer compatibility in subscribers, advertisers and content.

  Another category of acquisitions includes companies that would extend the communications media used by the Company. These companies are involved in, among other things, television or radio production, newsletter publishing, trade show organization, event marketing and internet site development. The Links business acquired in the PFA Acquisition is an example of an acquisition in this category.

  Farm Journal will also target rural-related consumer publications and media that overlap with the reader profile of the farm audience and cover such subjects as hunting, fishing, gardening, crafts, sewing and baking. Management believes that certain publications in this area, as in others, would benefit from the Farm Journal's premier brand name, quality editorial content and industry or subscriber relationships. Operational savings, such as in overhead and publishing costs, should also be achievable and the addition of such titles should mitigate seasonal fluctuations in the Company's revenues.

 Another category of acquisition includes other business-to-business publications in fields within or directly related to the agricultural industry. This category would include publications in areas such as food processing, governmental regulation, health sciences, international trade and commerce and shipping and transportation. The Company's Chairman and Chief Executive Officer, Mr. Erickson, brings extensive acquisition experience in certain of these areas. Prior to joining Farm Journal in April 1997, Mr. Erickson was President and Publisher of the Journal of Commerce magazine group, where over a six-year period he acquired or started six publications and an electronic information services in the areas of transportation and international commerce.

  Finally, other categories of strategic acquisitions would include selected market research and data management businesses. Management also believes there are many opportunities to pursue its acquisition strategy overseas. See "-- International Publications and Data Management."

CO-BRANDING AND AFFINITY MARKETING

  Management believes that it will be able to increase revenues by utilizing Farm Journal's reputation to market, in conjunction with other companies, a broad range of high-quality, specifically tailored products and services to its circulation base at favorable prices. Management believes that its extensive database and data management capabilities, in combination with the name recognition and reputation for quality it has with its subscriber base, make the Company a particularly effective affinity marketing and co-branding partner for providers of products and services desiring to target the rural marketplace. Through co-branding and affinity marketing arrangements, the Company will be able to offer at a discount services such as credit cards, insurance and other financial services to its customer base. In such co-branding joint ventures, the Company expects to increase its name recognition in another medium and thereby expand the depth and breadth of its relationship with members of the agricultural community. In addition, because participating in the delivery of these services will result in additional "data-capture" by the Company, these initiatives should augment its FJIR division.

  In March 1998, the Company entered into an agreement with The Member Companies of American International Group, Inc. to jointly market private passenger automobile insurance to the Company's subscriber base. Under the long-term agreement Farm Journal will receive marketing royalties for policy sales and renewals.

  The Company recently entered into an agreement with CIGNA Property & Casualty to explore the sale of a variety of insurance products through a cooperative marketing effort. A number of the Company's services could be incorporated in potential marketing approaches, including data management services, product advertising and farmer seminar sponsorship.

  The Company has also retained Kessler Financial Services, a leading marketing consultant of affinity credit cards, to design and introduce a credit card program which will offer special value for farmers and ranchers. The Company expects that the credit card would include a "club" approach offering a variety of products and services at group discount prices. As with other affinity group sponsors, the Company would receive income from the acquisition of cardholders by its affinity group, fees for activating card-holding members and commissions on purchases made with the Farm Journal card.

  The Company anticipates expanding activities to include a broad range of consumer and small business products and services targeted at the agricultural and rural communities. Such offerings may include mutual funds and other financial products, computer and telecommunications equipment and other products and services characteristically used by small business owners.

INTERNATIONAL PUBLICATIONS AND DATA MANAGEMENT

  Given its position as a leading provider of agricultural information in the United States and the trend toward the globalization of agricultural technology and trade, management believes that there are substantial long-term opportunities to expand its business overseas. The Company is involved in a number of initiatives to capitalize on international market opportunities.

  In January 1998, Farm Journal retained JFA International Marketing Services, an international agribusiness consulting firm, to launch a sponsored international magazine targeted to agricultural decision-makers worldwide. In November 1997, the Company entered into an editorial agreement with a Japanese publication to reprint Dairy Today editorial in Dairy Japan. Recently, the Company's Rockwood unit participated in a joint project with German-based Kleffman Market Research on a project which assessed agricultural technology adaptation in various countries. In July 1998, Rockwood and Kleffman entered into an agreement to jointly develop and market additional research programs designed to be of global market interest. The Company has also held initial discussions with a European publisher with respect to joint venture publishing and international data management projects. Most recently, several FJIR clients have discussed obtaining data management services for their foreign databases.

  Management also believes there are various opportunities for expansion through acquisitions of foreign agricultural media companies. The Company intends to explore these opportunities initially in North America and has held initial discussions with a potential strategic partner in that regard.

COMPETITION

  According to AGRICOM, Farm Journal had an advertising revenue market share at the beginning of 1997 of approximately 23% among the geographic and market category farm magazines with which it competes. Farm Journal's principal competitors include Successful Farming (published by Meredith Corporation), Progressive Farmer (published by Time Warner) and certain state specific magazines published by Rural Press USA.

  Also based on data available from AGRICOM, Top Producer had at that time an advertising market share of approximately 24% among selective large-acreage publications, including Farm Industry News and Soybean Digest (published by PRIMEDIA) and Farm Futures (published by Rural Press USA). In their respective livestock categories the advertising market share for Beef Today was 25%, Dairy Today was 19% and Hogs Today was 17%. In each of the livestock species areas, the Company evaluates market share as compared with the leading publications in each category.

  The primary competitors to the Pro Farmer newsletter are the Doanes Report, the Kiplinger Agriculture Letter and the Brock Report. Farm Journal believes that Pro Farmer compares favorably with those competitors on the basis of depth, breadth and quality of editorial product.

  The principal competitor to the Links business is DTN. DTN offers general commodity information and also distributes certain Pro Farmer information services. DTN has a significantly larger subscription base than Globalink. DTN distributes, through dedicated terminals that it supplies, general commodity market information and other news, reports on weather and commodity quotes for a basic fee and offers a variety of services for additional fees.

  Other publishers maintain farmer demographic information databases. The Company believes, however, that its database contains more developed and detailed information than its competitors due to its direct communication with the reader. The majority of the Company's competitors in this field maintain data management services solely on an in-house basis, as opposed to the Company which offers its services to third parties. However, certain competitors offer selected data management services to third parties in the agricultural sector.

INTELLECTUAL PROPERTY

  The Company believes that it has developed strong brand awareness for its magazines and newsletters. The Company regards its titles and logos as valuable assets, and the Company has registered certain trademarks, service marks and logos used in its publishing business. In addition, each one of the Company's publications is protected under United States copyright laws. The Company believes that it owns or licenses all the intellectual property rights necessary to conduct its business.

PROPERTIES

  All of the Company's properties are leased. The Company has a lease for its headquarters facilities in Philadelphia, Pennsylvania which expires in 2005. The Farm Journal facilities consist of approximately 48,000 square feet and were improved in 1995. The Company also leases the headquarters for Rockwood Research, an FJIR facility, in New Brighton, Minnesota, space in Mexico, Missouri for its crops and equipment editorial field office and in Monticello, Minnesota for its dairy editorial office. Telephone center space for circulation and FJIR calling operations are in Webster City, Iowa and River Falls, Wisconsin.

EMPLOYEES

  As of May 29, 1998, the Company had 177 full-time employees and 222 part-time employees. Part-time employees are primarily telephone operators who conduct demographic surveys and data entry personnel. In addition to the Company's employees, the Company relies on a network of freelance and contract writers to provide additional editorial content. All work done by such writers is on an independent contractor basis. None of the Company's employees are members of unions. The Company believes that its relations with its employees are good.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information as of June 30, 1998 with respect to the persons who are members of the Board of Directors, executive officers or key employees of the Company.

             NAME            AGE                         TITLE
             ----            ---                         -----
   Stanford A.
    Erickson(1)............   59 Chairman of the Board and Chief Executive Officer
   Roger D. Randall(1).....   44 President, Chief Operating Officer and Director
   Richard K. Stanislaw....   48 Chief Financial Officer, Vice President and Treasurer
   John E. Lafferty........   46 President, FJIR
   Earl P. Ainsworth.......   50 Publisher, Farm Journal and Top Producer
   Sonja Hillgren..........   49 Editor of Farm Journal
   David J. Joerger........   35 General Manager of Professional Farmers of America
   J. Carr Gamble, III(1)..   44 Secretary and Director
   Sterling B. Brinkley,
    Jr.(1).................   46 Director
   Mark C. Pickup(2)(3)....   47 Director
   David J. Bates(3).......   51 Director
   Richard S.
    Werdiger(2)(3).........   50 Director

--------
(1) Member of Executive Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

DIRECTORS AND EXECUTIVE OFFICERS

  STANFORD A. ERICKSON--Mr. Erickson has served as Chairman of the Board and Chief Executive Officer of the Company since the Management Purchase in April 1997. Mr. Erickson was the President and Chief Operating Officer from 1991 to 1997 of the Journal of Commerce which is publisher of The Journal of Commerce and a division of the Economist Group, publisher of Economist magazine. At the Journal of Commerce, Mr. Erickson acquired or started six business-to-business publications in the transportation and commerce industries. Prior to 1991, Mr. Erickson held various positions with the Journal of Commerce, including editor, publisher and President of the Journal of Commerce. Mr. Erickson received a B.A. from the University of California, Berkeley, an M.A. from San Francisco State University and an M.S. from Columbia University Graduate Business School.

  ROGER D. RANDALL--Mr. Randall has served as President and Chief Operating Officer and a Director of the Company since the Management Purchase in April 1997. He is currently the President of FJI, having assumed that position in late 1995. Mr. Randall has been an employee of the Company since 1984 serving in various marketing and sales management positions. As President and Chief Operating Officer of the Company, he manages, among other things, the Company's external sales programs and various internal growth initiatives. Mr. Randall received his B.A. in Art and Political Science from Morningside College.

  RICHARD K. STANISLAW--Mr. Stanislaw joined the Company as Chief Financial Officer, Vice President and Treasurer in June 1997. Prior to joining the Company, Mr. Stanislaw served as President of The Rose Corporation, a heavy steel industrial equipment builder, metal service, machinery and mechanical contracting business, from August 1995 to June 1997, and as a financial consultant to The Rose Corporation (including Chief Financial Officer responsibilities) from October 1994 to August 1995. Mr. Stanislaw was employed by Collegeville Imagineering Inc., a manufacturer of seasonal consumer goods, from August 1991 to October 1994, serving as Chief Financial Officer from August 1991 to July 1992 and as Executive Vice President and General Manager from July 1992 to October 1994. Prior to August 1991, Mr. Stanislaw served in various capacities including Vice President, Finance and Vice President Group Controller of public companies. Mr. Stanislaw is also a certified public accountant and a graduate of Pennsylvania State University, where he earned his M.S. and B.S. in business and accounting.

  JOHN E. LAFFERTY--Mr. Lafferty has served as President of FJIR since the group was formed in 1997. Mr. Lafferty joined the Company in 1992 as Vice President of Marketing and served from 1994 to 1997 as Senior Vice President of Marketing. Prior to joining the Company, he was Senior Vice President and Account Supervisor for Richardson, Myers and Donofrio, a Baltimore-based advertising agency, from 1985 to 1991. Mr. Lafferty received his B.A. from the University of Delaware.

  EARL P. AINSWORTH--Mr. Ainsworth has served as Publisher of Farm Journal and Top Producer since 1995. Prior to being named to that position he served for 20 years in various editorial capacities at the Company, including as Editorial Director for the Company's five magazines and Editor of Farm Journal. Mr. Ainsworth has served as President of the American Agricultural Editors Association and is a graduate of Cornell University.

  SONJA HILLGREN--Ms. Hillgren has been the Editor of Farm Journal since 1995 and served as its Washington Editor from 1990 to 1995. Ms. Hillgren is a prominent figure in the agricultural community. She is currently a director of the Winrock Foundation, a charitable foundation, and a recent past President of the National Press Club. Ms. Hillgren received her M.S. and B.S. from the University of Missouri. Ms. Hillgren was a Nieman Fellow at Harvard University from 1982 to 1983.

  DAVID J. JOERGER--Mr. Joerger has served as General Manager and Chief Financial Officer of PFA since the PFA Acquisition. Prior to the PFA Acquisition, Mr. Joerger served as Chief Financial Officer of Oster Communications, Inc., a privately-held international communications company specializing in the futures industry, from June 1996 to April 1998, and as its Treasurer from March 1990 to June 1996. Prior to March 1990, Mr. Joerger was employed in public accounting, serving clients in the food processing, technology, financial services and agriculture industries. Mr. Joerger received a B.A. from the University of Northern Iowa and is a certified public accountant.

  J. CARR GAMBLE, III--Mr. Gamble has been the Secretary and a Director of the Company since June 1997. Since 1994, Mr. Gamble has been a Managing Director of Morgan Schiff, and serves as a consultant to various companies that are affiliates of Morgan Schiff. From 1989 to 1994, Mr. Gamble was Of Counsel to the law firm of Milbank, Tweed, Hadley & McCloy and from 1981 to 1989 was associated with the law firm of Cravath, Swaine & Moore. Mr. Gamble received a B.A. from Amherst College, an M.S. in mathematics from the University of California at Berkeley and a J.D. from the University of Virginia School of Law.

  STERLING B. BRINKLEY, JR.--Mr. Brinkley serves as a Director of the Company and is Chairman of the Executive Committee. Mr. Brinkley was a Managing Director of Morgan Schiff from 1986 to 1990. Since 1990, Mr. Brinkley has been a consultant to Morgan Schiff. Prior to 1986, Mr. Brinkley was a Managing Director in the Corporate Finance Department of Shearson Lehman Brothers, Inc. Mr. Brinkley is also Chairman of the Board of Directors of EZCORP, Inc., a publicly-traded pawnshop chain, and Chairman of the Executive Committee of the Board of Directors of Friedman's Inc., a publicly-traded retail jewelry chain. Both companies are affiliates of the Company and Morgan Schiff. Mr. Brinkley also serves on the boards of directors of various privately held companies that are affiliates of Morgan Schiff. Mr. Brinkley received a B.A. from Yale University and an M.B.A. from the Stanford Graduate School of Business.

  MARK C. PICKUP--Mr. Pickup serves as a Director of the Company and is Chairman of the Audit Committee. Mr. Pickup is also a director of EZCORP, Inc. and Friedman's Inc. Since 1995 he has served as an independent business consultant with a variety of companies. Mr. Pickup served as Vice Chairman of Crescent Jewelers, a privately-held retail jewelry chain which is an affiliate of Morgan Schiff and the Company, from December 1994 until February 1995, and served as President and Chief Executive Officer of Crescent Jewelers from August 1993 to December 1994. From October 1992 until August 1993, Mr. Pickup served as the Senior Vice President and Chief Financial Officer for Crescent Jewelers. For more than five years prior to October 1992, Mr. Pickup held various positions with the predecessors of Ernst & Young LLP, leaving as a partner in its San Francisco, California office in October 1992. Mr. Pickup received a B.S. in mathematics from Brigham Young University.

  DAVID J. BATES--Mr. Bates became a Director of the Company in June 1998. Since 1994, he has been a self-employed private investor and businessman and is President of Casey Enterprises, Inc., a privately-held business consulting firm which he founded in 1994. From 1983 to 1993, he was a Senior Investment Officer at International Finance Corporation ("IFC"), the private sector affiliate of the World Bank Group headquartered in Washington, D.C. where he specialized in project finance (including agribusiness projects) with area responsibilities in Europe, the Middle East and Eastern Europe. Prior to joining IFC, Mr. Bates held various positions in the Agriculture Department of the World Bank involved in global agricultural development policies and investment. He received a B.A. and an M. Phil. (Economics) from George Washington University and an M.B.A. from the University of Pennsylvania, Wharton Business School.

  RICHARD S. WERDIGER--Mr. Werdiger became a Director of the Company in June 1998. Since 1980, Mr. Werdiger has served as President and Chief Executive Officer of Michael Werdiger, Inc., a wholesale diamond company. Since 1980, he has also served as Chairman of the Board and Vice President of Diamond Abrasives Corporation, a distributor of industrial abrasives. Mr. Werdiger is currently on the board of a privately-held company which is an affiliate of Morgan Schiff. He received a B.A. in Economics from Middlebury College.

  Directors of the Company are currently elected annually by its stockholders to serve during the ensuing year or until their respective successors are duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors (the "Board"). For a description of class voting rights see "Description of Capital Stock."

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board currently has three committees: (i) an Audit Committee; (ii) an Executive Committee; and (iii) a Compensation Committee.

  The Audit Committee is comprised of Messrs. Bates, Werdiger and Pickup, with Mr. Pickup as Chairman. The Audit Committee recommends the independent accountants appointed by the Board to audit the financial statements of the Company, which includes an inspection of the books and accounts of the Company, and reviews with such accountants the scope of their audit and their report thereon, including any questions and recommendations that may arise relating to such audit and report or the Company's internal accounting and auditing procedures. The composition of the Audit Committee complies with the independent director requirements of Nasdaq.

  The Executive Committee is comprised of Messrs. Erickson, Randall, Gamble and Brinkley, with Mr. Brinkley as Chairman. The Executive Committee exercises the authority of the Board, to the extent permitted by law, in the management of the business of the Company between meetings of the Board. The Executive Committee of the Board also serves as the nominating committee in connection with annual meetings of stockholders.

  The Compensation Committee is comprised of Messrs. Werdiger and Pickup, with Mr. Werdiger as Chairman. The function of the Compensation Committee is to review and approve the compensation of executive officers and establish targets and incentive awards under incentive compensation plans of the Company. The Compensation Committee reports to the Board.

COMPENSATION OF THE BOARD OF DIRECTORS

  Directors who are not current employees of the Company will receive directors fees of $8,000 per year. Committee Chairmen who are not current employees of the Company will receive an additional $2,000 per year.

The Company will reimburse directors for travel and other out-of-pocket expenses incurred in connection with their services as directors.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal year ended December 31, 1997 for (i) the Chairman of the Board and Chief Executive Officer of the Company; (ii) the President and Chief Operating Officer; and (iii) the two other executive officers of the Company (determined as of the end of the last fiscal year) whose total annual salary and bonus for the fiscal year ended December 31, 1997 exceeded $100,000 (collectively, the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE(1)

                                                       LONG-TERM
                                    ANNUAL            COMPENSATION
                                 COMPENSATION            AWARDS
                               -------------------    ------------
   NAME AND PRINCIPAL                                  RESTRICTED    ALL OTHER
        POSITION          YEAR  SALARY      BONUS     STOCK AWARDS  COMPENSATION
   ------------------     ---- --------    -------    ------------  ------------
Stanford A. Erickson....  1997 $127,500(2) $55,159(3)   $10,911(4)       $297(5)
 Chairman and Chief Ex-
 ecutive Officer
Roger D. Randall........  1997 $163,750    $20,159      $ 8,730(4)    $57,767(6)(7)
 President and Chief Op-
 erating Officer
John E. Lafferty........  1997 $117,167    $15,157          --         $5,843(7)
 President of Farm Jour-
 nal Information Re-
 sources
Earl P. Ainsworth.......  1997 $115,000    $10,238          --         $5,616(7)
 Publisher of Farm Jour-
 nal and Top Producer

--------
(1) No Named Executive Officer received perquisites and other personal benefits valued in excess of the lesser of $50,000 or 10% of such officer's total salary and bonus reported for fiscal 1997.

(2) Mr. Erickson commenced employment with the Company in April 1997 at an annual base salary of $170,000.

(3) Includes a $25,000 bonus paid by the Company upon the consummation of the Management Purchase.

(4) Represents the value of partnership interests issued to Messrs. Erickson and Randall in connection with their employment by the Company. Subsequent to December 31, 1997, Messrs. Erickson and Randall received a Partnership
    distribution of $    and $   , respectively, and currently have an
    indirect interest in 1,098 and 879 shares of Class B Common Stock, respectively.

(5) Includes cost of life insurance premium paid by the Company.

(6) Includes a $50,000 severance payment from Tribune Company in connection with the Management Purchase.

(7) Includes cost of life insurance premium paid by the Company and contributions made by the Company under the Company's retirement savings plan.

OPTIONS/STOCK APPRECIATION RIGHTS

  No options to purchase Common Stock were outstanding and no stock appreciation rights were exercised by the Named Executive Officers during the year ended December 31, 1997.

  The Company is contemplating the adoption of a broad-based multi-year stock option plan covering directors, officers and employees. Although the Company has not determined the terms of such plan or the timing of its adoption, the Company currently anticipates that it may reserve a number of shares of Class A Common

Stock within a range of approximately 4-5% of the total shares of Class A Common Stock to be outstanding after the Offering, on a fully diluted basis, for issuance upon exercise of options granted under such a plan.

EMPLOYMENT AGREEMENTS

  Mr. Erickson, Chairman of the Board and Chief Executive Officer, and Mr. Randall, President and Chief Operating Officer, are each a party to a written employment agreement with FJI having a term of five years (the "Employment Agreements"). The Employment Agreements include annual base compensation of $170,000 in the case of Mr. Erickson and $160,000 in the case of Mr. Randall and provide for an annual performance-based incentive bonus. The Employment Agreements require such officers to maintain the confidentiality of the Company's proprietary information and to refrain from competing with the Company for specified periods after termination of employment for any reason. If the officer is terminated by the Company without cause (as defined in the Employment Agreements) or at such officer's election due to the Company's material breach of the Employment Agreement, such officer is entitled to receive his base salary for a period of three months following the date of such termination, provided that such number of months shall increase by one month for each completed full year of such officer's employment with the Company.

  As permitted under the Employment Agreements, Messrs. Erickson and Randall also purchased 5.483 and 4.387 Class B limited partnership units, respectively, in the Partnership. These units provide Messrs. Erickson and Randall with an indirect beneficial ownership interest, through the Partnership, in 2,098 and 2,879 shares of the Class B Common Stock, respectively. As a result of and subject to the terms of the Partnership Agreement, any income, gain or loss to the Partnership generated by or attributable to these shares will inure and be allocated to the benefit of Messrs. Erickson and Randall.

  In addition, pursuant to the Employment Agreements, Mr. Erickson and Mr. Randall each purchased Class A limited partnership units in the Partnership (the "Class A Units"). Mr. Erickson purchased one Class A Unit for a purchase price of $25,000 in cash and delivery of a full recourse promissory note to the Partnership in the amount of $75,000 (the "Note") bearing interest at the prime rate and secured by Mr. Erickson's primary residence. Mr. Erickson has fully paid the amount due on the Note. Mr. Randall purchased two Class A Units for a purchase price of $200,000.

  Under the Company's Incentive Stock Option Plan, Messrs. Erickson and Randall have been granted options expiring on April 1, 2007 (the "Options") to
acquire     and     shares of the Class A Common Stock, respectively, at a
price per share equal to $   . Options to purchase     and     shares are
currently exercisable by each of Messrs. Erickson and Randall, respectively. The balance of the Options will become exercisable by Messrs. Erickson and Randall in four equal installments on each of April 1, 1999, 2000, 2001 and 2002. The exercise of any vested options requires that such executives continue to be employed on the date of exercise.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company is controlled by Phillip Ean Cohen through his sole ownership of MS Farm Journal Corporation, the General Partner of the Partnership. Morgan Schiff, which is owned by Mr. Cohen, is one of the managing underwriters of the Offering. FJI reimbursed the Partnership and the General Partner for out-of-pocket expenses, principally for legal and accounting services, in connection with FJC's formation and the Management Purchase and will continue to reimburse the Partnership and the General Partner for ongoing administrative expenses, principally legal and accounting services. The Company believes these arrangements are on terms no less favorable to the Company than would be generally available to the Company in the marketplace. In the future, the Company may engage Morgan Schiff for business and financial advisory services. Subsequent to April 1997, Mr. Gamble, a Managing Director of Morgan Schiff, became Secretary and a Director of the Company. Mr. Brinkley, a consultant to Morgan Schiff, is a Director of the Company.

  Teachers Insurance and Annuity Association of America ("Teachers") has an indirect interest in 17,400 shares of Class B Common Stock through its ownership of limited partnership interests in the Partnership. As part of the financing of the Management Purchase, Teachers purchased $11.0 million of Senior Subordinated Notes pursuant to a Note Purchase Agreement. The Senior Subordinated Notes bear interest at a rate of 9.5% per annum and are due April 1, 2007. The interest rate on the Senior Subordinated Notes was based upon negotiations with Teachers as well as the market rate for senior subordinated debt of comparable borrowers at the time of the Management Purchase. Interest on the Senior Subordinated Notes is payable semi-annually on June 1 and December 1. The Company has the option to prepay $5.5 million principal amount plus accrued interest thereon of the Senior Subordinated Notes in part, at any time after an initial public offering.

  The terms of the Note Purchase Agreement impose restrictions that affect, among other things, the Company's ability to (i) engage in certain transactions with affiliates, (ii) effect a merger, consolidation or transfer or sale of assets, (iii) create liens on assets, (iv) engage in any line of business substantially different than that currently carried on by the Partnership, (v) incur certain additional indebtedness, (vi) make certain restricted payments, including dividends, and (vii) amend or modify certain agreements executed in connection with the Management Purchase. The terms of the Note Purchase Agreement also require that the Company maintain at least two independent directors on its Board of Directors (defined as a person who does not own, directly or indirectly, more than 5% of the outstanding capital stock or partnership interests of the Partnership or the General Partner or any affiliate thereof, and who is not an officer, director, partner, principal, associate, employee or consultant, or a family member of any of the foregoing, of Morgan Schiff, the General Partner or any of their affiliates), and require the Company to comply with certain financial ratios relating to funded indebtedness, minimum net worth and interest coverage.

  See also "Management," "Principal Stockholders," "Management Purchase" and "Underwriting."

                            PRINCIPAL STOCKHOLDERS

  The table below sets forth certain information as of June 1, 1998 regarding the beneficial ownership of Class A Common Stock and Class B Common Stock as well as the percentage ownership of all of the capital stock of the Company (Class A Common Stock and Class B Common Stock), assuming the recapitalization and the conversion of the PFA Preferred Stock to Class A Common Stock as described in "Description of Capital Stock." The information does not reflect the expected issuance of Class A Common Stock in connection with the AgDay Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--AgDay Acquisition Agreement." Information is provided as to each of the Company's Directors, the Named Executive Officers, each person known to the Company to own beneficially more than 5% of the outstanding shares of Class A Common Stock and Class B Common Stock and all Directors and executive officers of the Company as a group. Except as noted below, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                        SHARES OF CLASS A    SHARES OF CLASS B
                          COMMON STOCK          COMMON STOCK        PERCENTAGE OF
                        -------------------- ---------------------     CLASS A
  NAME AND ADDRESS OF                                                AND CLASS B
   BENEFICIAL OWNER     NUMBER    PERCENTAGE NUMBER     PERCENTAGE COMMON STOCK(1)
  -------------------   ------    ---------- -------    ---------- ---------------
MS Farm International
 Limited...............   (2)         --%    102,786        --%           --
 Partnership
MS Farm Journal Corpo-
 ration(3)
Phillip Ean Cohen
 350 Park Avenue
 8th Floor
 New York, New York
  10022
Teachers Insurance and
 Annuity...............   --          --      17,500(4)     --            --
 Association of America
 730 Third Avenue
 New York, New York
  10017
Stanford A. Erickson... 1,533(5)      --       2,098(4)     --            --
 1500 Market Street
 Centre Square West
 28th Floor
 Philadelphia, Pennsyl-
  vania 19102
Roger D. Randall....... 1,227(5)      --       2,879(4)     --            --
 1500 Market Street
 Centre Square West
 28th Floor
 Philadelphia, Pennsyl-
  vania 19102
John E. Lafferty.......   --          --         250(4)     --            --
 1500 Market Street
 Centre Square West
 28th Floor
 Philadelphia, Pennsyl-
  vania 19102
Earl Ainsworth.........   --          --         100(4)     --            --
 1500 Market Street
 Centre Square West
 28th Floor
 Philadelphia, Pennsyl-
  vania 19102




                              SHARES OF CLASS A SHARES OF CLASS B     PERCENTAGE OF
                                COMMON STOCK      COMMON STOCK           CLASS A
    NAME AND ADDRESS OF       ----------------- --------------------   AND CLASS B
      BENEFICIAL OWNER        NUMBER PERCENTAGE NUMBER    PERCENTAGE COMMON STOCK(1)
    -------------------       ------ ---------- ------    ---------- ---------------
Sonja Hillgren..............   --        --       350(4)      --            --
 1500 Market Street
 Centre Square West
 28th Floor
 Philadelphia, Pennsylvania
  19102
J. Carr Gamble, III.........   --        --     3,250(4)      --            --
 350 Park Avenue
 8th Floor
 New York, New York 10022
Sterling B. Brinkley........   --        --     7,500(4)      --            --
 350 Park Avenue
 8th Floor
 New York, New York 10022
Mark C. Pickup..............   --        --       250(4)      --            --
 6734 Coret Segunda
 Martinez, CA 94553
Richard S. Werdiger.........   --               5,000(4)
 Walled Brook Farm
 8 Cottage Avenue
 Purchase, New York 10577
All executive officers and
 directors
 as a group (12 persons)(6)..  --       --        --         --             --

--------
(1) Based upon     shares of Class A Common Stock outstanding immediately
    following the Offering and     shares of Class B Common Stock outstanding
    prior to and immediately following the Offering.

(2) Shares of Class B Common Stock are convertible into an equal number of shares of Class A Common Stock at any time. See "Description of Capital Stock."

(3) MS Farm Journal Corporation is the General Partner of the Partnership and has the sole right to vote the shares of Class B Common Stock and to direct their disposition. Mr. Phillip Ean Cohen is the sole stockholder of MS Farm Journal Corporation.

(4) Represents shares of Class B Common Stock which Teachers, Messrs. Erickson, Randall, Lafferty, Ainsworth, Gamble, Brinkley, Pickup and Werdiger and Ms. Hillgren, respectively, have an indirect interest through their ownership of limited partnership interests in the Partnership. Such persons have no right to vote or to direct the disposition of these shares . For a description of certain rights of a limited partner to withdraw from the Partnership and to obtain Class A Common Stock upon such withdrawal, see "Shares Eligible for Future Sale."

(5) Represents shares underlying options which are exercisable within sixty
    days. Does not include   shares underlying options which are not
    exercisable within sixty days.

(6) Includes     shares of Class B Common Stock held indirectly through
    ownership of limited partnership interests in the Partnership.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The following summary of certain provisions of the FJC's capital stock describes all material provisions, but does not purport to be complete and is subject to, and qualified in its entirety by, the Amended and Restated Certificate of Incorporation and the By-laws of the FJC (the "By-laws") that are included as exhibits to the Registration Statement of which this Prospectus is a part and by the provisions of applicable law.

RECAPITALIZATION

  FJC has amended and restated its Certificate of Incorporation (the "Amended and Restated Certificate of Incorporation") to (i) change the authorized
capital stock of the FJC to      shares of Class A Common Stock, par value
$0.01 per share,      shares of Class B Common Stock, par value $0.01 per
share, and 2,725 shares of Convertible Redeemable Preferred Stock, par value $0.01 per share; (ii) reclassify each outstanding share of original Class A
Common Stock into     shares of its newly created Class B Common Stock; (iii)
reclassify each outstanding share of original Class B Common Stock into shares of its newly created Class A Common Stock; and (iv) change the rights and privileges of the Class A Common Stock and Class B Common Stock to those described below. The Amended and Restated Certificate of Incorporation also provides that upon the conversion of the PFA Preferred Stock following the Offering, the Convertible Redeemable Preferred Stock will be eliminated. Upon
completion of the Offering,      shares of Class A Common Stock and
shares of Class B Common Stock will be issued and outstanding, including shares of Class A Common Stock into which all 2,725 outstanding shares of PFA Preferred Stock will be converted. The discussion herein describes the FJC's capital stock, the Amended and Restated Certificate of Incorporation and the By-laws in effect upon effectiveness of the Registration Statement of which this Prospectus is a part and assuming conversion of the Preferred Stock.

CLASS A AND CLASS B COMMON STOCK

  The holders of shares of Class A Common Stock and Class B Common Stock have identical rights and privileges on a per share basis, except as set forth below. The holders of shares of Common Stock have no preemptive rights to maintain their respective percentage ownership interest in FJC or other subscription rights for other securities of FJC. Shares of Common Stock are not redeemable or subject to further calls or assessments. The shares of Common Stock to be outstanding after the Offering, including the shares of Class A Common Stock to be issued hereby when paid for and issued, will be fully paid and non-assessable. Holders of shares of Common Stock are entitled to share pro rata in such dividends, if any, as may be declared by the Board out of funds legally available therefor; provided, however, that any dividend upon the Common Stock that is payable in Common Stock shall be paid only in Class A Common Stock to the holders of Class A Common Stock, but is payable in Class A or Class B Common Stock to the holders of Class B Common Stock. Upon liquidation, dissolution and winding up of FJC, holders of shares of Common Stock are entitled to share ratably in the net assets available for distribution to such holders. The consent of the holder or holders of a majority of the Class B Common Stock is required to authorize the issuance of Class B Common Stock.

  Limited Voting Rights. The holders of Class A Common Stock have the right as a class to elect that minimum number of directors constituting 25% of the members of the Board (rounding the number of such directors to the next highest whole number if such percentage is not equal to a whole number of directors), which presently represents two of the seven directors. Directors elected by the holders of Class A Common Stock will first be elected at the annual meeting of stockholders to be held in 1999.

  Except as stated above and as otherwise required by the laws of the State of Delaware, holders of shares of Class A Common Stock have no voting rights; provided, however, that from and after the time that all of the outstanding shares of Class B Common Stock are converted into shares of Class A Common Stock or are otherwise no longer outstanding, the holders of Class A Common Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of FJC and shall be entitled to one vote per share held. Generally, the vote of the majority of the shares represented at a meeting of the stockholders and entitled to vote is sufficient for actions that require a vote of the stockholders. The Amended and Restated Certificate of Incorporation does not provide for cumulative voting. Because sole voting power has been granted to the Class B Common Stock, except as stated above and as otherwise required by the laws of the State of Delaware, substantially all corporate actions can be taken without any vote by the holders of the Class A Common Stock including, without limitation, amending the Amended and Restated Certificate of Incorporation or By-laws of FJC (including authorizing more shares of Class A Common Stock); authorizing stock options, restricted stock and other compensation plans for employees, executives and directors; authorizing a merger or disposition of FJC or change in control of FJC; approving indemnification of directors, officers and employees (and related parties) of FJC; and approving conflict of interest transactions involving affiliates of FJC. The holders of the outstanding shares of Class A Common Stock will be entitled, however, to vote as a class upon any proposed amendment to the Amended and Restated Certificate of Incorporation which would increase or decrease the par value of the shares of Class A Common Stock, or alter or change the powers, preferences or special rights of the shares of the Class A Common Stock so as to affect them adversely. See "Risk Factors--Control of the Company; Anti-Takeover Impact."

  Immediately following the Offering, all of the shares of the Class B Common Stock will be owned by the Partnership and can be voted by the General Partner, which is wholly-owned by Mr. Cohen. See "Principal Stockholders" and "Underwriting."

  Conversion Rights. At the option of any holder of shares of Class B Common Stock, which option may be exercised at any time and from time to time, such holder may convert all or part of such holder's shares of Class B Common Stock into an equal number of shares of Class A Common Stock. The Shares of Class B Common Stock are also subject to mandatory conversion into an equal number of shares of Class A Common Stock, in whole or in part, at any time and from time to time, at the option of the holder or holders of a majority of the shares of Class B Common Stock. If, and only if, all the outstanding shares of Class B Common Stock were converted into Class A Common Stock or otherwise were no longer outstanding, the holders of the Class A Common Stock would have general voting power in the election of all members of the Board and in all other matters upon which stockholders of FJC are entitled to vote. Holders of shares of Class A Common Stock have no right to convert Class A Common Stock into any other securities of FJC.

INDEMNIFICATION AND LIMITATION OF LIABILITY

  The Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law as currently or hereafter in effect. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duty as a director, except for liability (i) for breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware (the "DGCL"); or (iv) for any transaction from which the director derives an improper personal benefit.

  The Amended and Restated Certificate of Incorporation provides for the mandatory indemnification of, and advancement of expenses to, directors and officers of FJC.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  FJC is subject to Section 203 of the DGCL, which prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder.

  The disproportionate voting rights between the Class A Common Stock and the Class B Common Stock and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of FJC. See "Risk Factors--Control of the Company; Anti-Takeover Impact."

TRANSFER AGENT

  The transfer agent and registrar for the Class A Common Stock is First Union National Bank, Charlotte, North Carolina.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have a total of shares of Class A Common Stock outstanding. All shares of Class A Common Stock sold in the Offering will be freely tradable by persons other than "affiliates" of the Company without restriction under the Securities Act. All other shares of Class A Common Stock and all shares of Class B Common Stock, and any shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock, will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least one year, including a person who may be deemed an affiliate of the Company, is entitled to sell within any three-month period a number of shares of Class A Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Class A Common Stock of the Company or the average weekly trading volume of the Class A Common Stock on Nasdaq during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who is not an affiliate of the Company and has not been such at any time during the 90 days preceding a sale, and who has beneficially owned "restricted" shares for at least two years, would be entitled to sell such shares immediately following the Offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act. However, the transfer agent may require an opinion of counsel that a proposed sale of "restricted" shares comes within the terms of Rule 144 of the Securities Act prior to effecting a transfer of such shares. Such opinion would be provided by and at the cost of the transferor.

  Any employee of the Company who purchased his or her shares of Class A Common Stock or received an option to purchase Class A Common Stock pursuant to a written compensation plan or contract while the Company was not subject to the reporting requirements of the Exchange Act may be entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the current public information, holding period, volume limitations or notice provision of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the holding period provision of Rule 144, in each case beginning 90 days after the date of this Prospectus. Upon completion
of the Offering, there will be outstanding options to purchase     shares of
Class A Common Stock, which shares may, upon exercise, be resold pursuant to Rule 701.

  The Company and its existing stockholders have agreed pursuant to the Underwriting Agreement and other agreements that they will not sell any shares of capital stock of the Company, either publicly or privately, without the prior consent of the Representatives (as defined in "Underwriting") for a period of 180 days from the date of this Prospectus (the "Lock-Up Period"). See "Underwriting."

  The Partnership has offered its limited partners the right to withdraw from the Partnership under the Agreement of Limited Partnership dated April 1, 1997 (the "Limited Partnership Agreement") and receive a distribution of Class A Common Stock (a "Withdrawal Election"). Such Withdrawal Election may be made at any time between the consummation of the Offering and fourteen days before the expiration of the Lock-Up Period. The Withdrawal Election will be effective at the end of the month in which the Lock-Up Period expires. The shares acquired through a limited partner's Withdrawal Election will be subject to the resale limitations under Rule 144.

  Limited partners making a Withdrawal Election will generally be deemed to have held the shares of Class A Common Stock distributed to them from the date they acquired their partnership interest. Accordingly, original investors in the Partnership will be entitled to sell such shares pursuant to the volume and other limitation of Rule 144 immediately upon distribution of such shares from the Partnership. Shares of Class A Common Stock distributed upon conversion of the PFA Preferred Stock and shares of Class A Common Stock to be issued upon the closing of the AgDay Acquisition will be similarly saleable on April 2,
1999 and August   , 1999, respectively.

  Prior to the Offering, there has been no public market for either class of Common Stock of the Company and no predictions can be made of the effect, if any, that the sale or availability for sale of additional shares of Common Stock, or the development of a public trading market for the Class B Common Stock, will have on the market price of the Class A Common Stock. Nevertheless, sales of substantial amounts of shares of Class A Common Stock in the public market, the perception that such sales could occur, or the development of a public trading market for the Class B Common Stock, could adversely affect the market price of the Class A Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting
Agreement dated          (the "Underwriting Agreement"), the underwriters
named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation, ING Baring Furman Selz LLC and Morgan Schiff & Co., Inc. are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company the following respective numbers of shares of Class A Common Stock:

                                                                       NUMBER
   UNDERWRITER                                                        OF SHARES
   -----------                                                        ---------
    Credit Suisse First Boston Corporation...........................
    ING Baring Furman Selz LLC.......................................
    Morgan Schiff & Co., Inc. .......................................
                                                                        ----
      Total..........................................................
                                                                        ====

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Class A Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up
to         additional shares of the Class A Common Stock at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Class A Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Class A Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

  The Company has been advised by the Representatives that the Underwriters propose to offer the Class A Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price less a
concession of $    per share, and the Underwriters and such dealers may allow
a discount of $    per share on sales to certain other dealers. After the
initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

  The Company and its existing shareholders have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file or cause to be filed with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act relating to, any additional shares of the Company's Class A Common Stock or securities convertible into or exchangeable or exercisable for any shares of the Company's Class A Common Stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this Prospectus.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

  Application has been made to list the shares of Class A Common Stock on The Nasdaq Stock Market's National Market.

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  Prior to this Offering, there has been no public market for the Class A Common Stock. Consequently, the initial public offering price for the Class A Common Stock will be determined by negotiations among the Company and the Representatives. Among the factors which will be considered in such negotiations will be the prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors which may be deemed relevant by the Company and the Representatives.

  One of the Representatives, Morgan Schiff, may be deemed to be an affiliate (as defined in Rule 2710(b)(1) of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "Conduct Rules")) of the Company because, among other things, the Partnership owns 100% of the outstanding Class B Common Stock of the Company and the sole stockholder of the General Partner controls Morgan Schiff. See "Principal Stockholders" and "Certain Relationships and Related Transactions." Accordingly, the shares of Class A Common Stock being offered hereby are being offered in accordance with the provisions of Rule 2710(c)(8) of the Conduct Rules. In accordance with such provisions. Credit Suisse First Boston Corporation has agreed to act as qualified independent underwriter (as defined in Rule 2720(b)(15) of the Conduct Rules) for the Offering and has agreed to assume the responsibilities of acting as qualified independent underwriter in pricing the Offering and conducting due diligence. The initial public offering price of the Class A Common Stock will not be higher than the maximum initial public offering price recommended by such qualified independent underwriter.

  Morgan Schiff has acted as financial advisor to the Company for which it received fees. See "Certain Relationships and Related Transactions."

  The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the Class A Common Stock being offered so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Class A Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Class A Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Class A Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Class A Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Class A Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A Common Stock.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of Class A Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Class A Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

  All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of Class A Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Class A Common Stock acquired by such purchaser pursuant to this Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Class A Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

  Canadian purchasers of Class A Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Class A Common Stock in their particular circumstances and with respect to the eligibility of the Class A Common Stock for investment by the purchaser under relevant Canadian Legislation.

                                 LEGAL MATTERS

  The validity of the Class A Common Stock offered hereby will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy. Certain legal matters will be passed upon for the Underwriters by Piper & Marbury L.L.P.

                                    EXPERTS

  The Consolidated Financial Statements of the Company as of December 31, 1997 and for the period from April 1, 1997 through December 31, 1997 and the Consolidated Financial Statements of the Predecessor as of December 31, 1995 and December 30, 1996 and for the years ended December 31, 1995 and December 29, 1996 and the period from January 1, 1997 through March 31, 1997 included elsewhere in this Prospectus and the related financial statement schedules included elsewhere in the Registration Statement have been audited by

Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and include an explanatory paragraph relating to the new cost basis for assets and liabilities when the Company acquired the Predecessor), appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing. The financial statements of PFA, as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997 included in this Prospectus and in the Registration Statement are included in reliance upon the report of McGladrey & Pullen, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Class A Common Stock being offered in the Offering. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, may be inspected, without charge, and copies may be obtained, at prescribed rates, at the public reference facilities of the Commission maintained at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of the Registration Statement may also be inspected, without charge, at the Commission's regional office at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. In addition, copies of the Registration Statement may be obtained by mail at prescribed rates, from the Commission's Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  Upon completion of the Offering, the Company will become subject to the informational requirements of the Exchange Act, and in accordance therewith will be required to file periodic reports and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities, regional offices and Web site referred to above.

  The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by independent certified public accountants.

                 THE FARM JOURNAL CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
THE FARM JOURNAL CORPORATION (Formerly Farm Journal Holdings Inc.)
 Independent Auditors' Report.............................................  F-2
 Consolidated Balance Sheets as of December 29, 1996 of the Predecessor
  and
  December 31, 1997 and (Unaudited) March 31, 1998 of the Company.........  F-3
 Consolidated Statements of Operations for the Two Years Ended December
  29, 1996 and the Period from December 30, 1996 to March 31, 1997 of the
  Predecessor and the Period from April 1, 1997 to December 31, 1997 and
  (Unaudited) for the Three Months Ended March 31, 1998 of the Company....  F-4
 Consolidated Statements of Shareholder's Equity for the Two Years Ended
  December 29, 1996 and the Period from December 30, 1996 to March 31,
  1997 of the Predecessor and the Period from April 1, 1997 to December
  31, 1997 and (Unaudited) for the Three Months Ended March 31, 1998 of
  the Company.............................................................  F-5
 Consolidated Statements of Cash Flows for the Two Years Ended December
  29, 1996 and the Period from December 30, 1996 to March 31, 1997 of the
  Predecessor and the Period from April 1, 1997 to December 31, 1997 and
  (Unaudited) for the Three Months Ended March 31, 1998 of the Company....  F-6
 Notes to Consolidated Financial Statements...............................  F-7
PROFESSIONAL FARMERS OF AMERICA, INC. AND PROFESSIONAL MARKET MANAGEMENT,
 INC.
 Independent Auditor's Report............................................. F-19
 Combined Balance Sheets as of December 31, 1996 and 1997 and (Unaudited)
  March 31, 1998.......................................................... F-20
 Combined Statements of Income for the Years Ended December 31, 1996 and
  1997 and (Unaudited) for the Three Months Ended March 31, 1997 and
  1998.................................................................... F-21
 Combined Statements of Stockholder's Equity for the Years Ended December
  31, 1996 and 1997 and (Unaudited) for the Three Months Ended March 31,
  1997 and 1998........................................................... F-22
 Combined Statements of Cash Flows for the Years Ended December 31, 1996
  and 1997 and (Unaudited) for the Three Months Ended March 31, 1997 and
  1998.................................................................... F-23
 Notes to Combined Financial Statements................................... F-24

  THE ACCOMPANYING FINANCIAL STATEMENTS REFLECT CHANGES TO THE TYPE AND NUMBER OF COMMON SHARES AUTHORIZED AND A CONVERSION OF PREVIOUSLY OUTSTANDING COMMON STOCK INTO NEWLY CREATED CLASSES OF COMMON STOCK, ALL OF WHICH IS TO BE EFFECTED PRIOR TO THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT. THE FOLLOWING OPINION IS IN THE FORM WHICH WILL BE SIGNED BY DELOITTE & TOUCHE LLP UPON CONSUMMATION OF THE ABOVE EVENTS, WHICH ARE DESCRIBED IN NOTE 19 OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AND ASSUMING THAT FROM JANUARY 23, 1998 TO THE DATE OF SUCH EVENTS, NO OTHER EVENTS HAVE OCCURRED WHICH WOULD AFFECT THE ACCOMPANYING FINANCIAL STATEMENTS AND NOTES THERETO.

Deloitte & Touche llp
Philadelphia, Pennsylvania
June 10, 1998

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
The Farm Journal Corporation
Philadelphia, Pennsylvania

We have audited the accompanying consolidated balance sheet of the Farm Journal Corporation (formerly Farm Journal Holdings, Inc.) and subsidiaries (the "Company") as of December 31, 1997 and the related consolidated statements of operations, shareholder's equity, and of cash flows for the period from April 1, 1997 to December 31, 1997, as well as the consolidated balance sheet of the Predecessor (see Note 1), as of December 29, 1996 and the consolidated related statements of operations, shareholder's equity, and of cash flows for the years ended December 31, 1995 and December 29, 1996 and the period from December 30, 1996 to March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and the Predecessor as of December 29, 1996 and December 31, 1997, and the results of their operations and their cash flows for the periods stated above.

As discussed in Note 2 to the consolidated financial statements, on April 1, 1997, the Company acquired the Predecessor which resulted in the establishment of a new cost basis for the assets and liabilities of the acquired entity.

Philadelphia, Pennsylvania
January 23, 1998
(    , 1998 as to Note 19)

                 THE FARM JOURNAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                         PREDECESSOR
                                                                                         CORPORATION
                                                                                         ------------
                                                                                         DECEMBER 29,  DECEMBER 31,   MARCH 31,
                                                                                             1996          1997         1998
                                                                                         ------------  ------------  -----------
                                                                                                                     (UNAUDITED)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.............................................................. $   276,622   $ 4,741,380   $ 4,949,325
 Accounts receivable, less allowances for doubtful accounts of $116,000 in 1996,
  $148,000 in 1997 and $227,000 in 1998.................................................   3,183,279     3,506,670     8,796,079
 Inventories............................................................................     197,391       150,354       120,997
 Prepaid and other current assets.......................................................     129,676       453,771       551,813
 Assets held for sale...................................................................     919,949
                                                                                         -----------   -----------   -----------
   Total current assets.................................................................   4,706,917     8,852,175    14,418,214
PROPERTY AND EQUIPMENT, Net.............................................................   2,527,982     2,241,940     2,220,593
INTANGIBLE ASSETS, Net..................................................................  12,985,382    10,755,429    10,648,096
DEFERRED TAX ASSETS.....................................................................     848,932       658,681       658,681
                                                                                         -----------   -----------   -----------
TOTAL................................................................................... $21,069,213   $22,508,225   $27,945,584
                                                                                         ===========   ===========   ===========
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
 Accounts payable....................................................................... $   417,327   $   529,090   $ 1,832,663
 Accrued expenses and other liabilities.................................................   1,222,868     1,202,399     2,008,121
 Income taxes payable...................................................................     195,794                   1,390,371
 Current portion of deferred subscription income........................................     940,157       994,251       937,633
 Due to Tribune.........................................................................     423,901
                                                                                         -----------   -----------   -----------
   Total current liabilities............................................................   3,200,047     2,725,740     6,168,788
DEFERRED SUBSCRIPTION INCOME, Less current portion......................................     305,971       333,729       312,544
SENIOR SUBORDINATED NOTES...............................................................                11,000,000    11,000,000
RETIREMENT BENEFITS OTHER THAN PENSIONS.................................................   2,328,744
COMMITMENTS AND CONTINGENCIES (Note 16).................................................
PREFERRED STOCK, $.01 par value, 2,725 shares authorized, none issued and outstanding...
SHAREHOLDER'S EQUITY:
Common Stock:
 Class A, $.01 par value,      shares authorized,       issued and outstanding..........
 Class B, $.01 par value,      shares authorized, 102,786 issued and outstanding........                                   1,028
 Class A, $.01 par value; 111,000 shares authorized; 100,808 issued and outstanding at
  December 31, 1997 and none at March 31, 1998..........................................                     1,008
 Class B, convertible into Class A common stock, $.01 par value, 99,000 shares authorized, 9,870 issued and outstanding at December 31, 1997 and none at March  31,
  1998..................................................................................                        99
 Common stock of Predecessor Corporation, $.01 par value, 100 shares authorized, issued
  and outstanding.......................................................................           1
Additional paid-in capital..............................................................  17,639,987     9,928,533    10,291,722
Retained earnings (Accumulated deficit).................................................  (2,405,537)   (1,480,884)      171,502
                                                                                         -----------   -----------   -----------
   Total shareholder's equity...........................................................  15,234,451     8,448,756    10,464,252
                                                                                         -----------   -----------   -----------
TOTAL................................................................................... $21,069,213   $22,508,225   $27,945,584
                                                                                         ===========   ===========   ===========

                See notes to consolidated financial statements.

                 THE FARM JOURNAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                PREDECESSOR CORPORATION
                          --------------------------------------
                                                        PERIOD
                                                         FROM     PERIOD FROM   PERIOD FROM
                                                       DECEMBER     APRIL 1,    JANUARY 1,
                                                       30, 1996     1997 TO       1998 TO
                          DECEMBER 31,  DECEMBER 29,   TO MARCH   DECEMBER 31,   MARCH 31,
                              1995          1996       31, 1997       1997         1998
                          ------------  ------------  ----------  ------------  -----------
                                                                                (UNAUDITED)
REVENUES:
  Advertising, Net......  $19,333,079   $19,371,898   $8,430,871  $ 9,764,636   $8,939,617
  Subscription income...    1,305,541     1,154,421      554,243      690,555      531,822
  Information services..    5,617,253     6,048,772    1,428,387    3,801,602    2,433,571
  Other.................      318,648       199,034       60,558      277,278      103,376
                          -----------   -----------   ----------  -----------   ----------
    Total revenues......   26,574,521    26,774,125   10,474,059   14,534,071   12,008,386
                          -----------   -----------   ----------  -----------   ----------
OPERATING EXPENSES:
  Cost of publishing....   15,393,878    14,228,486    4,578,127    7,227,012    5,145,018
  Cost of information
   services.............    2,273,510     2,542,657      527,194    1,607,539      627,377
  Selling, general and
   administrative.......    8,969,847     9,250,310    2,160,573    6,451,313    2,728,105
  Depreciation and amor-
   tization.............    1,055,545     1,060,079      279,996      818,336      273,671
                          -----------   -----------   ----------  -----------   ----------
    Total operating ex-
     penses.............   27,692,780    27,081,532    7,545,890   16,104,200    8,774,171
                          -----------   -----------   ----------  -----------   ----------
OPERATING INCOME (LOSS)    (1,118,259)     (307,407)   2,928,169   (1,570,129)   3,234,215
OTHER INCOME (EXPENSE):
  Interest income.......      195,537        19,983        3,921      224,217       70,060
  Interest expense......                    (53,525)     (38,106)    (814,800)    (261,518)
                          -----------   -----------   ----------  -----------   ----------
INCOME (LOSS) BEFORE IN-
 COME TAXES ............     (922,722)     (340,949)   2,893,984   (2,160,712)   3,042,757
INCOME TAX PROVISION
 (BENEFIT)..............     (166,013)       66,696    1,208,362     (679,828)   1,390,371
                          -----------   -----------   ----------  -----------   ----------
NET INCOME (LOSS).......  $  (756,709)  $  (407,645)  $1,685,622  $(1,480,884)  $1,652,386
                          ===========   ===========   ==========  ===========   ==========
BASIC AND DILUTED NET
 LOSS PER COMMON SHARE..                                          $    (13.80)  $
                                                                  ===========   ==========
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES OUT-
 STANDING...............                                              107,318
                                                                  ===========   ==========

                See notes to consolidated financial statements.

                 THE FARM JOURNAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                                                           COMMON STOCK
                                                                         ---------------- ADDITIONAL
                                                                          NUMBER            PAID-IN    ACCUMULATED
   PREDECESSOR                                                           OF SHARES AMOUNT   CAPITAL      DEFICIT        TOTAL
   -----------                                                           --------- ------ -----------  ------------  -----------
BALANCE, JANUARY
1, 1995..........                                                            100    $  1  $17,639,987  $(1,241,183)  $16,398,805
 Net loss........                                                                                         (756,709)     (756,709)
                                                                          ------    ----  -----------  -----------   -----------
BALANCE, DECEMBER
31, 1995.........                                                            100       1   17,639,987   (1,997,892)   15,642,096
 Net loss........                                                                                         (407,645)     (407,645)
                                                                          ------    ----  -----------  -----------   -----------
BALANCE, DECEMBER
29, 1996.........                                                            100       1   17,639,987   (2,405,537)   15,234,451
 Net income......                                                                                        1,685,622     1,685,622
                                                                          ------    ----  -----------  -----------   -----------
BALANCE, MARCH
31, 1997.........                                                            100    $  1  $17,639,987  $  (719,915)  $16,920,073
                                                                          ======    ====  ===========  ===========   ===========
                       NEWLY CREATED COMMON STOCK               COMMON STOCK
                   ---------------------------------- -----------------------------------
                        CLASS A          CLASS B          CLASS A            CLASS B                     RETAINED
                   ----------------- ---------------- -----------------  ---------------- ADDITIONAL     EARNINGS
                    NUMBER            NUMBER           NUMBER             NUMBER            PAID-IN    (ACCUMULATED
   THE COMPANY     OF SHARES AMOUNT  OF SHARES AMOUNT OF SHARES  AMOUNT  OF SHARES AMOUNT   CAPITAL      DEFICIT)       TOTAL
   -----------     --------- ------- --------- ------ ---------  ------  --------- ------ -----------  ------------  -----------
 Issuance of
 Class A Common
 Stock...........                                      100,808   $1,008                   $ 9,928,533                $ 9,929,541
 Issuance of
 Class B Common
 Stock...........                                                          9,870    $ 99                                      99
 Net loss........                                                                                      $(1,480,884)   (1,480,884)
                    ------   -------  -------  ------ --------   ------   ------    ----  -----------  -----------   -----------
BALANCE, DECEMBER
31, 1997.........                                      100,808    1,008    9,870      99    9,928,533   (1,480,884)    8,448,756
 Conversion of
 Class B Common
 Stock to Class A
 Common Stock
 (Unaudited).....                                        1,978       20   (4,738)    (48)     373,402                    373,374
 Redemption of
 Class B Common
 Stock
 (Unaudited).....                                                         (5,132)    (51)     (10,213)                   (10,264)
 Net income
 (Unaudited).....                                                                                        1,652,386     1,652,386
 Recapitalization
 and conversion
 of Common Stock
 (Unaudited).....                     102,786  $1,028 (102,786)  (1,028)                                                     --
                    ------   -------  -------  ------ --------   ------   ------    ----  -----------  -----------   -----------
BALANCE, MARCH
31, 1998
(Unaudited)......            $        102,786  $1,028    --      $ --       --      $ --  $10,291,722  $   171,502   $10,464,252
                    ======   =======  =======  ====== ========   ======   ======    ====  ===========  ===========   ===========

                See notes to consolidated financial statements.

                 THE FARM JOURNAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     PREDECESSOR CORPORATION
                                                              -------------------------------------
                                                                                        PERIOD FROM  PERIOD FROM   PERIOD FROM
                                                                 FISCAL YEARS ENDED      DECEMBER      APRIL 1,    JANUARY 1,
                                                              ------------------------- 30, 1996 TO    1997 TO       1998 TO
                                                              DECEMBER 31, DECEMBER 29,  MARCH 31,   DECEMBER 31,   MARCH 31,
                                                                  1995         1996        1997          1997         1998
                                                              ------------ ------------ -----------  ------------  -----------
                                                                                                                   (UNAUDITED)
OPERATING ACTIVITIES:
 Net income (loss)...........................................  $ (756,709)  $ (407,645) $1,685,622   $(1,480,884)  $1,652,386
 Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization of fixed assets..............     547,856      552,389     153,074       490,331      166,338
  Amortization of intangibles................................     507,689      507,690     126,922       328,005      107,333
  Provision for postretirement benefits......................      74,354       94,390      22,497
  Changes in assets and liabilities which provided (used)
   cash:
   Accounts receivable.......................................    (721,116)      71,935  (2,868,567)    2,545,176   (5,289,409)
   Other receivables.........................................    (172,563)     172,563
   Inventories...............................................      28,771      (51,752)     69,336       (22,299)      29,357
   Prepaid and other current assets..........................   1,386,887      121,751    (244,669)       (4,426)     (98,042)
   Deferred taxes............................................  (1,003,492)     154,560     948,342      (679,828)
   Accounts payable..........................................     800,438   (1,023,392)    549,834       453,600    1,293,309
   Accrued expenses and other liabilities....................     193,094      512,823     420,728      (530,152)   1,179,096
   Income taxes payable......................................    (375,430)     189,358    (120,857)     (515,421)   1,390,371
   Deferred subscription income..............................    (188,882)     255,075    (171,545)      253,397      (77,803)
                                                               ----------   ----------  ----------   -----------   ----------
   Net cash provided by operating activities.................     320,897    1,149,745     570,717       837,499      352,936
                                                               ----------   ----------  ----------   -----------   ----------
INVESTING ACTIVITIES:
 Purchase of assets, net of disposals........................  (2,410,924)    (553,535)   (178,896)     (178,467)    (144,991)
 Acquisition of stock of Farm Journal, Inc., net of cash re-
  ceived.....................................................                                        (16,534,613)
 Organization costs..........................................                                            (40,000)
 Sale of assets held for sale................................                              919,949
                                                               ----------   ----------  ----------   -----------   ----------
 Net cash provided by (used in) investing activities.........  (2,410,924)    (553,535)    741,053   (16,753,080)    (144,991)
                                                               ----------   ----------  ----------   -----------   ----------
FINANCING ACTIVITIES:
 Due to Tribune..............................................   1,819,110   (1,473,978) (1,488,013)
 Proceeds from issuance of Class A Common Stock..............                                          9,929,541
 Proceeds from issuance of Class B Common Stock..............                                                 99
 Deferred financing costs....................................                                           (272,679)
 Borrowings from senior subordinated notes...................                                         11,000,000
                                                               ----------   ----------  ----------   -----------
 Net cash provided by (used in) financing activities.........   1,819,110   (1,473,978) (1,488,013)   20,656,961
                                                               ----------   ----------  ----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........    (270,917)    (877,768)   (176,243)    4,741,380      207,945
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...............   1,425,307    1,154,390     276,622           --     4,741,380
                                                               ----------   ----------  ----------   -----------   ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.....................  $1,154,390   $  276,622  $  100,379   $ 4,741,380   $4,949,325
                                                               ==========   ==========  ==========   ===========   ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid (received) during period for taxes................  $   60,451   $ (272,685) $  248,729   $   515,421   $      --
                                                               ==========   ==========  ==========   ===========   ==========
 Cash paid during period for interest........................  $      --    $   53,525  $   38,106   $   727,192   $      --
                                                               ==========   ==========  ==========   ===========   ==========

                See notes to consolidated financial statements.

                 THE FARM JOURNAL CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 29, 1996, AND
             THE PERIODS FROM DECEMBER 30, 1996 TO MARCH 31, 1997
            AND APRIL 1, 1997 TO DECEMBER 31, 1997 AND (UNAUDITED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

1. ORGANIZATION

   The Farm Journal Corporation ("FJC") was incorporated on March 25, 1997 as a Delaware corporation and is owned by MS Farm International Limited Partnership. FJC is a holding company conducting business through its wholly-owned subsidiary, Farm Journal, Inc. ("FJI"). Prior to April 1, 1997, FJI was a wholly- owned subsidiary of Tribune Company ("Tribune"). During the periods that FJI was owned by Tribune, it is referred to as the "Predecessor." The term "Company" shall refer to FJC and its subsidiary, FJI, subsequent to the Management Purchase (defined below).

   The Company and the Predecessor are primarily publishers of magazines devoted to various aspects of the farming industry. The Company's and the Predecessor's businesses also include a proprietary market research organization and agricultural data management business.

   The Company's and the Predecessor's flagship publication is the Farm Journal. In addition, the Company and the Predecessor publish Top Producer and the Today series of magazines that focus on the livestock markets. The series include Beef Today, Dairy Today and Hogs Today. The Company's and the Predecessor's market research organization uses the Company's and the Predecessor's readership to create and conduct demographic studies for agricultural product producers and other businesses. The Company's and the Predecessor's data services business is principally conducted through licensing agreements with a number of major agricultural marketers.

2. ACQUISITION OF FARM JOURNAL

   Effective April 1, 1997, the Company entered into a Stock Purchase Agreement (the "Agreement") with Tribune whereby the Company acquired FJI, a wholly-owned subsidiary of Tribune. Under the terms of the Agreement, FJI repurchased 65 of its own shares of common stock from Tribune for $11,000,000. The repurchase was funded with the proceeds from the issuance of $11,000,000 of senior subordinated notes (see Note 8). Simultaneously, the Company acquired the remaining 35 shares of FJI common stock for approximately $5,635,000 in cash. The acquisition of FJI is referred to as the "Management Purchase." The acquisition was accounted for using the purchase method of accounting with the purchase price allocated to the assets acquired and liabilities assumed based on their respective fair values at the date of acquisition.

   The following summarized unaudited pro forma financial information shows the results of the Company's operations for each of the fiscal years presented assuming that the Management Purchase occurred as of January 1, 1995. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the significant acquisitions been in effect on the dates indicated or which may result in the future.

                                                               FISCAL YEARS
                                                  ----------------------------------------
                                                      1995          1996          1997
                                                  ------------  ------------  ------------
   Revenues...................................... $ 26,574,521  $ 26,774,125  $ 25,008,130
   Operating income (loss).......................   (1,047,910)     (237,057)    1,375,627
   Net income (loss).............................   (1,284,159)     (915,686)       40,675
   Basic and diluted net income (loss)
    per common share............................. $     (11.60) $      (8.27) $       0.37
   Number of common shares.......................      110,678       110,678       110,678

                 THE FARM JOURNAL CORPORATION AND SUBSIDIARIES

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--The consolidated balance sheet as of December 31, 1997 and the consolidated statements of operations, cash flows and shareholder's equity for the period from April 1, 1997 to December 31, 1997 represent the consolidated financial position, results of operations, changes in shareholder's equity and cash flows of the Company subsequent to the Management Purchase. The consolidated balance sheet as of December 29, 1996 and the related statements of operations, shareholder's equity and cash flows for the years ended December 31, 1995 and December 29, 1996 and the period December 30, 1996 to March 31, 1997 represent the consolidated financial position, results of operations, changes in shareholder's equity and cash flows of the Predecessor. All significant intercompany accounts and transactions among consolidated entities have been eliminated.

    UNAUDITED INTERIM FINANCIAL INFORMATION--The consolidated financial statements and related notes for the three months ended March 31, 1998 are unaudited, but include all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the interim periods. The results of operations for the three-month periods ended March 31, 1997 and 1998 are not necessarily indicative of the operating results to be expected for the full fiscal year.

    PURCHASE ACCOUNTING--With respect to the Management Purchase, the total purchase price has been allocated to the tangible and intangible assets and liabilities based on their respective fair values.

    CASH AND CASH EQUIVALENTS--The Company and the Predecessor consider all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

    INVENTORIES--Inventories, including purchased manuscripts, photographs and art, are valued at the lower of cost or market principally on a first-in, first-out ("FIFO") basis.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment and the amortization of leasehold improvements are provided at rates based on the estimated useful lives or lease terms, if shorter, using primarily the straight-line and a declining balance method. Improvements are capitalized while maintenance and repairs are expensed as incurred.

    INTANGIBLE ASSETS--Intangible assets are comprised of subscription lists, excess purchase price over net assets acquired ("goodwill"), deferred financing costs and organization costs.

    The subscription list is being amortized on a straight-line basis over a life of 25 years. Goodwill is being amortized on a straight-line basis over a life of 40 years. Organization costs are amortized on a straight-line basis over their estimated useful life of 5 years. Deferred financing costs are stated at cost and amortized by the straight-line method over the life of the related debt from 3.25 to 10 years.

    LONG-LIVED ASSETS--In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of ("SFAS No. 121"), which is effective for fiscal years beginning after December 15, 1995. SFAS No. 121 specifies the recognition and measurement criteria for such impairments. Adoption of SFAS No. 121 on January 1, 1996 had no impact on the Predecessor's financial position, results of operations or cash flows.

    INCOME TAXES--The Company and the Predecessor account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, the deferred tax provision is determined under

                 THE FARM JOURNAL CORPORATION AND SUBSIDIARIES the liability method. Under this method, deferred tax assets and liabilities are recognized based on differences between financial statement and tax bases of assets and liabilities using presently enacted tax rates.

  REVENUE RECOGNITION--Advertising revenues for all magazines are recognized as income when the magazines are published and distributed, net of provisions for estimated rebates, adjustments and discounts. Subscriptions are recorded as deferred revenue when received and recognized as income over the term of the subscription. Information service revenues are recognized either when the finished product is delivered or based on contractually agreed-upon terms.

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  FAIR VALUES--The estimated fair value amounts presented in these notes to consolidated financial statements have been determined by the Company and the Predecessor using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented herein are not necessarily indicative of the amounts that the Company and the Predecessor could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Such fair value estimates are based on pertinent information available to management as of December 29, 1996 and December 31, 1997, and have not been comprehensively revalued for purposes of these consolidated financial statements since such date. Current estimates of fair value may differ significantly from the amounts presented herein.

  The following disclosure of the estimated fair value of financial instruments is made in accordance with the provisions of SFAS No. 107, Disclosures About Fair Value of Financial Instruments:

   Cash and Cash Equivalents, Accounts Receivable, Accounts Payable, and Other Current Assets and Liabilities--The carrying amounts of these items approximate fair value because of the short maturity of these instruments.

   Senior Subordinated Notes--Rates currently available to the Company for debt with similar terms and maturity are used to estimate the fair value of the debt issued. Accordingly, the fair value of the senior subordinated notes approximates the carrying value of $11,000,000.

  POSTRETIREMENT BENEFIT PLAN--Some former employees participated in a postretirement benefit plan sponsored by Tribune for the period from June 25, 1994 to December 31, 1994 and for the years ended December 31, 1995, December 29, 1996 and the period from December 30, 1996 to March 31, 1997. Amounts contributed by the Farm Journal were determined by Tribune based principally on the aggregate cost method. Tribune assumed all liabilities accrued under the plan as of March 31, 1997.

  STOCK-BASED COMPENSATION--SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

  EARNINGS PER SHARE--In February 1997, the FASB issued SFAS No. 128, Earnings Per Share. This new standard requires dual presentation of basic and diluted earnings per share ("EPS") on the face of the

                 THE FARM JOURNAL CORPORATION AND SUBSIDIARIES statement of operations and the reconciliation of the numerators and denominators of the basic and diluted EPS calculations. The Company adopted this standard in the period ended December 31, 1997.

    NEW ACCOUNTING PRONOUNCEMENTS--In February 1997, the FASB issued SFAS No. 129, Disclosure of Information About Capital Structure, which establishes new standards for disclosing information about an entity's capital structure. Adoption of SFAS No. 129 did not have a significant impact on the Company's financial statements.

    In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement, which establishes standards for reporting and disclosure of comprehensive income, is effective for interim and annual periods beginning after December 15, 1997, although earlier adoption is permitted. Reclassification of financial information for earlier periods presented for comparative purposes is required under SFAS No. 130. As this statement only requires additional disclosures in the Company's consolidated financial statements, its adoption did not have any impact on the Company's consolidated financial position or results of operations. The Company will adopt SFAS No. 130 effective January 1, 1998.

    In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement, which establishes standards for the reporting of information about operating segments and requires the reporting of selected information about operating segments in interim financial statements, is effective for fiscal years beginning after December 15, 1997, although earlier application is permitted. Reclassification of segment information for earlier periods presented for comparative purposes is required under SFAS No. 131. The Company has adopted SFAS No. 131 effective January 1, 1998; adoption of this statement did not result in significant changes to the presentation of financial data by business segment.

4.  INVENTORIES

    The components of inventories are as follows:

                                           PREDECESSOR
                                           CORPORATION
                                           ------------
                                           DECEMBER 29, DECEMBER 31,  MARCH 31,
                                               1996         1997        1998
                                           ------------ ------------ -----------
                                                                     (UNAUDITED)
   Art work and manuscripts...............  $  88,250    $  93,600    $  78,045
   Work-in-process........................    109,141       56,754       42,952
                                            ---------    ---------    ---------
                                            $ 197,391    $ 150,354    $ 120,997
                                            =========    =========    =========

5.  PROPERTY AND EQUIPMENT

    The components of property and equipment are as follows:

                                          PREDECESSOR
                                          CORPORATION
                                          ------------
                                          DECEMBER 29,  DECEMBER 31,   MARCH 31,
                                              1996          1997         1998
                                          ------------  ------------  -----------
                                                                      (UNAUDITED)
   Equipment and furniture............... $ 1,416,851   $ 1,013,726   $ 1,011,212
   Computer..............................   2,170,005     1,340,177     1,416,694
   Leasehold improvements................     177,022       378,368       449,356
                                          -----------   -----------   -----------
                                            3,763,878     2,732,271     2,877,262
   Less accumulated depreciation
    and amortization.....................  (1,235,896)     (490,331)     (656,669)
                                          -----------   -----------   -----------
                                          $ 2,527,982   $ 2,241,940   $ 2,220,593
                                          ===========   ===========   ===========

                 THE FARM JOURNAL CORPORATION AND SUBSIDIARIES

6.INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                        PREDECESSOR
                                        CORPORATION
                                        ------------
                           AMORTIZATION
                              PERIOD    DECEMBER 29,  DECEMBER 31,   MARCH 31,
                             (YEARS)        1996          1997          1998
                           ------------ ------------  ------------  ------------
                                                                    (UNAUDITED)
   Subscription list....        25      $  7,850,000  $  7,131,000  $  7,131,000
   Goodwill.............        40         6,404,606     3,639,755     3,639,755
   Deferred financing
   costs................    3.25 to 10                     272,679       272,679
   Organization costs...        5                           40,000        40,000
                                        ------------  ------------  ------------
                                          14,254,606    11,083,434    11,083,434
   Less accumulated
   amortization.........                  (1,269,224)     (328,005)     (435,338)
                                        ------------  ------------  ------------
                                        $ 12,985,382  $ 10,755,429  $ 10,648,096
                                        ============  ============  ============

  The Company and the Predecessor periodically evaluate the fair value of goodwill and other intangible assets and recognize an impairment when it is probable that estimated future undiscounted cash flows will be less than the carrying value of the asset. No writedowns of goodwill or other intangible assets were made in any of the periods presented.

7.REVOLVING CREDIT AGREEMENT

  FJI entered into a revolving credit and security agreement with its bank which provides for aggregate collateralized borrowings of up to $3,000,000 which mature June 30, 2000. Interest shall accrue at the prime based rate, as defined in the agreement, provided however, that FJI by giving notification may have all or a portion of the outstanding principal accrue interest at the LIBOR based rate, as defined in the agreement. FJI had no amounts outstanding under the agreement at December 31, 1997. The borrower under the revolving credit and security agreement is FJI. Repayment of the debt is guaranteed by FJC.

  The agreement includes requirements as to the maintenance of financial ratios and tangible net worth and restrictions of certain financial conditions. The agreement also includes certain dividend restrictions as part of its covenants that prohibit dividend payments as well as other restrictions.

8.SENIOR SUBORDINATED NOTES

  The senior subordinated notes bear interest at 9.5% and mature April 1, 2007. Interest is payable semi-annually in arrears on June 1 and December 1 of each year commencing with December 1, 1997. Aggregate maturities of debt are $2,200,000 each year payable June 1, 2003 through June 1, 2006, with the entire remaining unpaid principal amount of notes together with interest accrued thereon due April 1, 2007. The borrower under the senior subordinated notes is FJI. Repayment of the debt is guaranteed by FJC.

  The note agreement includes requirements as to the maintenance of financial ratios and minimum tangible net worth amounts and restrictions of certain asset sales, mergers and other significant transactions, as well as certain reporting requirements. As of October 1, 1997, FJI was in violation of the agreement because it did not deliver audited financial statements to the note holder until after that date. On March 27, 1998, FJI received a waiver of this debt covenant violation. As a result, the entire balance has been reflected as a long-term liability in the accompanying consolidated financial statements.

                 THE FARM JOURNAL CORPORATION AND SUBSIDIARIES

    The ability of the Company to pay dividends is dependent upon the receipt of dividends or other payments from FJI. However, the senior subordinated notes and the revolving credit agreement described in Note 7 have certain dividend restrictions as part of their covenants that prohibit dividend payments on or prior to April 1, 1998. Thereafter, FJI will not authorize, declare, pay, or make any restricted payment unless no event of default shall have occurred and be continuing and the aggregate amount of all sums and property included in all restricted payments, plus the total of all payments made to the general partner of MS Farm International Limited Partnership by FJI shall not exceed the sum of 50% (or 100% in the case of a deficit) of adjusted consolidated net income (as defined in the note agreement) plus an amount equal to the net proceeds received by FJI from the sale of capital stock of FJI.

9.  INCOME TAXES

    FJC and FJI will file a consolidated federal income tax return for the period from April 1, 1997 through December 31, 1997. From June 25, 1994 through March 31, 1997, the Predecessor was a party to a tax-sharing agreement with Tribune and was included in the consolidated tax returns of Tribune. Tribune allocated income tax expense or benefit to the Predecessor as if the Predecessor was filing a separate federal income tax return. Tax benefits from losses were made available to the Predecessor as it is able to realize such benefits on a separate return basis. The Predecessor was required to pay to Tribune, for income taxes, an amount equal to that amount of tax the Predecessor would pay if it filed a separate federal income tax return.

    Components of the income tax provision (benefit) are as follows:

                                         PREDECESSOR
                            ----------------------------------------
                                                         PERIOD FROM
                                                          DECEMBER    PERIOD FROM
                               FISCAL YEARS ENDED            30,        APRIL 1,
                            ----------------------------   1996 TO      1997 TO
                            DECEMBER 31,    DECEMBER 29,  MARCH 31,   DECEMBER 31,
                                1995            1996        1997          1997
                             ---------        --------   ----------    ---------
    Current:
     Federal............     $(221,013)       $(87,304)  $1,089,000
     State and local....          --               --       189,362
                             ---------        --------   ----------
                              (221,013)        (87,304)   1,278,362
    Deferred:
     Federal............        93,000         139,000     (140,000)   $(516,014)
     State and local....       (38,000)         15,000       70,000     (163,814)
                             ---------        --------   ----------    ---------
                                55,000         154,000      (70,000)    (679,828)
                             ---------        --------   ----------    ---------
  Income tax provision
   (benefit)............     $(166,013)       $ 66,696   $1,208,362    $(679,828)
                             =========        ========   ==========    =========

                 THE FARM JOURNAL CORPORATION AND SUBSIDIARIES

  The reconciliation from the statutory federal income tax rate is as follows:

                                                                 PREDECESSOR
                                                    -------------------------------------
                                                                              PERIOD FROM
                                                                               DECEMBER   PERIOD FROM
                                                       FISCAL YEARS ENDED         30,       APRIL 1,
                                                    -------------------------   1996 TO     1997 TO
                                                    DECEMBER 31, DECEMBER 29,  MARCH 31,  DECEMBER 31,
                                                        1995         1996        1997         1997
                                                    ------------ ------------ ----------- ------------
   Federal income tax provision
    (benefit) at statutory rate...................     (34.0)%      (34.0)%      34.0%       (34.0)%
   State income taxes, net
     of federal income tax benefit................      (2.7)         2.9         6.3         (5.0)
   Amortization of excess cost
     of net assets acquired.......................      18.7         50.6         1.5          4.5
   Stock-based compensation and other.............                                             3.0
                                                       -----        -----        ----        -----
   Income tax provision (benefit).................     (18.0)%      19.5 %       41.8%       (31.5)%
                                                       =====        =====        ====        =====

   Components of the net deferred tax assets and liability are as follows:

                                                       PREDECESSOR
                                                       ------------
                                                       DECEMBER 29, DECEMBER 31,
                                                           1996         1997
                                                       ------------ ------------
   Deferred tax assets:
    Retirement benefits...............................  $ 931,600    $     --
    Accruals and reserves.............................    338,000      133,468
    Inventories.......................................     37,600       50,170
    Operating loss carryforward.......................        --       654,704
    Other.............................................     37,332        7,739
                                                        ---------    ---------
   Total..............................................  1,344,532      846,081
   Deferred tax liability - property and equipment....    495,600      187,400
                                                        ---------    ---------
   Net deferred tax assets............................  $ 848,932    $ 658,681
                                                        =========    =========

Management does not believe that a valuation allowance on its deferred tax assets is necessary because it is more likely than not that the deferred tax assets will be realized.

As of December 31, 1997, the Company has a net operating loss carryforward of approximately $1,600,000 for federal income tax purposes which expires in 2012.

The Company has recorded a provision for income taxes for the period from January 1, 1998 to March 31, 1998 (unaudited) in an amount equal to the anticipated effective tax rate of the Company for the year ending December 31, 1998.

                 THE FARM JOURNAL CORPORATION AND SUBSIDIARIES

10. LEASES

  The Company leases its corporate office and computer equipment. Future minimum lease payments under noncancellable operating leases with initial or remaining terms in excess of one year are as follows:

           1998...................................................... $  787,618
           1999......................................................    785,434
           2000......................................................    863,957
           2001......................................................    944,305
           2002......................................................    944,305
           Thereafter................................................  2,220,698
                                                                      ----------
                                                                      $6,546,317
                                                                      ==========

  Rental expense under operating leases was $432,820, $923,621, $214,977, $700,458 and $235,413 (unaudited) for the years ended December 31, 1995 and December 29, 1996, and the periods from December 30, 1996 to March 31, 1997, April 1, 1997 to December 31, 1997 and January 1, 1998 to March 31, 1998 (unaudited).

11. BENEFIT PLANS

  401(K) SAVINGS PLAN--The Company has a 401(k) retirement plan for the benefit of qualified employees. Those employees who have completed one year of service and have attained age 21 are eligible to participate and may contribute a portion of their compensation to the plan. The Company makes matching contributions at the rate of 100% of the first 3% of each participant's elective deferral and 50% of the next 3% of such elective deferral. The Company's expense related to the plan amounted to $302,344, $447,764, $46,028, $148,045 and $58,321 for the years ended December 31,
  1995 and December 29, 1996, and the periods from December 30, 1996 to March 31, 1997, April 1, 1997 to December 31, 1997 and January 1, 1998 to March 31, 1998 (unaudited), respectively.

  RETIREMENT BENEFITS OTHER THAN PENSIONS--For some former employees of the Predecessor, retirement benefits other than pensions are paid. SFAS No. 106 Employers' Accounting for Postretirement Benefits Other Than Pensions, requires disclosure of the net periodic postretirement benefit cost separately showing the service cost component, the interest cost component, the actual return on plan assets for the period, a reconciliation of the funded status of the plan with amounts reported in the consolidated balance sheets, the assumed health trend rates, and the effect of a one-percentage-point increase in the assumed health care cost trend rates for each future year. Such disclosures are not presented for the Predecessor because the structure of the plan does not allow for determination of this information on an individual company basis. No contributions were made by the Predecessor in fiscal year ended December 31, 1995. For the fiscal year ended December 29, 1996, contributions totaled $73,610. For the period from December 30, 1996 to March 31, 1997, contributions totaled $18,403.

  As part of the Management Purchase, Tribune assumed all liabilities accrued under the plan. The Company has no additional liability under that postretirement plan.

12. EQUITY INCENTIVE AWARDS

  In connection with the Management Purchase, the Partnership provided two senior managers an opportunity to purchase indirectly through the Partnership 9,870 shares of the Company's Class B Common Stock which approximates 10% of the Company's outstanding Common Stock. The employees' interest in the Class B Common Stock vest based upon the achievement of certain performance goals. The vested shares of Class

                 THE FARM JOURNAL CORPORATION AND SUBSIDIARIES

  B Common Stock are convertible into the Company's Class A Common Stock at any time up to April 1, 2007 pursuant to a formula contained in the Company's Certificate of Incorporation. Based on the conversion formula, the Class B Common Stock will convert to Class A Common Stock at a rate of less than 1:1. If all Class B Common Stock are converted to Class A Common Stock, the key employees will hold a combined total of less than 9% of the Company's Class A Common Stock. The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for the Class B Common Stock. Accordingly, $194,565 of compensation expense, based on a third-party independent appraisal at the measurement date, was charged to operations in the period from April 1, 1997 to December 31, 1997. As of December 31, 1997, $194,565 has been accrued for payment related to the Class B Common Stock. Had compensation cost for the Class B Common Stock been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have remained unchanged as the variable nature of the Class B Common Stock required the use of intrinsic value. As described in Note 19, the Class B Common Stock was converted in part and redeemed in part in February 1998, a stock option plan was adopted and the employees were awarded stock options. (See Note 19).

13. EARNINGS PER SHARE

  The numerator and denominator for the basic and diluted earnings per share calculation were the same because of the absence of dilutive securities at December 31, 1997. The options issued in February 1998, described in Note 19, would have had an antidilutive impact on the earnings per share calculation.

14. SALES TO MAJOR CUSTOMERS

  Sales to the five largest unaffiliated customers totaled $6,612,287 or 24.9%, $6,281,115 or 23.5%, and $3,239,679 or 30.9% of the Predecessor's
  revenues for fiscal years 1995 and 1996, and for the period from December 30, 1996 to March 31, 1997 and $2,423,000 or 16.7% and $3,778,422 or 31.5%
  of the Company's revenues for the period from April 1, 1997 to December 31, 1997 and the period from January 1, 1998 to March 31, 1998 (unaudited), respectively.

  SEASONALITY--Revenues of the Company and the Predecessor tend to be seasonal, with higher sales in the first and fourth fiscal quarters, corresponding with the winter planning season.

  CYCLICALITY--Revenues of the Company and Predecessor are subject to changes in the overall level of domestic economic activity and changes in certain sectors of the agricultural economy, which may be influenced by climate changes and governmental policy.

15. COMMON STOCK

  The Company has authorized 111,000 shares of Class A Common Stock, $.01 par value, with a liquidation preference of $100 per share and 99,000 shares of Class B Common Stock, $.01 par value, convertible into Class A Common Stock in the event of the Company's achievement of certain financial results. Holders of Class A or Class B Common Stock are each entitled to one vote for each share held and both classes vote as if there is one class. (See
  Note 19).

                 THE FARM JOURNAL CORPORATION AND SUBSIDIARIES

16. COMMITMENTS AND CONTINGENCIES

    The Company has commitment letters of credit amounting to approximately $300,000 at December 31, 1997. The letters of credit are maintained as guarantees to the landlord from whom the Company has leased its corporate offices.

    EMPLOYMENT AGREEMENTS--The Company has entered into employment agreements with its Chief Executive Officer and Chief Operating Officer. The terms of these agreements extend through 2002 and provide for a base salary plus annual bonus payments at the discretion of the Compensation Committee of the Board.

17. RELATED PARTY TRANSACTIONS

    Due to Tribune--The Predecessor was part of Tribune's cash management system. As a result, the Due to Tribune amount fluctuated due to timing of cash payments and receipts.

                 THE FARM JOURNAL CORPORATION AND SUBSIDIARIES

18. SEGMENT INFORMATION

  The operations of the Company and the Predecessor have been classified into two business segments: publishing and information services. The publishing segment includes Farm Journal, Top Producer, Beef Today, Dairy Today and Hogs Today which publishes articles appealing to farmers. The information services segment performs studies for agricultural product producers and other businesses and provides specialized information. Summarized financial information by business segment is set forth below:

                                       PREDECESSOR
                          ---------------------------------------
                                                      PERIOD FROM
                                                       DECEMBER   PERIOD FROM   PERIOD FROM
                             FISCAL YEARS ENDED           30,       APRIL 1,    JANUARY 1,
                          --------------------------    1996 TO     1997 TO       1998 TO
                          DECEMBER 31,  DECEMBER 29,   MARCH 31,  DECEMBER 31,   MARCH 31,
                              1995          1996         1997         1997         1998
                          -----------   -----------   ----------  -----------   ----------
   Revenues, Net
    Publishing..........  $20,957,268   $20,725,353   $9,045,672  $10,732,469   $9,574,815
    Information servic-
    es..................    5,617,253     6,048,772    1,428,387    3,801,602    2,433,571
                          -----------   -----------   ----------  -----------   ----------
       Total............   26,574,521    26,774,125   10,474,059   14,534,071   12,008,386
   Operating income
   (loss):
    Publishing..........     (886,807)     (282,381)   2,844,962   (1,398,099)   2,268,948
    Information servic-
    es..................     (231,452)      (25,026)      83,207     (172,030)     965,267
                          -----------   -----------   ----------  -----------   ----------
       Total............   (1,118,259)     (307,407)   2,928,169   (1,570,129)   3,234,215
   Total assets:
    Publishing..........   17,936,882    16,181,689   21,093,629   16,884,593   22,353,227
    Information servic-
    es..................    4,985,700     4,887,524    3,638,242    5,623,632    5,592,357
                          -----------   -----------   ----------  -----------   ----------
       Total............   22,922,582    21,069,213   24,731,871   22,508,225   27,945,584
   Depreciation and am-
   ortization:
    Publishing..........      868,984       842,597      236,406      653,455      226,433
    Information servic-
    es..................      186,561       217,482       43,590      164,881       47,238
                          -----------   -----------   ----------  -----------   ----------
       Total............    1,055,545     1,060,079      279,996      818,336      273,671
   Capital expenditures:
    Publishing..........    2,192,981       503,408       28,604      149,734      129,374
    Information servic-
    es..................      217,943        50,127      150,292       28,733       15,617
                          -----------   -----------   ----------  -----------   ----------
       Total............  $ 2,410,924   $   553,535   $  178,896  $   178,467   $  144,991
                          ===========   ===========   ==========  ===========   ==========

  There were no significant intersegment sales or transfers during these periods. Operating income (loss) by business segment excludes interest income and interest expense.

19. SUBSEQUENT EVENTS

  EQUITY INCENTIVES--On February 26, 1998, the Company, the shareholder of the Company and the executives agreed to the conversion of 4,738 vested shares of Class B Common Stock into 1,978 shares of Class A Common Stock using the conversion formula applicable to Class B Common Stock and the

                 THE FARM JOURNAL CORPORATION AND SUBSIDIARIES redemption of the remaining 5,132 shares of Class B Common Stock for $10,264. A stock option plan (the "1998 Stock Option Plan") was adopted and the executives were awarded options to purchase 7,892 shares of Class A Common Stock for $171.67 per share. The exercise price of $171.67 per share was based on a third-party independent appraisal as of the date of grant. The conversion of the Class B Common Stock resulted in a charge to compensation expense of $178,809 in the three month period ended March 31, 1998. In addition, $344,730 of compensation expense will be recognized ratably over the four-year vesting period of the stock options in the amount of $22,982 per fiscal quarter.

  DEBT WAIVER--On March 27, 1998 the Company obtained a waiver of the debt covenant violation described in Note 8.

  ACQUISITION AND RELATED FINANCING--On April 1, 1998, the Company entered into a $15,000,000 Reducing Revolving Credit Facility (the "Bank Facility"). The interest rate on the Bank Facility is 8.2% annually subject to adjustment from time to time, with a term that expires in 2005. The Bank Facility includes requirements as to the maintenance of financial ratios and minimum tangible net worth amounts and restrictions of certain asset sales, other significant transactions, as well as certain reporting requirements. On April 2, 1998, the Company consummated an acquisition of Professional Farmers of America, Inc. and Professional Market Management, Inc. (collectively, the "PFA Acquisition"). The total consideration paid for the PFA Acquisition included $11,000,000 in cash and $1,000,000 in liquidation value of an issue of preferred stock of the Company that was approved by the Board of Directors on March 17, 1998. The preferred stock is cumulative, non-voting, convertible automatically into shares of common stock issued by the Company through an initial public offering, and if outstanding at the time, putable to the Company during a 30-day period beginning on the third anniversary of issuance for $1,100,000. The conversion feature provides that the preferred stock will be converted at the closing of an initial public offering into $1,000,000 of shares of the class of common stock issued to the public at the price sold to the public. The acquisition was completed with a cash payment of $3,000,000 and an $8,000,000 drawdown of the Bank Facility.

  LETTER OF INTENT--On June 2, 1998 FJC entered into a letter of intent to purchase the assets of another media company for $4,750,000, including $1,000,000 of shares of the class of common stock issued to the public at the price sold to the public. The consummation of the acquisition is dependent upon the satisfaction of certain significant contingencies.

  NAME CHANGE--On June 5, 1998, FJC amended its Certificate of Incorporation to change its name to The Farm Journal Corporation.

  INITIAL PUBLIC OFFERING--The Company and representatives of underwriters are preparing to sell in an offering shares of the Company's common stock. The proceeds of the offering are currently anticipated to be used to repay $13,800,000 of debt and to fund the Company's business expansion plans, including acquisitions, and for working capital and other general corporate purposes.

  RECAPITALIZATION--On        1998, FJC amended and restated its Certificate
  of Incorporation to (i) change the authorized capital stock of FJC to
  shares of Class A Common Stock, par value $0.01 per share,    shares of
  Class B Common Stock, par value $0.01 per share and 2,725 shares of Convertible Redeemable Preferred Stock, par value $0.01 per share; (ii) reclassify each outstanding share of original Class A Common Stock into shares of its newly-created Class B Common Stock; (iii) reclassify each
  outstanding share of original Class B Common Stock into    shares of its
  newly created Class A Common Stock; and (iv) change the rights and privileges of the Class A Common Stock and Class B Common Stock. This stock conversion has been given retroactive recognition in the accompanying financial statements as of March 31, 1998.

                                     *****

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Professional Farmers of America, Inc. and
 Professional Market Management, Inc.
Cedar Falls, Iowa

We have audited the accompanying combined balance sheets of Professional Farmers of America, Inc. and Professional Market Management, Inc. as of December 31, 1996 and 1997, and the related combined statements of income, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Professional Farmers of America, Inc. and Professional Market Management, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

McGLADREY & PULLEN, LLP
Des Moines, Iowa
January 20, 1998, except for Note 7
as to which the date is April 2, 1998

                   PROFESSIONAL FARMERS OF AMERICA, INC. AND
                      PROFESSIONAL MARKET MANAGEMENT, INC.

                            COMBINED BALANCE SHEETS

                                                DECEMBER 31,
                                            ----------------------   MARCH 31,
                                               1996        1997        1998
                                            ----------  ----------  -----------
                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS
 Cash...................................... $      350  $      350  $      450
 Certificate of deposit....................    200,000         --          --
 Accounts receivable, net of allowance for
  doubtful accounts December 31, 1996
  $65,000; 1997 $75,000....................    321,392     451,256     360,216
 Prepaid expenses..........................     54,772     228,638     240,646
                                            ----------  ----------  ----------
    Total current assets...................    576,514     680,244     601,312
                                            ----------  ----------  ----------
IMPROVEMENTS AND EQUIPMENT, at cost
 Leasehold improvements....................    128,742     128,742     128,742
 Production equipment......................    445,103     462,493     580,707
 Transportation equipment..................      8,937       8,937       8,937
                                            ----------  ----------  ----------
                                               582,782     600,172     718,386
 Less accumulated depreciation.............    509,232     528,112     536,385
                                            ----------  ----------  ----------
                                                73,550      72,060     182,001
                                            ----------  ----------  ----------
INVESTMENT AND OTHER ASSETS
 Certificate of deposit....................  1,100,000         --          --
 Deferred customer acquisition costs, net
  of accumulated amortization December 31,
  1996 $5,904,605; 1997 $7,693,883.........  1,286,365   1,457,301   1,311,902
 Prepaid advertising.......................         --     248,114     205,849
                                            ----------  ----------  ----------
                                             2,386,365   1,705,415   1,517,751
                                            ----------  ----------  ----------
                                            $3,036,429  $2,457,719  $2,301,064
                                            ==========  ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
CURRENT LIABILITIES
 Current maturities of long-term debt (Note
  3)....................................... $      --   $   95,242  $   56,340
 Accounts payable..........................    437,663     273,586     282,876
 Accrued expenses..........................    340,787     200,674     183,559
 Unearned subscription revenue.............  4,000,034   4,066,968   3,637,096
 Customer deposits.........................    325,521     318,414     282,790
                                            ----------  ----------  ----------
    Total current liabilities..............  5,104,005   4,954,884   4,442,661
                                            ----------  ----------  ----------
LONG-TERM DEBT, less current maturities
 (Note 3)..................................        --      289,467     276,403
                                            ----------  ----------  ----------
DEFERRED COMPENSATION (Note 6).............     92,713     125,001         --
                                            ----------  ----------  ----------
UNEARNED SUBSCRIPTION REVENUE..............     69,608     294,683     491,662
                                            ----------  ----------  ----------
CONTINGENT LIABILITIES (Note 3)
STOCKHOLDERS' EQUITY (DEFICIT)
 Common stock, no par value; authorized
  10,000 shares; issued 2,725 shares (Note
  3).......................................     85,829      85,829      85,829
 Common stock, no par value; authorized
  1,000 shares; issued 500 shares..........      1,000       1,000       1,000
 Retained earnings.........................  1,180,187     318,825      91,765
                                            ----------  ----------  ----------
                                             1,267,016     405,654     178,594
 Due from related party (Notes 3 and 7).... (3,496,913) (3,611,970) (3,088,256)
                                            ----------  ----------  ----------
                                            (2,229,897) (3,206,316) (2,909,662)
                                            ----------  ----------  ----------
                                            $3,036,429  $2,457,719  $2,301,064
                                            ==========  ==========  ==========

                  See Notes to Combined Financial Statements.

                   PROFESSIONAL FARMERS OF AMERICA, INC. AND
                      PROFESSIONAL MARKET MANAGEMENT, INC.

                         COMBINED STATEMENTS OF INCOME

                                  FOR THE YEAR ENDED     FOR THE THREE MONTHS
                                     DECEMBER 31,           ENDED MARCH 31,
                                 ---------------------  ------------------------
                                    1996       1997        1997         1998
                                 ---------- ----------  -----------  -----------
                                  (NOTE 7)              (UNAUDITED)  (UNAUDITED)
Net revenues.................... $8,040,629 $9,103,607  $2,234,039   $2,410,671
                                 ---------- ----------  ----------   ----------
Operating expenses (Note 3):
 Production.....................  1,823,376  2,166,995     562,310      540,127
 Promotion and sales............  2,981,871  3,166,243     807,462      967,481
 Circulation....................    529,515    600,666     165,486      143,585
 General and administrative.....  2,386,920  3,036,530     733,113      986,527
                                 ---------- ----------  ----------   ----------
                                  7,721,682  8,970,434   2,268,371    2,637,720
                                 ---------- ----------  ----------   ----------
    Operating income (loss).....    318,947    133,173     (34,332)    (227,049)
                                 ---------- ----------  ----------   ----------
Financial income (expense)
 Interest income................     74,880     25,484      17,593          --
 Interest expense...............               (20,019)                     (11)
                                 ---------- ----------  ----------   ----------
                                     74,880      5,465      17,593          (11)
                                 ---------- ----------  ----------   ----------
    Net income (loss)...........    393,827    138,638     (16,739)    (227,060)
 Pro forma taxes on income......    158,000     46,000      (6,000)     (91,000)
                                 ---------- ----------  ----------   ----------
    Pro forma net income
     (loss)..................... $  235,827   $ 92,638  $  (10,739)  $ (136,060)
                                 ========== ==========  ==========   ==========


                  See Notes to Combined Financial Statements.

                   PROFESSIONAL FARMERS OF AMERICA, INC. AND
                      PROFESSIONAL MARKET MANAGEMENT, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                    PROFESSIONAL    PROFESSIONAL
                                     FARMERS OF        MARKET
                                    AMERICA, INC. MANAGEMENT, INC.  COMBINED
                                    ------------- ---------------- -----------
Common stock, no par value:
 Authorized 10,000 shares; issued
  December 31, 1995, 1996 and 1997
  and March 31, 1998 (unaudited)
  2,725 shares.....................  $    85,829     $      --     $    85,829
                                     ===========     ==========    ===========
Common stock, no par value:
 Authorized 1,000 shares;
  Issued December 31, 1995, none...  $       --      $      --     $       --
  Issuance of 500 shares...........          --           1,000          1,000
                                     -----------     ----------    -----------
  Issued December 31, 1996, 1997
   and March 31, 1998 (unaudited)
   500 shares......................  $       --      $    1,000    $     1,000
                                     ===========     ==========    ===========
Retained earnings (deficit):
 Balance, December 31, 1995........  $ 1,016,360     $      --      $1,016,360
  Net income (loss)................      459,972        (66,145)       393,827
  Dividends on common stock, $84.40
   per share.......................     (230,000)           --        (230,000)
                                     -----------     ----------    -----------
 Balance, December 31, 1996........    1,246,332        (66,145)     1,180,187
  Net income (loss)................      206,928        (68,290)       138,638
  Dividends on common stock,
   $366.97 per share...............   (1,000,000)           --      (1,000,000)
                                     -----------     ----------    -----------
 Balance, December 31, 1997........      453,260       (134,435)       318,825
  Net (loss) (unaudited)...........     (220,974)        (6,086)      (227,060)
                                     -----------     ----------    -----------
 Balance, March 31, 1998 (unau-
  dited)...........................  $   232,286     $ (140,521)   $    91,765
                                     ===========     ==========    ===========
Due from (to) related party (Note
 3):
 Balance, December 31, 1995........  $ 2,045,086            --      $2,045,086
  Increase (decrease)..............    1,487,289        (35,462)     1,451,827
                                     -----------     ----------    -----------
 Balance, December 31, 1996........    3,532,375        (35,462)     3,496,913
  Increase (decrease)..............      173,258        (58,201)       115,057
                                     -----------     ----------    -----------
 Balance, December 31, 1997........    3,705,633        (93,663)     3,611,970
  (Decrease) (unaudited)...........     (501,091)       (22,623)      (523,714)
                                     -----------     ----------    -----------
 Balance, March 31, 1998 (unau-
  dited)...........................  $ 3,204,542     $ (116,286)    $3,088,256
                                     ===========     ==========    ===========

                  See Notes to Combined Financial Statements.

                   PROFESSIONAL FARMERS OF AMERICA, INC. AND
                      PROFESSIONAL MARKET MANAGEMENT, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                            FOR THE YEAR ENDED     FOR THE THREE MONTHS ENDED
                               DECEMBER 31,                 MARCH 31,
                          -----------------------  ----------------------------
                             1996         1997         1997           1998
                          -----------  ----------  -------------  -------------
                                                    (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES
 Net income (loss)......  $   393,827  $  138,638   $    (16,739) $    (227,060)
 Adjustments to recon-
  cile net income (loss)
  to net cash
  provided by (used in)
  operating activities:
  Depreciation..........       39,906      30,525          7,940          8,273
  Amortization..........    1,884,519   1,789,278        469,969        550,942
  Provision for doubtful
   accounts.............       62,325      55,989         19,237         21,836
  Deferred compensa-
   tion.................       30,112      32,288          7,862       (125,001)
  Change in operating
   assets and liabili-
   ties:
   Accounts receivable..      (17,434)   (185,853)       (78,723)        69,204
   Prepaid expenses.....       16,818      14,468        (24,249)        30,257
   Deferred customer ac-
    quisition costs.....   (1,915,482) (1,960,214)      (664,864)      (405,543)
   Accounts payable and
    accrued expenses....      107,026    (304,190)       (13,013)        (7,825)
   Unearned subscription
    revenue.............      809,029     292,009        641,071       (232,893)
   Customer deposit.....       74,994      (7,107)        28,110        (35,624)
                          -----------  ----------   ------------  -------------
    Net cash provided by
     (used in) operating
     activities.........    1,485,640    (104,169)       376,601       (353,434)
                          -----------  ----------   ------------  -------------
CASH FLOWS FROM INVEST-
 ING ACTIVITIES
 Purchase of improve-
  ments and equipment...       (3,813)    (29,035)        (4,414)      (118,214)
 Redemption of certifi-
  cate of deposit.......      200,000   1,300,000         50,000            --
                          -----------  ----------   ------------  -------------
    Net cash provided by
     (used in) investing
     activities.........     196,187    1,270,965        45,586        (118,214)
                          -----------  ----------   ------------  -------------
CASH FLOWS FROM FINANC-
 ING ACTIVITIES
 Principal payments on
  long-term debt........          --      (51,739)           --         (51,966)
 Cash dividends paid....     (230,000) (1,000,000)           --             --
 (Increase) decrease in
  due from related par-
  ty....................  (1,451,827)    (115,057)      (411,579)       523,714
                          -----------  ----------   ------------  -------------
    Net cash provided by
     (used in) financing
     activities.........   (1,681,827) (1,166,796)      (411,579)       471,748
                          -----------  ----------   ------------  -------------
    Net increase in
     cash...............          --          --          10,608            100
CASH
 Beginning..............          350         350            350            350
                          -----------  ----------   ------------  -------------
 Ending.................  $       350  $      350   $     10,958  $         450
                          ===========  ==========   ============  =============
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION, cash pay-
 ments for interest.....  $       --   $   20,019   $        --   $         --
SUPPLEMENTAL SCHEDULE OF
 NONCASH
 INVESTING AND FINANCING
 ACTIVITIES,
 Prepaid advertising ac-
 quired in exchange for
 long-term debt (Note
 3).....................  $       --   $  436,448   $        --   $         --

                  See Notes to Combined Financial Statements.

                   PROFESSIONAL FARMERS OF AMERICA, INC. AND
                     PROFESSIONAL MARKET MANAGEMENT, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS: Professional Farmers of America, Inc. provides agricultural market and management advisory news services through printed and electronic media to agribusiness and futures industry clients located primarily in the United States and Canada. Professional Market Management, Inc. coordinates the marketing of producers' grain through local elevators executing Professional Farmers of America, Inc.'s grain marketing advice for the producers.

SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF COMBINATION: The accompanying combined financial statements include the accounts of Professional Farmers of America, Inc. ("PFA") and Professional Market Management, Inc. ("PMM"), which are each owned by the same individual stockholder. All material related party balances and transactions have been eliminated in combination.

ACCOUNTING ESTIMATES AND ASSUMPTIONS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

DEPRECIATION: Depreciation is computed principally by accelerated methods over estimated useful lives.

DEFERRED CUSTOMER ACQUISITION COSTS: Deferred customer acquisition costs consist of direct response advertising costs and other direct costs associated with the acquisition of a customer. Direct response advertising costs consist primarily of the costs of direct mail promotional pieces incurred to acquire new subscribers to PFA's printed products. Other customer acquisition costs consist of hardware and software costs and sales commissionS incurred to acquire new subscribers to PFA's electronic products.

Capitalized, direct response advertising costs are amortized using the revenue forecast method over the estimated renewal lives. Lives are determined using PFA's historical subscriber renewal data which indicates that approximately 20% (one-half year convention), 35%, 25% and 20% of the revenues are generated in years one through four, respectively, after a customer is acquired. Other direct costs are amortized using the straight-line method over the initial subscription period of twelve months. Costs and related accumulated amortization are eliminated as they become fully amortized.

PFA's policy is to evaluate the remaining life and recoverability of these costs in light of current conditions and estimates of future cash flows. Based on these evaluations, PFA has concluded that it is reasonably possible that those estimates will change in the near term, particularly with respect to more recently incurred customer acquisition costs which tend to have less historical customer retention data and thus require more subjectivity in estimating future activity.

PREPAID ADVERTISING: PFA has purchased advertising rights in an industry magazine and recognizes expense as the magazine is published. The portion to be expensed in the next twelve months is included in current assets.

DUE FROM RELATED PARTY: Amounts due from Oster Communications, Inc. have been reclassified as a reduction of stockholders' equity.

SUBSCRIPTION REVENUE: Subscription revenue is recognized as publications and services are delivered to subscribers. Unearned subscription revenue represents paid subscriptions from publications and services to be delivered in future periods.

                   PROFESSIONAL FARMERS OF AMERICA, INC. AND
                     PROFESSIONAL MARKET MANAGEMENT, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

UNAUDITED INTERIM FINANCIAL STATEMENTS: The accompanying unaudited combined financial statements have been prepared in accordance with the requirements for presentation of interim financial statements and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation for interim periods presented have been reflected. The results of operations for interim periods are not necessarily indicative of the results of operations for the entire year.

PRO FORMA INCOME TAXES: The Companies, with the consent of their stockholders, have elected to be taxed as an S Corporation under Section 1372 of the Internal Revenue Code and a similar section of the state income tax law, which provide that, in lieu of corporate income taxes, the stockholders separately account for their proportionate share of the Companies' items of income, gain, losses, deductions and credits. The financial statements include pro forma provisions for corporate income taxes as if the Companies were taxable C Corporations.

NOTE 2. ADVERTISING COSTS

At December 31, 1996 and 1997, $688,842 and $1,087,159, respectively, of advertising costs were reported as assets. Advertising expense for the years ended December 31, 1996 and 1997, was approximately $631,000 and $774,000, including amortization of direct response advertising of approximately $401,000 and $449,000, respectively.

NOTE 3. RELATED PARTY TRANSACTIONS, LONG-TERM DEBT AND COMMON STOCK PLEDGED

The Companies are affiliated with Oster Communications, Inc., FutureSource Information Systems, Inc. and several other entities through a common stockholder group and common management. The companies in the group provide certain services to one another and to stockholders at cost. Approximately 25% and 27% of 1996 and 1997 operating expenses, respectively, represent cost allocations from related parties for these services.

PFA, Oster Communications, Inc., FutureSource Information Systems, Inc. and a stockholder have jointly entered into a credit agreement with a bank for the following revolving credit loans.

    Loan A: $1,000,000 line of credit facility. Interest is payable monthly through June 30, 1998 when all remaining principal and interest is due. This loan bears interest at the bank's prime rate (8.5% at December 31, 1997). Oster Communications, Inc. had outstanding borrowings of $1,000,000 at December 31, 1997.

    Loan B: $3,750,000 line of credit facility. Interest is payable monthly through June 30, 1998 when all remaining principal and interest are due. This loan bears interest at the bank's prime rate plus 1% (9.5% at December 31, 1997). Oster Communications, Inc. had outstanding borrowings of $685,000 at December 31, 1997.

All of PFA's common stock has been pledged as collateral on these outstanding borrowings and the Company has guaranteed repayment of all outstanding borrowings.

                   PROFESSIONAL FARMERS OF AMERICA, INC. AND
                     PROFESSIONAL MARKET MANAGEMENT, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

PFA entered into an agreement with its stockholder to purchase advertising rights in an industry magazine. PFA recorded a $436,448 note payable to the stockholder as well as prepaid advertising expense. The note is unsecured and requires monthly payments of $10,500 including interest at 9% through July 2001.

Aggregate maturities by year as of December 31, 1997 are as follows:

   1998................................................................ $ 95,242
   1999................................................................  104,176
   2000................................................................  113,948
   2001................................................................   71,343
                                                                        --------
                                                                        $384,709
                                                                        ========

NOTE 4. LEASE AGREEMENTS AND RENT EXPENSE

PFA leases certain communication services used to transmit information to its customers under noncancelable operating lease agreements expiring from December 31, 1999 to March 2001. PFA also leases equipment under noncancelable operating lease agreements expiring in December 1999.

Following are approximate future minimum payments required under the agreements as of December 31, 1997:

   Year ending December 31:
    1998.............................................................. $246,000
    1999..............................................................  228,000
    2000..............................................................  143,000
    2001..............................................................   29,000
                                                                       --------
                                                                       $646,000
                                                                       ========

Total rental expense was $175,931 and $190,130 for the years ended December 31, 1996 and 1997, respectively.

NOTE 5. 401(K) PLAN

Substantially all employees of the Companies may participate in Oster Communications, Inc.'s 401(k) plan. Contributions by the Companies are made at the discretion of their Boards of Directors. Contributions by the Companies to the plan for the years ended December 31, 1996 and 1997 were $3,569 and $4,654, respectively.

NOTE 6. DEFERRED COMPENSATION AGREEMENT

PFA has entered into a deferred compensation agreement with an employee which provides benefits payable at age 65 or if he becomes totally disabled. Under certain circumstances, benefits are payable to his designated beneficiary. The deferred compensation charged to expense totaled $30,112 and $32,288 for the years ended December 31, 1996 and 1997, respectively.

NOTE 7. SUBSEQUENT EVENT

On April 2, 1998, the Companies' stockholder sold his shares of the Companies' stock for $10,900,000 in cash plus approximately $1,000,000 of preferred stock of the acquiring Company. Immediately prior to the sale, the amounts due from Oster Communications, Inc. were distributed to the Companies' stockholders.

-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSE-QUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   11
Use of Proceeds...........................................................   17
Management Purchase.......................................................   17
Capitalization............................................................   18
Dividend Policy...........................................................   19
Dilution..................................................................   19
Unaudited Pro Forma Combined Financial Data...............................   20
Selected Consolidated Financial Data......................................   28
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   31
Business..................................................................   40
Management................................................................   54
Certain Relationships and Related Transactions............................   59
Principal Stockholders....................................................   60
Description of Capital Stock..............................................   62
Shares Eligible for Future Sale...........................................   65
Underwriting..............................................................   67
Notice to Canadian Residents..............................................   68
Legal Matters.............................................................   69
Experts...................................................................   69
Additional Information....................................................   70
Index to Financial Statements.............................................  F-1

                                  -----------

 UNTIL     , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL DEAL-
ERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PRO-SPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PRO-SPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                       Shares

                         THE FARM JOURNAL CORPORATION

                             Class A Common Stock
                          (par value $0.01 per share)


                                  PROSPECTUS



                          CREDIT SUISSE FIRST BOSTON

                        ING BARING FURMAN SELZ LLC

                           MORGAN SCHIFF & CO., INC.



-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

        ITEM                                                           AMOUNT
        ----                                                          ---------
   SEC Registration Fee.............................................. $  10,325
   NASD Filing Fee...................................................     5,000
   Nasdaq Listing Fee................................................     *
   Blue Sky Fees and Expenses........................................     5,000
   Printing and Engraving Costs......................................   300,000
   Transfer Agent Fees...............................................    10,000
   Legal Fees and Expenses...........................................   600,000
   Accounting Fees and Expenses......................................   200,000
   Miscellaneous.....................................................    50,000
                                                                      ---------
     Total........................................................... $   *
                                                                      =========

--------
*To be filed by amendment.

  All amounts are estimated except for the SEC Registration Fee and the NASD filing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  The Company's Amended and Restated Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145. In that regard, the Amended and Restated Certificate of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of such corporation, or is or was serving at the request of such corporation as a director, officer or member of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification in connection with an action or suit by or in the right of such corporation to procure a judgment in its favor is limited to payment of settlement of such an action or suit except that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the indemnifying corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in consideration of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  In addition, the By-laws of the Company provide that the Company shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Company or is or was serving, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

  The Company has purchased an insurance policy effective upon consummation of the Offering covering indemnification of directors and officers of the Registrant against certain liabilities arising under the Securities Act that might be incurred by them in such capacities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The Company issued the following securities (not adjusted for the Recapitalization):

                            NO. OF
         PURCHASER          SHARES      DATE           CLASS/TYPE      PAR VALUE
         ---------          ------      ----           ----------      ---------
   MS Farm International
    Limited Partnership.... 92,800  April 1, 1997 Class A Common Stock   $0.01
   MS Farm International
    Limited Partnership....  9,079  April 1, 1997 Class B Common Stock   $0.01
   MS Farm International
    Limited Partnership....  8,008  July 15, 1997 Class A Common Stock   $0.01
   MS Farm International
    Limited Partnership....    791  July 15, 1997 Class B Common Stock   $0.01
   MS Farm International
    Limited Partnership....  1,978 February, 1998 Class A Common Stock   $0.01
   Professional Farmers of
    America, Inc. .........  2,725  April 2, 1998 Preferred Stock        $0.01

  The consideration paid for the Class A Common Stock issued in April and July, 1997 was an aggregate of $10,080,800 ($100 per share), for the Class B Common Stock was an aggregate of $98.67 ($0.01 per share) and for the Preferred Stock was an aggregate of $1,000,000 in value of stock in Professional Farmers of America, Inc. and its affiliate, Professional Marketing Management, Inc. The Class A Common Stock issued in February, 1998 was issued in exchange for 4,738 shares of Class B Common Stock. See Footnote 19 to the Company's consolidated financial statements.

  The issuances cited above were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits.

 NUMBER                                DESCRIPTION
 ------                                -----------
   *1    Form of Underwriting Agreement
  **2.1  Stock Purchase Agreement dated as of January 23, 1997 between MS Farm
         Journal Corporation and Tribune Company
  **2.2  Assignment and Assumption Agreement dated as of April 1, 1997 between
         MS Farm Journal Corporation and Farm Journal Holdings Inc.
  **2.3  Note Purchase Agreement dated as of April 1, 1997 among Farm Journal,
         Inc., Farm Journal Holdings Inc. and Teachers Insurance and Annuity
         Association of America
  **2.4  Stock Purchase Agreement dated as of March 17, 1998 among Farm Journal
         Holdings Inc. and the Stockholders of Professional Farmers of America,
         Inc
  **2.5  Stock Purchase Agreement dated as of March 17, 1998 among Farm Journal
         Holdings Inc. and Professional Market Management, Inc.
   *3.1  Articles of Incorporation of Registrant
   *3.2  By-Laws of Registrant
    *4   Form of Common Stock Certificate
    *5   Opinion of Milbank, Tweed, Hadley & McCloy
 **10.1  Employment Agreement dated as of March 28, 1997 between MS Farm
         Journal Corporation and Stanford Erickson
 **10.2  Assignment and Assumption Agreement dated as of April 1, 1997 between
         MS Farm Journal Corporation and Farm Journal, Inc. relating to
         Stanford Erickson Employment Agreement
 **10.3  Employment Agreement dated as of March 27, 1997 between MS Farm
         Journal Corporation and Roger Randall
 **10.4  Assignment and Assumption Agreement dated as of April 1, 1997 between
         MS Farm Journal Corporation and Farm Journal, Inc. relating to Roger
         Randall Employment Agreement
 **10.5  $15,000,000 Credit Facility Agreement dated as of April 2, 1998 among
         Farm Journal, Inc., Farm Journal Holdings Inc. and First Union
         National Bank
 **10.6  Lease dated July 17, 1995 for property located in Centre Square
         Complex, Philadelphia, PA
 **10.7  Farm Journal Holdings Inc. Incentive Stock Option Plan
  *11    Statement re computation of per share earnings
 **21    Subsidiaries of Registrant
   23.1  Consent of Deloitte & Touche LLP
   23.2  Consent of McGladrey & Pullen, LLP
  *23.3  Consent of Milbank, Tweed, Hadley & McCloy (included in its opinion filed as Exhibit 5 hereto)
 **24    Power of Attorney (included on signature pages hereto)
 **27    Financial Data Schedule

--------
* To be filed by amendment.

** Previously filed.

  (b) Financial Statement Schedules.

    Schedule I--Condensed Financial Information of Registrant

    Schedule II--Valuation and Qualifying Accounts

  All other schedules have been omitted as they are inapplicable, or the other information is included in the financial statements.

ITEM 17. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes to provide the Underwriters at the Closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania on this 15th day of July, 1998.

                                          THE FARM JOURNAL CORPORATION

                                              /s/ Richard K. Stanislaw
                                          By: _________________________________

                                            Name: Richard K. Stanislaw

                                            Title:  Chief Financial Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stanford A. Erickson and Richard K. Stanislaw and each or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, which amendments may make such changes in this Registration Statement as such agent deems appropriate, and to file any new registration statement (and any post-effective amendment thereto) which registers additional securities of the same class and for the same offering as this Registration Statement in accordance with Rule 462(b) under the Securities Act (each, a "462(b) Registration Statement"), and the Registrant and each such person hereby appoints each such Agent as attorney-in-fact to execute in the name and on behalf of the Registrant and each such person, individually and in each capacity stated below, any such amendments to this registration statement and any such 462(b) Registration Statements, and other documents in connection therewith, with the Commission.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                         TITLE                 DATE
              ---------                         -----                 ----

                  *                   Chairman of the Board and   July 15, 1998
 ____________________________________  Chief Executive Officer
         Stanford A. Erickson          (Principal
                                       Executive Officer)

         /s/ Roger D. Randall         President and Chief         July 15, 1998
 ____________________________________  Operating Officer and
           Roger D. Randall            Director

       /s/ Richard K. Stanislaw       Chief Financial Officer     July 15, 1998
 ____________________________________  (Principal Financial and
         Richard K. Stanislaw          Accounting Officer)

                  *                   Secretary and Director      July 15, 1998
 ____________________________________
         J. Carr Gamble, III

              SIGNATURE                     TITLE            DATE
              ---------                     -----            ----

                  *                   Director           July 15, 1998
 ____________________________________
      Sterling B. Brinkley, Jr.

                                      Director                 , 1998
 ____________________________________
            Mark C. Pickup

                                      Director                 , 1998
 ____________________________________
            David J. Bates

                                      Director                 , 1998
 ____________________________________
         Richard S. Werdiger

 *By: /s/ Richard K. Stanislaw        Attorney-in-Fact
 ____________________________________
         Richard K. Stanislaw

  THE ACCOMPANYING FINANCIAL STATEMENTS REFLECT CHANGES TO THE TYPE AND NUMBER OF COMMON SHARES AUTHORIZED AND A CONVERSION OF PREVIOUSLY OUTSTANDING COMMON STOCK INTO NEWLY CREATED CLASSES OF COMMON STOCK, ALL OF WHICH IS TO BE EFFECTED PRIOR TO THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT. THE FOLLOWING OPINION IS IN THE FORM WHICH WILL BE SIGNED BY DELOITTE & TOUCHE LLP UPON CONSUMMATION OF THE ABOVE EVENTS, WHICH ARE DESCRIBED IN NOTE 19 OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AND ASSUMING THAT FROM JANUARY 23, 1998 TO THE DATE OF SUCH EVENTS, NO OTHER EVENTS HAVE OCCURRED WHICH WOULD AFFECT THE ACCOMPANYING FINANCIAL STATEMENTS AND NOTES THERETO.

Deloitte & Touche LLP

Philadelphia, Pennsylvania
June 10, 1998

                         INDEPENDENT AUDITORS' REPORT

The Farm Journal Corporation

  We have audited the consolidated financial statements of the Farm Journal Corporation and Subsidiaries as of December 29, 1996 and December 31, 1997 and for each of the three years in the period ended December 31, 1997 and have issued our report thereon dated January 23, 1998, except for Note 19 as to
which the date is     , 1998, (included elsewhere in this Registration
Statement). Our audits also included the financial statement schedules listed in Item 21 of this Registration Statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


Philadelphia, Pennsylvania
January 23, 1998
(     as to Note 19)

                          THE FARM JOURNAL CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            CONDENSED BALANCE SHEETS
                             (PARENT COMPANY ONLY)

                                                                      SCHEDULE I


                                                       DECEMBER 31,   MARCH 31,
                                                           1997         1998
                                                       ------------  -----------
                                                                     (UNAUDITED)
ASSETS--Investment in equity of subsidiaries.......... $ 8,448,756   $10,464,252
                                                       ===========   ===========
TOTAL................................................. $ 8,448,756   $10,464,252
                                                       ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Preferred Stock $.01 par value, 2,725 shares
 authorized     issued and outstanding at March 31,
 1998.................................................
Shareholders' equity:
Common Stock:
  Class A, $.01 par value,     shares authorized,
   issued and outstanding.............................
  Class B, $.01 par value,     shares authorized,
   102,786 issued and outstanding.....................               $     1,028
  Class A, $.01 par value, 111,000 shares authorized;
   issued and outstanding 100,808 shares in 1997, none
   at March 31 1998................................... $     1,008
  Class B, convertible into Class A common stock, $.01
   par value, 99,000 shares authorized, 9,870 shares
   issued and outstanding 1997, none at March 31,
   1998...............................................          99
Additional paid-in capital............................   9,928,533    10,291,722
Retained earnings.....................................  (1,480,884)      171,502
                                                       -----------   -----------
    Total shareholders' equity........................   8,448,756    10,464,252
                                                       -----------   -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............ $ 8,448,756   $10,464,252
                                                       ===========   ===========


                       See notes to financial statements.

                          THE FARM JOURNAL CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                       CONDENSED STATEMENTS OF OPERATIONS
                             (PARENT COMPANY ONLY)

                                                                      SCHEDULE I


                                                      NINE MONTHS   THREE MONTHS
                                                         ENDED         ENDED
                                                      DECEMBER 31,   MARCH 31,
                                                          1997          1998
                                                      ------------  ------------
                                                                    (UNAUDITED)
Equity in net income (loss) of subsidiaries.......... $(1,480,884)   $1,652,386
                                                      -----------    ----------
NET INCOME (LOSS).................................... $(1,480,884)   $1,652,386
                                                      ===========    ==========



                       See notes to financial statements.

                          THE FARM JOURNAL CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                       CONDENSED STATEMENTS OF CASH FLOWS
                             (PARENT COMPANY ONLY)

                                                                      SCHEDULE I


                                                      NINE MONTHS   THREE MONTHS
                                                         ENDED         ENDED
                                                      DECEMBER 31,   MARCH 31,
                                                          1997          1998
                                                      ------------  ------------
                                                                    (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss).................................. $(1,480,884)   $1,652,386
  Adjustment to reconcile net income to net cash pro-
   vided by operating activities.....................   1,480,884    (1,652,386)
                                                      -----------    ----------
    Net cash provided by operating activities........         --            --
                                                      -----------    ----------
INVESTING ACTIVITIES:
  Contribution of capital to subsidiaries............  (4,445,808)
  Acquisition of stock of Farm Journal, Inc. net of
   acquisition costs.................................  (5,483,832)
                                                      -----------
    Net cash used in investing activities............  (9,929,640)
                                                      -----------
FINANCIAL ACTIVITIES:
  Proceeds from issuance of Class A stock............   9,929,541
  Proceeds from issuance of Class B stock............          99
                                                      -----------
    Net cash provided by financing activities........   9,929,640
                                                      -----------    ----------
NET CHANGE IN CASH................................... $       --     $      --
                                                      ===========    ==========



                       See notes to financial statements.

                                                                     SCHEDULE I
                         THE FARM JOURNAL CORPORATION

            NOTES TO CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                             (PARENT COMPANY ONLY)
1. BASIS OF PRESENTATION

  The accompanying condensed financial statements include the accounts of The Farm Journal Corporation (the Parent) and on an equity basis its subsidiaries and should be read in conjunction with the consolidated financial statements of The Farm Journal Corporation and Subsidiaries (the "Company") and the notes thereto.

2. SUBSEQUENT EVENT

  DEBT WAIVER--On March 27, 1998 the Company obtained a waiver of the debt covenant violation described in Note 8.

  ACQUISITION AND RELATED FINANCING--On April 1, 1998, the Company entered into a $15,000,000 Reducing Revolving Credit Facility (the "Bank Facility"). The interest rate on the Bank Facility is 8.2% annually, subject to adjustment from time to time with a term that expires in 2005. The Bank Facility includes requirements as to the maintenance of financial ratios and minimum tangible net worth amounts and restrictions of certain asset sales, other significant transactions, as well as certain reporting requirements. On April 2, 1998, the Company consummated an acquisition of the assets of Professional Farmers of America, Inc. and Professional Market Management, Inc. (collectively, the "PFA Acquisition"). The total consideration paid for the PFA Acquisition included $11,000,000 in cash and $1,000,000 in liquidation value of an issue of preferred stock of the Company that was approved by the Board of Directors on March 17, 1998. The preferred stock is cumulative, non-voting, convertible automatically into shares of common stock issued by the Company through an initial public offering, and if outstanding at the time, putable to the Company during a 30-day period beginning on the third anniversary of issuance for $1,100,000. The conversion feature provides that the preferred stock will be converted at the closing of an initial public offering into $1,000,000 of common stock at the price sold to the public. The acquisition was completed with a cash payment of $3,000,000 and an $8,000,000 drawdown of the Bank Facility.

  LETTER OF INTENT--On June 2, 1998 the Company entered into a letter of intent to purchase the assets of another media company for $4,750,000, including $1,000,000 of shares of the class of common stock issued to the public at the price sold to the public.

  NAME CHANGE--On June 5, 1998, FJC amended its Certificate of Incorporation to change its name to The Farm Journal Corporation.

  INITIAL PUBLIC OFFERING--The Company has entered into a letter of intent with representatives of underwriters to sell in an Offering shares of its common stock. The proceeds of the Offering will be used to repay $13,800,000 of debt and to find the Company's business expansion plans, including acquisitions, and for working capital and other general corporate purposes.

  RECAPITALIZATION--On      1998, FJC amended and restated its Certificate of
  Incorporation to (i) change the authorized capital stock of FJC to
  shares of Class A Common Stock, par value $0.01 per share,     shares of
  Class B Common Stock, par value $0.01 per share and 2,725 shares of Convertible Redeemable Preferred Stock, par value $0.01 per share; (ii) reclassify each outstanding share of original Class A Common Stock into shares of its newly created Class B Common Stock; (iii) reclassify each
  outstanding share of original Class B Common Stock into     shares of its
  newly created Class A Common Stock; and (iv) change the rights and privileges of the Class A Common Stock and Class B Common Stock. This stock conversion has been given retroactive recognition in the accompanying financial statements as of March 31, 1998.

                                     *****

                          THE FARM JOURNAL CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS

                                                                     SCHEDULE II


                                                                       BALANCE
                                BALANCE AT  CHARGED TO                   AT
                               BEGINNING OF  COST AND                  END OF
                                  PERIOD     EXPENSES  DEDUCTIONS (A)  PERIOD
                               ------------ ---------- -------------- ---------
For the year ended December
 31, 1995
  Accounts receivable allow-
   ances......................   $163,653    $121,541    $(125,289)   $ 159,905
For the year ended December
 29, 1996
  Accounts receivable allow-
   ances......................    159,905      55,001      (98,551)     116,355
For the year ended December
 31, 1997
  Accounts receivable allow-
   ances......................    116,355      74,206      (42,731)     147,830
For the three months ended
 March 31, 1998
  Accounts receivable allow-
   ances (Unaudited)..........    147,830      79,032                   226,862

--------
(a) Amounts written off against related assets

                                 EXHIBIT INDEX


 NUMBER                               DESCRIPTION
 ------                               -----------
   *1   Form of Underwriting Agreement
  **2.1 Stock Purchase Agreement dated as of January 23, 1997 between MS Farm
        Journal Corporation and Tribune Company
  **2.2 Assignment and Assumption Agreement dated as of April 1, 1997 between
        MS Farm Journal Corporation and Farm Journal Holdings Inc.
  **2.3 Note Purchase Agreement dated as of April 1, 1997 among Farm Journal,
        Inc., Farm Journal Holdings Inc. and Teachers Insurance and Annuity
        Association of America
  **2.4 Stock Purchase Agreement dated as of March 17, 1998 among Farm Journal
        Holdings Inc. and the Stockholders of Professional Farmers of America,
        Inc.
  **2.5 Stock Purchase Agreement dated as of March 17, 1998 among Farm Journal
        Holdings Inc. and Professional Market Management, Inc.
   *3.1 Articles of Incorporation of Registrant
   *3.2 By-Laws of Registrant
   *4   Form of Common Stock Certificate
   *5   Opinion of Milbank, Tweed, Hadley & McCloy
 **10.1 Employment Agreement dated as of March 28, 1997 between MS Farm Journal
        Corporation and Stanford Erickson
 **10.2 Assignment and Assumption Agreement dated as of April 1, 1997 between
        MS Farm Journal Corporation and Farm Journal, Inc. relating to Stanford
        Erickson Employment Agreement
 **10.3 Employment Agreement dated as of March 27, 1997 between MS Farm Journal
        Corporation and Roger Randall
 **10.4 Assignment and Assumption Agreement dated as of April 1, 1997 between
        MS Farm Journal Corporation and Farm Journal, Inc. relating to Roger
        Randall Employment Agreement
 **10.5 $15,000,000 Credit Facility Agreement dated as of April 2, 1998 among
        Farm Journal, Inc., Farm Journal Holdings Inc. and First Union National
        Bank
 **10.6 Lease dated July 17, 1995 for property located in Centre Square
        Complex, Philadelphia, PA
 **10.7 Farm Journal Holdings Inc. Incentive Stock Option Plan
  *11   Statement re computation of per share earnings
 **21   Subsidiaries of Registrant
   23.1 Consent of Deloitte & Touche LLP
   23.2 Consent of McGladrey & Pullen, LLP
  *23.3 Consent of Milbank, Tweed, Hadley & McCloy (included in its opinion filed as Exhibit 5 hereto)
 **24   Power of Attorney (included on signature pages hereto)
 **27   Financial Data Schedule

--------

 * To be filed by amendment.

** Previously filed.